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As filed with the Securities and Exchange Commission on December 23, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LYDIAN TRUST COMPANY
(Exact name of Registrant as specified in its charter)

Florida	6035	65-0916372
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3801 PGA Boulevard
Palm Beach Gardens, Florida 33410
(561) 514-4900
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Rory A. Brown
Chairman and Chief Executive Officer
Lydian Trust Company
3801 PGA Boulevard
Palm Beach Gardens, Florida 33410
(561) 514-4900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:

Gerard L. Hawkins, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, D.C. 20005 (202) 347-0300	Donald C. Walkovik, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-3911

           Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	$75,000,000	$6,067.50

(1)
Includes shares which the underwriters have the option to purchase from the selling stockholders solely to cover over-allotments.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Subject to Completion. Dated December 23, 2003.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek to offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

             Shares

Common Stock

          This is an initial public offering of shares of common stock of Lydian Trust Company.

          Lydian Trust Company is offering             shares to be sold in this offering. The selling stockholders identified in this prospectus are offering an additional              shares. Lydian Trust Company will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

          Prior to this offering there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $                     and $                    per share. The Company intends to apply to have its common stock listed on the Nasdaq National Market under the symbol "LYDN".

          See "Risk Factors" on page 7 to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The securities offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Lydian Trust Company	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from the selling stockholders at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on                          , 2004.

Goldman, Sachs & Co.
Sandler O'Neill & Partners, L.P.

Prospectus dated                          , 2004.

ABOUT THIS PROSPECTUS

          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          As used in this prospectus, unless the context otherwise requires, the terms "Lydian," "Company," "we," "us" and "our" refer to Lydian Trust Company and its consolidated subsidiaries, which consist of Lydian Private Bank, or the Bank, Lydian Wealth Management Holdings Company, or Lydian Wealth Management, and its subsidiaries, including Lydian Wealth Management Company, and Lydian Data Services Inc., or Lydian Data Services.

          Unless otherwise stated, all information in this prospectus:

  •
  assumes that the underwriters will not exercise their over-allotment option to purchase up to an additional             shares of common stock from the selling stockholders; and

  •
  reflects a two-for-one stock split of our common stock which was declared on December 12, 2003 and was payable on December 31, 2003, pursuant to which each stockholder received one additional share of common stock for each share of common stock owned as of December 15, 2003, and related adjustments to the applicable purchase prices. Purchasers of shares of our common stock in this offering will not be entitled to receive this stock dividend.

i

PROSPECTUS SUMMARY

          The following summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the following together with the more detailed information set forth in this prospectus, including the "Risk Factors" section beginning on page 7 and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

About Lydian Trust Company

          We are a Florida-based diversified financial services firm that provides a variety of banking and wealth management services to high-net worth individuals and their families and loan processing services to large investment banking firms and other institutional investors engaged in the origination, purchase and sale or securitization of single-family residential loans. Our businesses use a modern technology platform with a common architecture which we developed. Our technology platform enhances the products and services we offer, improves our overall efficiency and is capable of supporting substantial growth with limited incremental cost.

          Banking and Wealth Management.    Through Lydian Private Bank, we pursue a private banking business strategy which focuses on providing a variety of financial services and products primarily to high-net worth individuals and their families. In addition to providing lending and deposit services to private banking clients, our focus is on customizing solutions and investment strategies that meet the specific goals of our clients. We specialize in designing personalized lending products, including jumbo residential mortgage loans nationally for high-net worth clients. The Bank's home office is located in Palm Beach, Florida. The Bank also operates through an on-line division under the name "VirtualBank", which is the principal source of funds for the Bank's lending activities.

          Through Lydian Wealth Management, we provide a comprehensive suite of objective investment consulting and wealth management solutions to address the needs of ultra-high net worth individuals and families (those with a minimum of $10 million in investable assets) throughout the United States. After working with our clients to determine their financial objectives, we design a disciplined and diversified investment plan that integrates quantitative asset allocation with qualitative personal goals. By operating under a "best-of-breed" philosophy in our investment manager selection process, we give our clients access to top professionals across a variety of asset classes and investment styles. By utilizing our technology platform, we provide comprehensive, consolidated performance reporting on our clients' entire investment portfolio (including those assets on which we are not advising). Our investment consulting and wealth management business has grown primarily through referrals from existing clients.

          Data Services.    Through Lydian Data Services, we provide loan origination processing services to some of the premier global financial services firms in the world, including affiliates of Credit Suisse First Boston and Morgan Stanley. In recent years, investment banks and other institutional investors have significantly expanded their presence in the mortgage markets to become leading acquirers of single-family residential loans. Our technology platform handles all aspects of the loan acquisition process, including underwriting, compliance, due diligence, appraisal review, custodial transfers and servicing transfers, which allows our clients to be more competitive by reducing costs and increasing efficiencies in their mortgage loan acquisition processes. Our current business consists of premier institutional clients that have fee-based, multi-year contracts with minimum monthly revenue commitments which generally have been exceeded to date. Although this business currently is dependent on a small number of clients, we believe that these relationships will endure because of the substantial investment required to integrate our loan processing systems with the systems of our clients. Furthermore, we believe our services are unique because we can provide efficient, high-quality services on a substantially automated basis through the use of internally-developed software that is tailored for each client.

Financial Summary

          Our businesses have grown rapidly since we began operations in April 1999. We achieved profitability on an annual basis in 2001, our first full year of operation following the establishment and acquisition of our businesses, notwithstanding our substantial investment in start-up costs and the technology and infrastructure necessary to support our businesses and future growth.

          Our net operating revenue, which is comprised of net interest income and fee and other income, has increased from $2.7 million in 2000 to $34.7 million in 2002 and to $39.0 million in the nine months ended September 30, 2003. Fee and other income amounted to 54.7%, 65.6% and 61.6% of net operating revenue in 2001, 2002 and the nine months ended September 30, 2003, respectively, which was in large part attributable to recurring fee income received from our wealth management and loan processing businesses. Our net income increased from $2.0 million in 2001 to $5.1 million in 2002 and to $6.0 million in the nine months ended September 30, 2003.

          Client assets under management increased from $1.8 billion at December 31, 2001 to $3.3 billion at September 30, 2003. At September 30, 2003, the average amount of assets under management for each client relationship was $21.0 million. The number and amount of loans processed by us for institutional clients increased from 730 and $120 million, respectively, in 2000 to 28,079 and $4.6 billion, respectively, in the nine months ended September 30, 2003.

          At September 30, 2003, on a consolidated basis we had $1.0 billion of assets, $598.8 million of deposits and $60.1 million of stockholders' equity.

Industry Trends

          We believe that we are well-positioned to capitalize on a number of trends in the financial services industry, including the following:

  •
  Long-term growth in the high-net worth market.  According to Spectrem Group, a financial services industry consulting and research firm, the number of households with net worth, excluding primary residence, in excess of $5 million grew at an estimated compounded annual rate of 11.6% during the period from 1996 to 2003.

  •
  Demand for independent, open-architecture wealth management services.  According to Cerulli Associates, total assets managed by independent financial advisors has grown from $286 billion in 1997 to $587 billion in 2001, representing a 27% compound annual growth rate. We believe this trend indicates that clients are increasingly looking for unbiased investment advice and the right to use "best-of-breed" investment products like those offered by Lydian Wealth Management. As the high-net worth wealth management industry grows over the next few years, we believe that wealth managers must be able to provide access to a comprehensive variety of products and services.

  •
  Continued consolidation within the financial services industry.  According to Thomson Financial, a provider of information and technology solutions to the financial community, over 9,000 financial services mergers and other consolidation transactions have been completed in the United States since January 1, 1997. We believe consolidation activity provides our businesses with attractive opportunities for growth.

  •
  Private Banking:  We believe that consolidation activity has resulted in a shortage of specialty players that can deliver customized value-added private banking services. We also believe that our tailored approach differentiates us from large financial services conglomerates.

  •
  Wealth Management:  We believe that continued consolidation of the highly-fragmented wealth management industry and the current lack of a national brand that provides objective wealth management services will present us with opportunities to expand our business by partnering with firms that share our philosophy for independent wealth management services.

  •
  Demand for Third Party Loan Processing Services.  We believe that the increasing trend toward automation of the mortgage lending process will result in additional opportunities for us as an independent service provider with market-leading technology. Similar to developments in the credit card processing industry, we believe institutional clients will increasingly look to third parties that can efficiently perform all aspects of the loan acquisition process. Our platform enables institutional clients to bypass large mortgage aggregators and correspondents and directly acquire loans that meet their specific standards from mortgage brokers and smaller correspondents.

Key Elements of our Growth Strategy

          Our growth strategy has the following key elements:

  •
  Expand Our Private Banking and Wealth Management Activities.  We intend to expand our private banking and wealth management businesses by opening additional offices in markets that present attractive growth opportunities. We believe there is significant demand for the customized independent investment advisory and banking services we offer that will allow us to attract clients in new markets. Satisfying our existing clients will also provide additional customer growth through referrals, which has historically been an important source of our growth.

  •
  Expand Institutional Client Base.  We have been highly successful in partnering with top-tier financial institutions to provide them with our loan processing services. We believe that there is a significant opportunity to expand our existing relationships and obtain other institutional clients for these services. Large institutional investors in single-family residential loans utilize our loan processing services because outsourcing the loan review function can be a more cost-effective means of evaluating loans than internal operations given the volume of loans acquired.

  •
  Pursue Strategic Acquisitions.  We will continue to evaluate the acquisition of high-net worth wealth advisers that share our emphasis on providing independent and objective advice and services and understand the value of client relationships. We expect acquisitions to contribute meaningful assets under management and the potential to realize additional revenue synergies. We believe that the flexibility of our technology infrastructure will allow us to easily integrate acquisitions in both wealth management and private banking onto our platform and realize meaningful cost and efficiency synergies. We also believe that there are opportunities for us to expand our wealth management and private banking franchise through the opening of additional offices in attractive geographic markets and the hiring of talented professionals with established relationships.

  •
  Realize Efficiencies and Operating Leverage Through Technology.  Our businesses utilize a common technology platform to service our clients in an efficient and cost-effective manner. We believe that our technology is flexible and able to accommodate substantial growth with limited incremental cost.

Executive Offices; Phone Number and Internet Website

          Our executive offices are located at 3801 PGA Boulevard, Palm Beach Gardens, Florida 33410, and our telephone number at that location is (561) 514-4900. Our Internet address is located at www.lydian.com. Information on this and other websites maintained by us and our subsidiaries do not constitute part of this prospectus.

The Offering

Common stock we are offering	shares
Common stock offered by selling stockholders	shares
Total	shares
Common stock to be outstanding after this offering	shares(1)
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $ million. We intend to use the net proceeds from this offering for general corporate purposes, including contributions of capital to our subsidiaries to finance the growth of our businesses.
We will not receive any proceeds from the sale of common stock by the selling stockholders.
Dividend policy	We currently do not intend to pay any cash dividends on our common stock.
Risk factors	Please read "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq National Market symbol	We intend to apply to have our common stock listed on the Nasdaq National Market under the symbol "LYDN".

(1)
The number of shares of common stock to be outstanding after this offering excludes             shares of common stock issuable upon the exercise of 1,790,678 stock options outstanding as of December 22, 2003 with a weighted average exercise price of $5.07 per share.

Summary Consolidated Financial And Other Data

          The following table presents summary consolidated financial and other data of the Company at the dates and for the periods indicated. The data as of and for the years ended December 31, 2002, 2001 and 2000 and for the period from inception (April 30, 1999) through December 31, 1999 have been derived from our audited financial statements and other data. The data presented at September 30, 2003 and 2002 and for the nine-month periods then ended are derived from our unaudited consolidated financial statements and other data, which in the opinion of management of the Company reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of operations for these periods. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2003. The summary consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by reference to, the information in our consolidated financial statements and related notes included herein.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999(1)
	(Dollars in Thousands, Except Per Share Data)

Selected Income Statement Data:
Net interest income(2)	$14,546	$ 9,010	$11,939	$ 8,510	$2,541	$1,119
Fee and other income	24,502	13,797	22,781	10,272	190	—

Net operating revenue(3)	39,048	22,807	34,720	18,782	2,731	1,119
Operating expenses	29,764	17,307	26,503	15,728	7,135	1,088
Net income (loss)	5,998	3,220	5,107	2,012	(2,752)	18
Per Share Data:
Average common shares outstanding	9,912	10,455	10,343	10,587	7,467	7,214
Average diluted shares outstanding	10,757	10,455	10,343	10,587	7,467	7,214
Diluted earnings (loss) per share	0.56	0.31	0.49	0.19	(0.37)	0.00
Selected Ratios(4):
Fee and other income to net operating revenue	62.75%	60.49%	65.61%	54.69%	6.94%	N/A
Average equity to average assets	7.90	14.28	13.04	16.95	19.20	55.33
Return on average equity	12.83	8.08	9.55	4.12	(7.54)	0.07
Selected Balance Sheet and Other Data:
Total assets	$1,036,703	$480,052	$602,196	$346,602	$254,207	$163,754
Loans, net(5)	918,792	381,446	420,574	254,639	172,405	—
Stockholders' equity	60,068	53,524	53,455	52,162	46,469	36,028
Client assets under management	3,323,778	2,517,455	2,650,104	1,798,654	—	—
Loans processed for third parties	4,633,035	1,982,970	2,988,645	957,825	120,000	—
Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.24%	0.15%	0.65%	0.23%	0.00%	—%
Allowance for loan losses to nonperforming loans	111.79	160.65	72.52	117.43	0.00	—
Net charge-offs to average loans(4)(5)	0.15	0.21	0.28	0.01	0.00	—

(1)
Represents the period from our inception on April 30, 1999 through December 31, 1999. The Bank commenced operations on February 17, 2000.

(2)
After provision for loan losses.

(3)
Consists of net interest income after provision for loan losses plus fee and other income.

(4)
Ratios for the nine months ended September 30, 2003 and 2002 are annualized where appropriate.

(5)
Includes loans available for sale.

RISK FACTORS

          An investment in our common stock involves a number of risks. We describe below the material risks and uncertainties which we believe affect us at this time. Before making an investment decision, you should carefully consider all of the risks described below and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With Our Business

We may be unable to continue to implement our growth strategy, which may adversely affect our financial performance and future prospects.

          Our business plan is directed toward enhancement of our financial performance through continued significant growth in our businesses. This requires that we:

  •
  find attractive opportunities for expansion of our businesses;

  •
  maintain our wealth management clients and obtain new clients for this business;

  •
  expand our existing relationships with our data services clients and obtain new clients for this business;

  •
  acquire additional loans and other assets while maintaining a high level of asset quality;

  •
  attract and retain the additional qualified employees and maintain the infrastructure necessary to manage and support our growth; and

  •
  continue to comply with regulatory requirements applicable to our businesses.

          We can give you no assurance that we will be able to expand our businesses successfully in accordance with our business plan. Moreover, because we are a highly-regulated institution, our growth strategy could raise regulatory concerns that could prevent us from implementing all or part of our business plan or otherwise limit our business flexibility.

Our businesses may be adversely impacted by changes in economic and market conditions.

          Our businesses may be adversely impacted by changes in general economic and market conditions over which we have no control, such as a downturn in the local economies or real estate markets in which we conduct business or have made loans and terrorist attacks and the response of the U.S. to such attacks. Changes in general economic and market conditions could adversely affect the demand for new loans, which could affect the amount of loans originated by us and processed by us for third parties, and the cost and availability of funds which are necessary to support our operations and future growth. A worsening of economic conditions also could adversely affect the value of real estate, which secures substantially all of our loans, the ability of borrowers to repay outstanding loans and the value of our loan and securities available-for-sale portfolios. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to the real estate which secures our loans, also may negatively impact our financial condition and results of operations.

          Our wealth management business also may be negatively impacted by changes in market conditions because the performance of such business is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic and political conditions and general trends in business and finance, all of which are beyond our control. Our investment management agreements generally provide for fees payable based on the market value of assets under management. Because these agreements provide for a fee based on market values of securities, fluctuations in securities prices may have a material adverse effect on our business, financial condition and results of operations.

We are subject to interest rate risk and changes in interest rates can adversely affect our financial performance.

          Our businesses may be adversely impacted by changes in interest rates over which we have no control. Changes in interest rates are neither predictable or controllable and could have varying effects on our businesses. Material and prolonged increases in interest rates generally can be expected to adversely affect our businesses, and material and prolonged decreases in interest rates generally can be expected to have the opposite affect.

          Our profitability is dependent to a significant extent on our net interest income, which is the difference between interest income we earn as a result of interest paid to us on loans and securities and interest we pay to third parties such as our depositors and those from whom we borrow funds. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and from mismatches in the timing and rate at which our assets and liabilities reprice. Although we have implemented strategies which we believe reduce the potential effects of changes in interest rates on our net interest income, these strategies may not always be successful.

          Changes in the level of interest rates also can affect the following:

  •
  the demand for loans and the amount of loans originated and sold by us, which generally can be expected to increase in response to decreases in interest rates and decrease in response to increases in interest rates;

  •
  the ability of borrowers to repay adjustable or variable rate loans, which would be adversely affected by the increased credit costs resulting from increases in interest rates;

  •
  the average maturity of loans held by us, as well as the loans we service for others, which can adversely affect the carrying value of our mortgage servicing rights;

  •
  the rate of amortization of premiums paid on loans and securities, which generally would increase as a result of increases in loan prepayments in response to a decrease in interest rates;

  •
  the fair value of our saleable assets, the amount of unrealized gains and losses on loans and securities available for sale and the resultant ability to realize gains from the sale of such assets, each of which generally is adversely affected by increases in interest rates; and

  •
  the fair value of derivatives carried on our balance sheet, derivative hedge effectiveness and the amount of ineffectiveness recognized in earnings, which can have various affects depending on the nature of the derivative financial instrument and the change in interest rates.

          Changes in interest rate levels which had the effect of reducing the demand for new loans also could adversely affect the volume of loans which we process for existing clients, as well as our ability to attract new clients for which to perform such services. To the extent that changes in general levels of interest rates adversely affect financial and securities markets, our wealth management business would be adversely affected because our fees for our investment advisory services generally are based on the market value of assets under management.

We have a limited operating history which makes it difficult to predict our future prospects and financial performance.

          We were formed in April 1999 and began providing banking and loan processing services in 2000 and acquired Lydian Wealth Management in 2001. Our activities in 1999 and early 2000 were focused on starting our operations, building our infrastructure, developing our technology and achieving the necessary scale in our businesses to enhance our profitability. Consequently, we have limited historical financial data upon which to determine our future prospects. Although we reported favorable operating results for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2003, no assurance can be made that we will be successful in achieving or maintaining our profitability in future periods.

We are dependent on key personnel, and our failure to attract and retain key personnel could adversely affect our businesses.

          Our businesses are significantly dependent on our ability to retain key members of our senior management team. Although we expect to enter into employment agreements with certain of our executive officers, there can be no assurance that these persons will serve the term of their employment agreements or renew their employment agreements upon expiration. Our future success also depends on our continuing ability to attract and retain other highly-qualified personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key employees or that we can attract and retain other highly-qualified personnel in the future. Failure to attract and retain such personnel in what is an intensely competitive hiring environment could have a material adverse effect on our business, financial condition and results of operations.

We must effectively manage our credit risk in order to prevent significant increases in nonperforming assets, which could adversely affect our financial condition and results of operations.

          There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and market conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of nonpayment is inherent in any loan. Although we attempt to minimize our credit risk through prudent loan underwriting procedures, these procedures will not eliminate these lending risks. Moreover, as we expand our operations into new geographic markets, our credit administration and loan underwriting policies will need to be adapted to the local lending and economic environments of these new markets. We cannot assure you that our credit administration personnel, policies and procedures will adequately adapt to any new geographic markets.

          Because nonperforming loans generally are nonearning assets, our financial condition and results of operations would be adversely affected if high levels of performing loans become nonperforming loans. Moreover, if nonperforming assets increase, we will need to devote increased resources to, and incur increased costs for, the management and resolution of those assets.

Our loans are concentrated in Florida and California and adverse conditions in those states could adversely affect our operations.

          Properties underlying our current mortgage assets are concentrated in Florida and California. At September 30, 2003, approximately 22.4% and 22.0% of our total loans by principal balance (including loans held for sale) were secured by properties located in Florida and California, respectively. Adverse economic, political or business developments, including developments that might result from recent or future terrorist attacks, and the U.S. response to those attacks, or natural hazards such as earthquakes or other factors, including energy costs and real estate taxes, may affect these areas, as well as other areas in which properties which secure our loans are located, and the ability or the willingness of property owners in these areas to make payments of principal and interest on the underlying mortgages. As a result of our substantial lending activities in Florida and California, adverse economic, political or business conditions and natural hazards in these areas could have a material adverse effect on our business, financial condition and results of operations.

There are increased risks involved with our commercial real estate, construction, commercial business and consumer lending activities.

          Although they are not emphasized by us at this time, our lending activities include loans secured by commercial real estate and loans for the construction of single-family residential real estate. Commercial real estate and construction lending generally is considered to involve a higher degree of risk of default than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. In connection with our private banking activities, from time to time we also make loans to businesses which are affiliated with high-net worth clients and their families, which may be secured by various equipment and other corporate assets or unsecured. We also originate consumer loans, including automobile loans and home equity loans and lines of credit, and personal loans. Commercial business loans, consumer loans and personal loans generally have shorter terms and may have higher interests rates than mortgage loans, but generally involve more risk of default than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.

Our business is substantially dependent on our ability to attract and retain deposits which may be more sensitive to interest rate levels and other factors than deposits obtained through bank offices.

          A principal source of our deposits is retail customers through VirtualBank, our Internet banking division. The market for Internet banking is extremely competitive and allows retail consumers to access financial products and compare interest rates from numerous financial institutions across the United States. As a result, Internet retail consumers generally are more sensitive to interest rate levels and market and economic conditions than retail customers who bank at a branch office. In addition, such deposits may be more sensitive to significant changes in our financial condition and results of operations. Our future success in retaining and attracting deposits from retail consumers through the Internet depends significantly on our ability to offer competitive rates, in addition to market and economic conditions and other factors.

Our results would be adversely affected if we are unable to attract or maintain deposits.

          We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to pursue this business strategy will depend in large part on our ability to attract additional deposits at competitive rates, which will be significantly affected by market interest rates and general economic conditions. In addition, we anticipate that competition for deposits will continue to be intense. In the event we increase interest rates paid to retain deposits and to compete to obtain additional deposits, our net interest margin likely would be adversely affected. This could have a material adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain deposits at levels required to fund growth and current operations, our business, financial condition and results of operations may be materially and adversely affected.

Our results would be adversely affected if we are unable to utilize external sources of funds.

          Because deposits have not been, and are not anticipated to be, sufficient to meet our funding needs, we rely, and intend to continue to rely, on external financing sources, such as advances from the Federal Home Loan Bank ("FHLB") of Atlanta, securities sold under agreements to repurchase and, to a lesser extent, other external financing sources. If we are unable to attract and retain external sources of funds at levels required to fund our growth and current operations, our business, financial condition and results of operations may be materially and adversely affected.

Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.

          Experience in the banking industry indicates that a portion of our loans will become delinquent and that some of these loans may only be partially repaid or may never be repaid at all. Although we believe that our allowance for loan losses is maintained at a level which is adequate to absorb any inherent losses in our loans, these estimates of loan losses are inherently subjective. We may need to make significant and unanticipated increases in our allowance for loan losses in the future, which would materially affect our results of operations in that period.

Bank regulators may require us to increase our allowance for loan losses, which could have a negative effect on our financial condition and results of operations.

          Federal regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. The regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses required by these regulatory agencies could have an adverse effect on our financial condition and results of operations.

Lack of seasoning of our mortgage loans may increase the risk of credit defaults in the future.

          Most of our mortgage loans were originated within the past three years, and approximately 60% were originated within the past year. In general, mortgage loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as "seasoning." As a result, a portfolio of older loans will usually behave more predictably than a newer loan portfolio. Because our mortgage loans are relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when our loans become more seasoned, which is likely to be somewhat higher than current levels.

Until our loans become more seasoned, we must rely in part on the historical loan loss experience of other financial institutions and the experience of our management in determining our allowance for loan losses, and this may not be comparable to our loan portfolio.

          Because most of our loans were originated relatively recently, our loans do not provide an adequate history of loan losses for our management to rely upon in establishing our allowance for loan losses. We therefore rely to a significant extent upon other financial institutions' histories of loan losses and their allowance for loan losses as reflected in information prepared by the OTS, as well as our management's estimates based on their experience in the banking industry, when determining our allowance for loan losses. We cannot assure you that the history of loan losses and the reserving policies of other financial institutions and our management's judgment will result in reserving policies that will be adequate for our business and operations or applicable to our loans.

We are subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, mortgage brokers, correspondents and other third parties.

          We rely heavily upon information supplied by third parties, including the information contained in loan applications, property appraisals, title information and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. Additionally, our use of mortgage brokers to obtain loans poses a particular risk of losses due to fraudulently or improperly documented collateral. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than we had expected, or we may fund a loan that we would not have funded or on terms we would have not extended. Whether a misrepresentation is made by a loan applicant, a mortgage broker or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically not saleable or is subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate and it is often difficult to recover any of the monetary losses we have suffered.

          Although we have controls and processes which are designed to help us identify misrepresented information in our loan origination operations, we cannot assure you that we have detected or will detect all misrepresented information or other malfeasance in our loan originations operations.

We may be subject to significant environmental liabilities in connection with foreclosures on defaulted mortgage loans in the ordinary course of business.

          Foreclosures on defaulted commercial real estate loans and, to a lesser extent, single-family residential mortgage loans, involve the risk of environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. The amount of environmental liability could exceed the value of the real property if we are forced to foreclose on a defaulted mortgage loan to recover our investment. There can be no assurance that we would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that we could recoup any of the costs from any third party. The incurrence of any significant environmental liabilities with respect to a property securing a mortgage loan could have a material adverse effect on our business, financial condition and results of operations.

Our loan processing business currently is dependent on a small number of clients, the loss of the more significant of which could have a material adverse affect on our business.

          We currently provide loan processing services for four clients. These clients include an affiliate of Credit Suisse First Boston, which accounted for approximately 75% and 98% of the revenues of Lydian Data Services in the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, and an affiliate of Morgan Stanley, which accounted for approximately 11% of the revenues of Lydian Data Services in the nine months ended September 30, 2003. Although we have entered into contractual agreements with our loan processing clients, there can be no assurance that these contracts will be renewed upon their expiration. The loss of any of our principal loan processing clients could have a material adverse effect on our business, financial condition and results of operations.

We may incur liabilities if we improperly perform our loan processing services, which could adversely affect our results of operations.

          Institutional investors in single-family residential loans for which we provide loan processing services may seek to obtain recourse against us in the event we do not adequately review the documentation of a loan or its compliance with applicable laws and regulations and the investors' underwriting guidelines. Although we have not had any such claims to date and our loan services agreements generally limit our liability for individual breaches and impose aggregate caps for such liabilities, there can be no assurance that we will not incur significant liabilities to acquirers of single-family residential loans in connection with our loan processing activities. Any such liabilities would directly adversely affect our results of operations, and could indirectly adversely affect our operations by adversely affecting the relationship with the institutional investor for which we perform loan processing services.

We face intense competition in the financial services industry.

          The financial services industry includes thrifts and banks, as well as insurance companies, mutual funds, consumer finance companies and securities brokerage firms. Numerous financial institutions and nonbank financial institutions compete with us for deposit accounts, the origination of loans and the provision of wealth management and private banking services. In addition, many banks have established, or will establish in the near future, on-line banking capabilities that may be comparable or superior to those currently offered by us. With respect to deposits, additional significant competition arises from corporate and governmental debt securities, as well as money market mutual funds. Competition will continue from both banking and non-banking organizations, many of which have substantially greater resources, larger branch systems and a wider array of banking products and services than we have.

We have and will continue to incur substantial expenses as we enter new, and expand existing, lines of business, and we may not successfully implement new business initiatives.

          From time to time we may enter into new lines of business and expand our existing lines of business, as part of our overall strategy. We cannot assure you that we will enter any new lines of business, or that, if undertaken, such initiatives will be successful. Our entry into new business lines likely would involve the risks ordinarily attendant with the implementation of new business initiatives, including, among others, the absence of management expertise, the incurrence of start-up costs and competition from companies that may have greater experience, expertise and resources in these areas.

Our ability to compete successfully may be reduced if we are unable to make technological advances.

          The financial services industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. As a result, our future success will depend in part on our ability to adapt to and implement technological changes and to address our customers' needs by using technology. We cannot assure you that we will be able to adapt to technological changes or develop new technology-driven products and services desired by our customers. Many of our competitors have far greater resources than we have to invest in technology.

Risks Associated With Our Operations

Our internal control systems could fail to detect operating risks such as data processing systems failures and errors and customer and employee fraud.

          We are subject to certain operations risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

The network and computer systems on which we depend could fail or experience a security breach.

          Our computer systems and network infrastructure could be vulnerable to unforeseen problems. Because we conduct critical parts of our business over the Internet and lease data lines between our offices, our operations depend on our ability to protect our computer systems and network infrastructure against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations. In addition, our operations are dependent upon our ability to protect the computer systems and network infrastructure utilized by us against damage from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated With Our Status as a Regulated Institution

We are subject to extensive regulation and supervision that could adversely affect our business and operations.

          We and our subsidiaries operate in a highly-regulated environment and are subject to extensive regulation, supervision and examination by several federal agencies.

          The Company and the Bank are subject to regulation, supervision and examination by the Office of Thrift Supervision, or OTS. The Bank also is regulated by the Federal Deposit Insurance Corporation, or FDIC, as administrator of the Savings Association Insurance Fund, or SAIF, which insures the Bank's deposits to the maximum extent permitted by law. These regulations are intended primarily for the protection of depositors.

          As a registered investment adviser with the Securities and Exchange Commission, or SEC, Lydian Wealth Management is subject to regulation under the Investment Advisers Act of 1940, which imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations, and subjects registered investment advisers to regulation and examination by the SEC. Certain of our other subsidiaries also are subject to regulation and examination by the SEC and other federal agencies.

          Applicable laws and regulations generally grant regulatory authorities broad supervisory powers, including the power to limit or restrict our business in the event we fail to comply with such laws and regulations. Moreover, in light of our rapid growth, there can be no assurance that an applicable regulatory authority will not determine that we must change our strategy or impose restrictions or requirements that limit our business flexibility. See "Regulation and Supervision" beginning on page 78.

          We are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect our business and operations. See "Regulation and Supervision — Legislative and Regulatory Proposals" beginning on page 86.

We are subject to regulatory capital adequacy guidelines, and if we fail to meet these guidelines we may be subject to regulatory action.

          The Bank is subject to minimum capital requirements prescribed by federal banking law and OTS regulations. The Bank's ability to maintain regulatory capital at appropriate levels is subject to a number of factors, including general economic conditions, the discretion of our regulators and the performance of our loans. If the Bank fails to meet minimum capital requirements the Bank would be subject to a system of mandatory and discretionary supervisory actions and our financial condition could be materially and adversely affected. The Bank's failure to maintain the status of "well capitalized" under applicable laws and regulations also could affect the confidence of our clients in us and compromise our competitive position.

Recently-enacted and proposed changes in securities laws and regulations are likely to increase our costs.

          The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as new rules subsequently implemented by the SEC, have required changes in some of our corporate governance practices. The Sarbanes-Oxley Act also requires the SEC to promulgate additional new rules on a variety of subjects. In addition to final rules and rule proposals already made by the SEC, Nasdaq has adopted revisions to its requirements for companies that are Nasdaq-listed. We expect these new rules and regulations to increase our legal and financial compliance costs, and to make some activities more difficult, time consuming and/or costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations also could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Risks Associated With Our Common Stock

Investors in this offering will suffer immediate and substantial dilution.

          The initial public offering price is substantially higher than the current net tangible book value of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $             per share. This dilution is due in large part to earlier investors in us having paid substantially less than the initial public offering price when they purchased their shares. The issuance of additional shares of common stock pursuant to our stock compensation plans and future equity issuances, including any additional shares issued in connection with acquisitions, could result in further dilution to investors.

We cannot be sure that a public trading market for our common stock will develop or be maintained, which may adversely affect your ability to sell your shares and the price which you could obtain for your shares.

          Our common stock has not been publicly traded, and an active trading market in our common stock may not develop or be sustained after this offering. We intend to apply to have our common stock listed on the Nasdaq National Market under the symbol "LYDN". However, there can be no assurance that an established and liquid trading market for our common stock will develop or that it will continue if it does develop. Each of the representatives of the underwriters has advised us that it intends to make a market in our common stock. However, none of the representatives of the underwriters nor any other market maker is obligated to make a market in such shares, and any such market making may be discontinued at any time in the sole discretion of the party making such market. If a trading market for our common stock does not develop or is not maintained, your ability to sell your shares may be severely constrained and the price at which you are able to sell your shares may be adversely affected.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets.

          Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline. These factors also might make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate. Our inability to issue equity securities may prevent us from raising additional capital, which we may need to fund our business or implement our business plan.

          Upon completion of this offering, there will be                          shares of our common stock outstanding. The shares of our common stock sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. Although the remaining shares of our outstanding common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and generally may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144, we believe that with the exception of the shares owned by our directors and officers and certain stockholders which will enter into the lock-up agreements noted below, all of the shares of common stock issued prior to this offering will be eligible for sale pursuant to Rule 144(k) following this offering.

          We, all of our directors and executive officers and certain of our existing stockholders will sign lock-up agreements with the underwriters under which they will agree, subject to limited exceptions, not to directly or indirectly transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of not less than 180 days nor more than 210 days after the date of this prospectus except with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters. An aggregate of             shares of common stock will be subject to these lock-up agreements.

          Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of                           shares of our common stock reserved for issuance under our 1999 Stock Plan and 2003 Equity Incentive Plan. Shares registered under the registration statement on Form S-8 will be available for sale into the public markets after their issuance and the expiration of the applicable lock-up agreements, subject in certain cases to compliance with the requirements of Rule 144, other than the holding period requirement.

Our offering price may not be indicative of the fair market value of our common stock, and the market price of our common stock may fluctuate substantially after this offering.

          The public offering price may not indicate the market price for the common stock after this offering. We expect to determine the public offering price based on a variety of factors, including:

  •
  prevailing market and economic conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and earnings prospects;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuations of companies in related businesses.

          The offering price and aggregate number of shares being offered will be determined through our negotiations with the underwriters. No assurance can be given that you will be able to resell your shares at a price equal to or greater than the offering price or that the offering price will necessarily indicate the fair market value of our common stock.

          The market price of our common stock also may experience significant fluctuations after this offering in response to a number of factors, including actual or anticipated variations in our quarterly financial results, failure by us to meet securities analysts' expectations, the results of our operating strategies and prevailing market and economic conditions. In recent years, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performances and prospects of individual companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our operating performance.

Our future ability to pay dividends is subject to restrictions.

          We currently do not intend to pay any cash dividends on our common stock. In addition, as a holding company, our ability to pay dividends on our common stock will be primarily dependent on dividends from our subsidiaries, including the Bank. The Bank's ability to pay dividends or make other capital distributions to us is subject to the regulatory authority of the OTS. For a description of restrictions on our ability to pay dividends, including the regulatory and other limitations on the Bank's ability to pay dividends to us, see "Description of Capital Stock — Restrictions on the Payment of Dividends" on page 102.

Provisions of Florida law and our articles of incorporation and bylaws could delay or prevent a change in control of us, which could adversely impact the value of our common stock.

          Florida has enacted legislation that may deter or frustrate takeovers of certain Florida corporations. The Florida Control Shares Act generally provides that shares of an issuing public corporation, as defined, acquired in excess of certain specified thresholds will not possess any voting rights unless voting rights are approved by a majority of a corporation's disinterested stockholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested stockholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

          Our amended and restated articles of incorporation (the "Restated Articles") and amended and restated bylaws (the "Restated Bylaws") contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of us, including provisions which, among other things:

  •
  authorize the issuance of additional shares of common stock and preferred stock, which may have terms which make it more difficult and/or expensive to acquire us;

  •
  classify the board of directors into three classes to serve for three-year terms, with one class being elected annually, which makes it more difficult to change a majority of our board of directors;

  •
  provide for a 66 2/3% vote for removal of directors by stockholders and a 50% vote for stockholders to call a special meeting of stockholders, which also make it more difficult to change a majority of our board of directors; and

  •
  provide that action by stockholders may only be taken at a duly called meeting of stockholders and not by written consent and that stockholders must provide us with advance notice for nominations of directors and stockholder proposals, which could have the effect of delaying or impeding a proxy contest for control of us.

          Any or all of the foregoing provisions of Florida law and our Restated Articles and Restated Bylaws could delay or prevent tender offers or other business combination transactions that might otherwise result in our stockholders receiving a premium over the market price of our common stock.

FORWARD-LOOKING INFORMATION

          Some of the statements that we make under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

          We estimate that we will receive net proceeds of approximately $             million from the sale of shares of our common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses.

          We intend to use the net proceeds from this offering for general corporate purposes, including contributions of capital to our subsidiaries to finance the growth of our businesses.

          We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

          We currently do not intend to pay any cash dividends on our common stock, and intend to retain future earnings for general corporate purposes and to finance our operations and the growth of our businesses. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements, regulatory restrictions, contractual restrictions and other factors that our board of directors deems relevant.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2003 on an actual basis and as adjusted to give effect to this offering and the application of the net proceeds from this offering as described under "Use of Proceeds." You should read this table in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	September 30, 2003
	Actual	As Adjusted
	(Dollars in Thousands)
Stockholders' Equity:
Preferred Stock, no par value per share; 10,000,000 shares authorized, none issued and outstanding(1)	$—		$—
Common Stock, $0.01 par value per share; 20,000,000 shares authorized, 10,132,282 shares issued and outstanding, actual; shares issued and outstanding, as adjusted(1)	101
Additional paid-in capital	50,403
Retained earnings	10,383		10,383
Accumulated other comprehensive income (loss)	(819)		(819)

Total stockholders' equity	$60,068	$

(1)
Effective December 19, 2003, the authorized preferred stock was increased to 25,000,000 shares and the authorized common stock was increased to 100,000,000 shares.

DILUTION

          Our net tangible book value as of September 30, 2003 was approximately $42.8 million, or $4.22 per share of our common stock. Net tangible book value per share represents stockholders' equity minus our intangible assets (which consist of goodwill, identifiable intangible assets and mortgage servicing rights), divided by the 10,132,282 shares of our common stock that were outstanding on September 30, 2003. After giving effect to the sale of             shares of our common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, our net tangible book value on September 30, 2003 would have been approximately $              million, or $             per share. This represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to new investors who purchase our common stock in this offering at the assumed initial public offering price. The following table shows this immediate per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share on September 30, 2003, before giving effect to this offering	$4.22
Increase in net tangible book value per share attributable To this offering
Pro forma net tangible book value per share on September 30, 2003, after giving effect to this offering

Dilution in pro forma net tangible book value per share to new Investors		$

          The following table summarizes, as of September 30, 2003, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $             per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
(In Thousands)

Existing stockholders	10,132%			$50,660%			$5.00
New investors

Total			%	$		%

          The foregoing discussion and table assume no exercise of any outstanding stock options to purchase common stock. As of September 30, 2003, there were 1,813,114 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $5.00 per share. To the extent these options are exercised, there will be further dilution to new investors.

          If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to             % of the aggregate number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be increased to             , or    % of the aggregate number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following table presents selected consolidated financial and other data of the Company at the dates and for the periods indicated. The financial condition, operations and balance sheet data as of and for the years ended December 31, 2002, 2001 and 2000 and for the period from inception (April 30, 1999) through December 31, 1999 have been derived from our audited financial statements and other data. The data presented at September 30, 2003 and 2002 and for the nine-month periods then ended are derived from our unaudited consolidated financial statements and other data, which in the opinion of management of the Company reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of operations for these periods. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2003. The selected consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by reference to, the information in our consolidated financial statements and related notes included herein.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999(1)
	(Dollars in Thousands, Except Per Share Data)
Selected Income Statement Data:
Interest income	$29,626	$17,286	$25,355	$20,185	$12,723	$1,757
Interest expense	13,925	7,401	11,024	10,872	10,035	638
Net interest income before provision for loan losses	15,701	9,885	14,331	9,313	2,688	1,119
Provision for loan losses	1,155	875	2,392	803	147	—
Net interest income	14,546	9,010	11,939	8,510	2,541	1,119
Fee and other income	24,502	13,797	22,781	10,272	190	—
Net operating revenue(2)	39,048	22,807	34,720	18,782	2,731	1,119
Operating expenses	29,764	17,307	26,503	15,728	7,135	1,088
Income to minority interest in REIT	(4)	—	—	—	—	—
Income (loss) before provision (benefit) for income tax	9,280	5,500	8,217	3,054	(4,404)	31
Income tax provision (benefit)	3,282	2,280	3,110	1,042	(1,652)	13
Net income (loss)	5,998	3,220	5,107	2,012	(2,752)	18
Per Share Data:
Average common shares outstanding	9,912	10,455	10,343	10,587	7,467	7,214
Average diluted shares outstanding	10,757	10,455	10,343	10,587	7,467	7,214
Basic earnings (loss) per share	0.61	0.31	0.49	0.19	(0.37)	0.00
Diluted earnings (loss) per share	0.56	0.31	0.49	0.19	(0.37)	0.00
Book value per share	5.93	5.32	5.44	4.76	4.68	4.99
Selected Ratios(3):
Fee and other income to net operating revenue	62.75%	60.49%	65.61%	54.69%	6.94%	N/A
Average equity to average assets	7.90	14.28	13.04	16.95	19.20	55.33
Return on average equity	12.83	8.08	9.55	4.12	(7.54)	0.07
Return on average assets	1.01	1.15	1.23	0.70	(1.45)	0.03
Net interest margin(4)	2.85	3.79	3.62	3.47	1.48	1.81
Interest rate spread(5)	2.76	3.47	3.28	2.88	0.44	1.20
Selected Balance Sheet and Other Data:
Total assets	$1,036,703	$480,052	$602,196	$346,602	$254,207	$163,754
Loans, net(6)	918,792	381,446	420,574	254,639	172,405	—
Deposits	598,754	207,565	313,695	194,849	149,615	—
Borrowings	366,671	150,971	224,207	94,808	56,575	127,054
Stockholders' equity	60,068	53,524	53,455	52,162	46,469	36,028
Client assets under management	3,323,778	2,517,455	2,650,104	1,798,654	—	—
Loans processed for third parties	4,633,035	1,982,970	2,988,645	957,825	120,000	—
Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.24%	0.15%	0.65%	0.23%	0.00%	—%
Allowance for loan losses to nonperforming loans	111.79	160.65	72.52	117.43	0.00	—
Net charge-offs to average loans(3)(6)	0.15	0.21	0.28	0.01	0.00	—
Capital Ratios(7):
Leverage (or core) ratio	6.59%	11.25%	8.26%	10.99%	14.44%	N/A
Total risk-based capital ratio	11.80	18.81	13.10	18.15	22.71	N/A

(1)
Represents the period from our inception on April 30, 1999 through December 31, 1999. The Bank commenced operations on February 17, 2000.

(2)
Consists of net interest income after provision for loan losses plus fee and other income.

(3)
Ratios for the nine months ended September 30, 2003 and 2002 are annualized where appropriate.

(4)
Net interest income divided by average interest-earning assets.

(5)
Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(6)
Includes loans available for sale.

(7)
Represents regulatory capital ratios of the Bank and not the Company, which is not subject to regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with our consolidated financial statements, and the notes to those financial statements, included elsewhere in this prospectus.

General

          We are a Florida corporation formed in April 1999 as a financial services holding company. Our wholly-owned federally chartered savings bank acquired its charter and commenced operations on February 17, 2000. The Bank began accepting federally-insured deposits on April 6, 2000. Lydian Data Services, which we formed in November 1999, commenced operations in 2000. In addition, we acquired Lydian Wealth Management on January 1, 2001.

          Our historical financial results reflect the development of our company in its early stages, notably our initial start-up costs and efforts in raising and retaining excess capital to fund our planned growth. Notwithstanding our start-up costs and substantial investment in the technology and infrastructure necessary to support our businesses, we achieved profitability on an annual basis in 2001, our first full year of operations following our organization of the Bank, commencement of our data services business and acquisition of Lydian Wealth Management.

          The following table sets forth the annual growth rate of our net interest income, fee and other income, net operating revenue, assets, loans and deposits, as well as client assets under management and loans processed for third parties, during the periods indicated.

			At or For the Year Ended December 31,
	At or For the Nine Months Ended September 30, 2003
			2002		2001
	Amount	Annual Growth Rate(1)	Amount	Annual Growth Rate	Amount	Annual Growth Rate
	(Dollars in Thousands)
Net interest income(2)	$14,546	62.4%	$11,939	40.3%	$8,510	234.9%
Fee and other income	24,502	43.4	22,781	121.8	10,272	5,317.4

Net operating revenue(3)	39,048	50.0	34,720	84.9	18,782	587.7
Assets	1,036,703	72.2	602,196	73.7	346,602	36.3
Loans, net(4)	918,792	118.5	420,574	65.2	254,639	47.7
Deposits	598,754	90.9	313,695	61.0	194,849	30.2
Client assets under management	3,323,778	25.4	2,650,104	47.3	1,798,654	NM
Loans processed for third parties	4,633,035	55.0	2,988,645	212.0	957,825	698.2

(1)
Annualized in the case of net interest income, fee and other income and total operating revenue.

(2)
After provision for loan losses.

(3)
Consists of net interest income after provision for loan losses plus fee and other income.

(4)
Includes loans available for sale.

Results of Operations

Nine Months Ended September 30, 2003 and 2002

          We recorded net income of $6.0 million, or $0.56 per diluted share, for the nine months ended September 30, 2003, as compared to $3.2 million, or $0.31 per diluted share, for the same period in 2002. This was primarily attributable to a $10.7 million, or 77.6%, increase in fee and other income and a $5.8 million, or 58.8%, increase in net interest income before provision for loan losses. The increase in fee and other income was attributable to increases in data service fees, investment advisory fees, loan servicing fees and gain on sale of loans. The increase in net interest income was due to a $385.9 million, or 111.0%, increase in average interest-earning assets, which more than offset a 71 basis point decrease in our interest rate spread. The increase in net operating revenue in the nine months ended September 30, 2003 more than offset a $12.5 million, or 72.0%, increase in operating expenses in this period, as compared to the same period in the prior year.

          Net Interest Income.    Net interest income is the difference between interest income on interest-earning assets such as loans and securities, and interest expense paid on interest-bearing liabilities such as deposits and borrowings. Net interest income is affected by changes in interest rates and in the amount and composition of interest-earning assets and interest-bearing liabilities.

          Net interest income before provision for loan losses increased from $9.9 million to $15.7 million in the nine months ended September 30, 2002 and 2003, respectively. This increase of $5.8 million, or 58.8%, was primarily attributable to substantial growth in average interest-earning assets. Average interest-earning assets increased from $347.5 million to $733.5 million in the nine months ended September 30, 2002 and 2003, respectively, an increase of $385.9 million, or 111.0%. Approximately 97.8% of the increase in average interest-earning assets was attributable to an increase in the average amount of loans outstanding from $279.5 million to $656.9 million during this period, which reflected a substantial increase in our single-family residential lending activities. Increased interest income from higher average earning assets more than offset the increased expense resulting from an increase in the average amount of interest-bearing liabilities from $312.2 million to $705.4 million. This increase of $393.1 million, or 125.9%, was attributable to increases in the average balances of all categories of interest-bearing liabilities.

          Our interest rate spread decreased from 3.47% to 2.76% in the nine months ended September 30, 2002 and 2003, respectively. This decrease reflected a 124 basis point decrease in the weighted average yield earned on our interest-earning assets from 6.63% to 5.39% in the nine months ended September 30, 2002 and 2003, respectively. The decrease in the yield on interest-earning assets was primarily attributable to a decrease in the yield earned on loans as a result of substantial originations of single-family residential loans in a lower rate environment. The decrease in the rate paid on interest-bearing liabilities was primarily attributable to a decrease in the rates paid on certificates of deposit and checking accounts and, to a lesser extent, borrowings, which offset an increase in the rate paid on savings accounts as a result of our successful introduction of the emoney market account. The reduction in the rate paid on our borrowings was notwithstanding the issuance of $10.0 million of trust preferred securities in each of July and September 2002, which currently have higher rates than our other borrowings.

          As a result of the foregoing changes, our net interest margin decreased from 3.79% to 2.85% during the nine months ended September 30, 2002 and 2003, respectively.

          For a tabular presentation of average balances, yields and rates in recent periods, see Table 1 under "Selected Financial Tables" on page 53, and for an analysis of net interest income based on changes in volume and rate, see Table 2 under "Selected Financial Tables."

          Provision for Loan Losses.    The provision for loan losses amounted to $1.2 million and $875,000 in the nine months ended September 30, 2003 and 2002, respectively. This increase reflects the substantial increase in our loan portfolio during the nine months ended September 30, 2003, as well as higher levels of net charge-offs in the nine months ended September 30, 2003. Net charge-offs amounted to $757,000 and $441,000 in the nine months ended September 30, 2003 and 2002, respectively, all of which were attributable to charge-offs of single-family residential loans and, to a much lesser extent, home equity loans and automobile loans.

          At September 30, 2003, the allowance for loan losses amounted to $2.8 million, or 0.90%, of our total loans held for investment, as compared to $2.4 million, or 1.47%, at December 31, 2002. The ratio of the allowance for loan losses to nonperforming loans amounted to 158.1% at September 30, 2003, as compared to 72.5% at December 31, 2002.

          We consider the methodology for determining the provision for loan losses and the amount of our allowance for loan losses to be a critical accounting policy, as discussed under "— Critical Accounting Policies," beginning on page 50. For additional information concerning our allowance for loan losses, see "— Credit Risk Management — Allowance for loan Losses" on page 39.

          Fee and Other Income.    Fee and other income increased from $13.8 million to $24.5 million in the nine months ended September 30, 2002 and 2003, respectively. Fee and other income as a percentage of net operating revenue increased from 60.5% to 62.7% during these respective periods.

          The following table sets forth our fee and other income during the nine months ended September 30, 2003 and 2002.

	Nine Months Ended September 30,
	2003	2002
	(In Thousands)

Data services fees	$9,630	$3,346
Investment advisory fees	7,926	6,237
Risk management advisory fees	258	1,554
Loan servicing fees	1,501	41
Gain on sale of loans, net	4,040	1,925
Other income	1,148	694

Total	$24,502	$13,797

          Data services fees represent fees obtained from the processing of single-family residential loans for institutional investors, which includes revenue received for technology development and systems integration which are necessary to process loans for such investors. These fees increased in recent periods as a result of the expansion of the activities of Lydian Data Services. The aggregate amount of loans processed by us increased from $2.0 billion to $4.6 billion during the nine months ended September 30, 2002 and 2003, respectively.

          Investment advisory fees consist primarily of fees received by Lydian Wealth Management for investment consulting services, which are based on the value of client assets under management. Investment advisory fees increased from $6.2 million to $7.9 million in the nine months ended September 30, 2002 and 2003, respectively, primarily as a result of an increase in client assets under management from $2.5 billion at September 30, 2002 to $3.3 billion at September 30, 2003.

          Risk management advisory fees represent one-time fees received by Lydian Wealth Management in connection with the development of equity risk management strategies for clients who have concentrated stock positions.

          Loan servicing fees are received by us in connection with our servicing of single-family residential loans which we have sold in the secondary market on a servicing-retained basis. The increase in these fees during the nine months ended September 2003 reflects substantially increased sales of loans on a servicing-retained basis. For information about the mortgage-servicing rights which we record in connection with such sales, see "Financial Condition — Mortgage Servicing Rights" below.

          Gain on sale of loans, net increased in recent periods as a result of higher loan sales activity and loan sale premiums. We sell in the secondary market substantially all of the fixed-rate single-family residential loans with maturities of 15 years or more, as well as some of the adjustable-rate single-family residential loans, that we originate. During the nine months ended September 30, 2003 and 2002, we sold $682.8 million and $176.7 million of loans, respectively. Gain on sale of loans is net of losses on derivative financial instruments which we use to hedge against the effects of changes in interest rates on the value of our mortgage loans available for sale. See "Asset and Liability Management — Derivative Financial Instruments" below. Gains from the sale of loans are subject to market and economic conditions and, as a result, there can be no assurance that the gains reported in prior periods will be achieved in future periods.

          Operating Expenses.    Operating expenses increased from $17.3 million to $29.8 million in the nine months ended September 30, 2002 and 2003, respectively. This increase was attributable to increases in most categories of operating expenses.

          The following table sets forth our operating expenses during the nine months ended September 30, 2003 and 2002.

	Nine Months Ended September 30,
	2003	2002
	(In Thousands)

Compensation and employee benefits	$17,783	$11,010
Professional fees	1,575	467
Marketing	1,299	304
Data processing	1,037	611
Office and occupancy	3,610	1,951
Depreciation and amortization	2,737	1,455
Other	1,723	1,509

Total	$29,764	$17,307

          Compensation and employee benefits expense increased during this period primarily as a result of increased salaries and bonus expense, which generally reflected increases in full-time equivalent employees in connection with the expansion of all of our businesses. Full-time equivalent employees increased from 229 at September 30, 2002 to 440 at September 30, 2003.

          Professional fees increased during this period primarily as a result of increased legal, external audit and consultant fees.

          Data processing expense is comprised of expenses associated with our investment in both externally-provided and internally-developed technology. The increase in this expense during the nine months ended September 30, 2003, as compared to the same period in the prior year, primarily reflects increased investment in the development of software for our businesses.

          Office and occupancy expense increased during the nine months ended September 30, 2003, as compared to the same period in the prior year, primarily as a result of increases in rent due to the expansion of our executive offices, Lydian Wealth Management's move into new executive offices and the expansion of the facilities used by Lydian Data Services. In addition, we incurred $175,000 of costs relating to the write-off of an operating lease and leasehold improvements in connection with Lydian Wealth Management's move into new offices. Office and occupancy expense also includes stationary and supplies, postage and various other expenses, including telephone expense. These expenses increased during the nine months ended September 30, 2003, as compared to the same period in the prior year, as a result of the growth in our operations and costs incurred in connection with the change of our and our subsidiaries' names.

          Depreciation and amortization expense consists primarily of depreciation of computer equipment and software and, to a lesser extent, leasehold improvements and furniture, fixtures and equipment. These expenses increased during this period as a result of our increased investment in depreciable assets in connection with the growth in our operations. In addition, we incurred $160,000 of accelerated depreciation expense in connection with the replacement of our phone system in this period. We compute depreciation and amortization primarily on the straight-line method over the estimated life of each type of asset and assess the potential impairment of assets as circumstances warrant. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize costs related to the development and implementation of websites and software. These costs include payroll and equipment-related expenses. During the nine months ended September 30, 2003 and 2002, we capitalized costs of $1.5 million and $578,000, respectively.

          Other operating expense consists of a variety of items, including travel and entertainment expense, certain loan expenses, loan servicing fees paid to third parties, OTS examination expenses and FDIC insurance assessments.

          Income to Minority Interest in REIT.    Income to minority interest in REIT represents dividends paid on preferred stock issued by Lydian Preferred Capital Corporation, an indirect subsidiary of the Bank which intends to elect to be taxed as a real estate investment trust, or REIT, for federal and state income tax purposes for the year ending December 31, 2003. In December 2003, Lydian Preferred Capital Corporation issued an additional 15,000 shares of preferred stock for $1,000 per share in a private offering, resulting in gross proceeds of approximately $15.0 million. The preferred stock issued by Lydian Preferred Capital Corporation is treated as Tier 1 capital of the Bank for regulatory purposes.

          Income Taxes.    We file a consolidated federal income tax return with our subsidiaries and also file separate entity income tax returns in the states of Florida, Maryland and Washington. Provision for income taxes amounted to $3.3 million and $2.3 million in the nine months ended September 30, 2003 and 2002, respectively, which represented effective tax rates of 35.4% and 41.5%, respectively. At September 30, 2003, we had no federal net operating loss carryforwards but had $816,000 of Florida state net operating loss carryforwards which expire in 2020. For additional information regarding taxation of us and our subsidiaries, see note 12 to the audited consolidated financial statements.

          Comprehensive Income.    Our comprehensive income amounted to $5.1 million and $4.0 million during the nine months ended September 30, 2003 and 2002, respectively. Comprehensive income differs from net income because of unrealized gains and losses on securities available for sale and derivative securities accounted for as cash flow hedges, and related income tax effects. For a reconciliation of our comprehensive income and net income, see the consolidated statements of comprehensive income (loss) included in our consolidated financial statements.

Years Ended December 31, 2002, 2001 and 2000

          We recorded net income of $5.1 million, or $0.49 per diluted share, in 2002, as compared to net income of $2.0 million, or $0.19 per diluted share, in 2001 and a loss of $2.8 million, or $(0.37)

per diluted share, in 2000. Net income increased in 2002 and 2001 as a result of increases in fee and other income and, to a lesser extent, net interest income. Fee and other income increased by $12.5 million, or 121.8%, in 2002 and by $10.1 million in 2001 as a result of increases in all categories of fee and other income, including investment advisory income attributable to our acquisition of Lydian Wealth Management in January 2001. Net interest income before provision for loan losses increased by $5.0 million, or 53.9%, in 2002 and by $6.6 million, or 246.5%, in 2001. These increases were primarily attributable to increases in average interest-earning assets of $128.4 million, or 48.0%, in 2002 and $86.5 million, or 47.8%, in 2001. The increases in net operating revenue in 2002 and 2001 more than offset a $10.8 million, or 68.5%, increase in operating expenses in 2002 and a $8.6 million, or 120.4%, increase in operating expenses in 2001.

          Net Interest Income.    Net interest income is the difference between interest income on interest-earning assets such as loans and securities, and interest expense paid on interest-bearing liabilities such as deposits and borrowings. Net interest income is affected by changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities.

          Net interest income before provision for loan losses increased from $2.7 million in 2000 to $9.3 million in 2001, an increase of $6.6 million, or 246.5%, and from $9.3 million in 2001 to $14.3 million in 2002, an increase of $5.0 million, or 53.9%. These increases were primarily attributable to increases in average interest-earning assets from $181.1 million in 2000 to $267.6 million in 2001 and to $396.0 million in 2002, which reflected substantial increases in average loans as a result of our substantially increased single-family residential lending activities during these periods. These increases in interest-earning assets were funded by increases in interest-bearing liabilities, which increased from $152.4 million in 2000 to $233.4 million in 2001 and to $352.9 million in 2002, primarily as a result of increases in the average balances of all categories of deposits and, in 2002, an increase in the average balance of FHLB advances and other borrowings.

          Our interest rate spread increased from 0.44% in 2000 to 2.88% in 2001 and to 3.28% in 2002. Our interest rate spread increased in 2001 because of decreases in the rates paid on the higher-costing deposits and borrowings which we obtained in 2000 after the Bank commenced operations earlier in that year. Our interest rate spread in 2001 also benefited from an increase in the yield earned on our interest-earning assets as a result of an increase in the yield on the mortgage-backed securities portfolio which we acquired with the net proceeds from the private offering of our common stock conducted by us in 1999 to fund our initial capitalization. Our interest rate spread increased in 2002 because a 154 basis point decrease in the weighted average rate paid on our interest-bearing liabilities more than offset a 114 basis point decrease in the weighted average rate earned on interest-earning assets during this period.

          As a result of the foregoing changes, our net interest margin increased from 1.48% during 2000 to 3.47% during 2001 and to 3.62% during 2002.

          For a tabular presentation of average balances, yields and rates in recent periods, see Table 1 under "Selected Financial Tables" on page 53, and for an analysis of net interest income based on changes in volume and rate, see Table 2 under "Selected Financial Tables."

          Provision for Loan Losses.    The provision for loan losses amounted to $2.4 million, $803,000 and $147,000 in the years ended December 31, 2002, 2001 and 2000, respectively. These provisions reflect substantial increases in our loan portfolio in recent years, as well as a higher level of net charge-offs in 2002. Net charge-offs amounted to $906,000, $27,000 and $0 in the years ended December 31, 2002, 2001 and 2000, respectively. All of these charge-offs were attributable to charge-offs of single-family residential loans and, to a much lesser extent, home equity loans and automobile loans.

          At December 31, 2002, the allowance for loan losses amounted to $2.4 million, or 1.47% of our total loans held for investment, as compared to $923,000, or 0.80%, at December 31, 2001. The ratio of the allowance for loan losses to nonperforming loans amounted to 72.5% at December 31, 2002, as compared to 117.4% at December 31, 2001.

          We consider the methodology for determining the provision for loan losses and the amount of our allowance for loan losses to be a critical accounting policy, as discussed under "— Critical Accounting Policies," beginning on page 50. For additional information concerning our allowance for loan losses, see "— Credit Risk Management — Allowance for Loan Losses" on page 39.

          Fee and Other Income.    Fee and other income increased from $190,000 in 2000 to $10.3 million in 2001 and to $22.8 million in 2002. Fee and other income as a percentage of net operating revenue increased from 6.9% in 2000 to 54.7% in 2001 and to 65.6% in 2002. The increases in fee and other income in recent periods were primarily attributable to increased revenues from Lydian Wealth Management and Lydian Data Services and reflect our emphasis on this source of income.

          The following table sets forth our fee and other income during the periods indicated.

	Year Ended December 31,
	2002	2001	2000
	(In Thousands)

Data services fees	$4,798	$1,595	$190
Investment advisory fees	8,548	5,274	—
Risk management advisory fees	2,601	1,115	—
Loan servicing fees	175	—	—
Gain on sale of loans, net	5,500	1,137	—
Other income	1,159	1,151	—

Total	$22,781	$10,272	$190

          Data services fees represent fees obtained from the processing of single-family residential loans for institutional investors, which includes revenue received for technology development and systems integration which are necessary to process loans for such investors. These fees increased in recent periods as a result of the expansion of the activities of Lydian Data Services. The aggregate amount of loans processed by us increased from $120 million in 2000 to $958 million in 2001 and to $3.0 billion in 2002.

          Investment advisory fees consist primarily of fees received by Lydian Wealth Management for investment consulting services, which are based on the value of client assets under management. Investment advisory fees increased in 2002 primarily because of growth in client assets under management. Client assets under management increased from $1.8 billion at December 31, 2001 to $2.7 billion at December 31, 2002, due in large part to contacts which we or our affiliates provided to Lydian Wealth Management following its acquisition by us in January 2001. Because we acquired Lydian Wealth Management in January 2001, we did not have any investment advisory fees in 2000.

          Risk management advisory fees represent one-time fees received by Lydian Wealth Management in connection with the development of equity risk management strategies for clients who have concentrated stock positions.

          Loan servicing fees are received by us in connection with our servicing of single-family residential loans which we have sold in the secondary market on a servicing-retained basis. The increases in these fees in recent periods reflect the increased sale of loans by us on a servicing-

retained basis. For information about the mortgage-servicing rights which we record in connection with such sales, see "Financial Condition — Mortgage Servicing Rights" below.

          Gain on sale of loans, net increased in recent periods as a result of higher loan sales activity and loan sale premiums. We sell in the secondary market substantially all of the fixed-rate single-family residential loans with maturities of 15 years or more, as well as some of the adjustable-rate single-family residential loans, that we originate. During 2002 and 2001, we sold $309.1 million and $68.4 million of loans, respectively. Gain on sale of loans is net of losses on derivative financial instruments which we use to hedge against the effects of changes in interest rates on the value of our mortgage loans available for sale. See "Asset and Liability Management — Derivative Financial Instruments" below. Gains from the sale of loans are subject to market and economic conditions and, as a result, there can be no assurance that the gains reported in prior periods will be achieved in future periods.

          Operating Expenses.    Operating expenses increased from $7.1 million in 2000 to $15.7 million in 2001 and to $26.5 million in 2002. These increases generally were attributable to increases in most categories of operating expenses, particularly compensation and employee benefits, as a result of our substantial growth during these periods and as a result of our acquisition of Lydian Wealth Management in January 2001.

          The following table sets forth our operating expenses during the periods indicated.

	Year Ended December 31,
	2002	2001	2000
	(In Thousands)

Compensation and employee benefits	$17,281	$8,348	$2,589
Professional fees	837	414	94
Marketing	581	724	476
Write-down of computer equipment and software	—	—	1,503
Data processing	818	793	265
Office and occupancy	3,023	2,195	580
Depreciation and amortization	2,234	1,950	1,054
Other	1,729	1,304	574

Total	$26,503	$15,728	$7,135

          Compensation and employee benefits expense increased in recent periods primarily as a result of increased salaries and bonus expense, which generally reflected increases in full-time equivalent employees in connection with the expansion of all of our businesses. Full-time equivalent employees increased from 60 at December 31, 2000 to 155 at December 31, 2001 and to 271 at December 31, 2002. The increase in full-time equivalent employees in 2001 included the addition of 37 full-time equivalent employees as a result of our acquisition of Lydian Wealth Management in January of that year.

          Professional fees increased in recent periods primarily as a result of increased legal, external audit and consultant fees.

          Write-down of computer and software expense in 2000 was attributable in part to our write-down of software which we purchased in 1999 to provide the front-end interface for our Internet banking division. This write-down was necessary because we replaced this software with an internally-developed front-end interface. Write-down of computer and software expense in 2000 also was attributable to our write-down of website development, which became obsolete after we redesigned our website.

          Data processing expense is comprised of expenses associated with our investment in both externally-provided and internally-developed technology. The increases in data processing expense in recent periods were partially attributable to increased investment in the development of loan processing technology and investment in a state-of-the art disaster recovery system.

          Office and occupancy expense increased in recent periods primarily as a result of increases in rent as a result of the expansion of our executive offices, Lydian Wealth Management's opening of three branch offices in 2002 and the expansion of the facilities used by Lydian Data Services. Office and occupancy expense also includes stationary and supplies, postage and various other office expenses, including telephone expense. These expenses increased in recent periods as a result of the growth in our operations and, in 2002, costs incurred in connection with the change of our and our subsidiaries' names.

          Depreciation and amortization expense consists primarily of depreciation of computer equipment and software and, to a lesser extent, leasehold improvements and furniture and fixtures. Such expense increased in recent periods as a result of our increased investment in depreciable assets in connection with the growth in our operations. We compute depreciation and amortization primarily on the straight-line method over the estimated life of each type of asset and assess the potential impairment of assets as circumstances warrant. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize costs related to the development and implementation of websites and software. These costs include payroll and equipment-related expenses. During the years ended December 31, 2002, 2001 and 2000, we capitalized costs of $1.0 million, $639,000 and $949,000, respectively.

          Other operating expense consists of a sundry of items, including travel and entertainment expense, certain loan expenses, loan servicing fees paid to third parties, OTS examination expenses and FDIC insurance assessments. Other operating expense increased in 2002 primarily because of increases associated with loan credit investigations and increases in other loan expenses, which reflect our increased lending activities during these periods, as well as increased travel and entertainment expense. Other operating expense increased in 2001 primarily as a result of an increase in the amount of fees paid by us to third parties to service certain loans purchased by us without the related loan servicing rights and increased travel and entertainment expense.

          Income Taxes.    We file a consolidated federal income tax return with our subsidiaries and also file separate entity income tax returns in the states of Florida, Maryland and Washington. Provision (benefit) for income taxes amounted to $3.1 million, $1.0 million and ($1.7) million in 2002, 2001 and 2000, respectively. Our effective tax rates amounted to 37.8% and 34.1% during 2002 and 2001, respectively. The income tax benefit in 2000 amounted to 37.5% of our pre-tax loss in that period. For a reconciliation of our effective tax rates and the federal statutory rate of 34%, see note 12 to the audited consolidated financial statements.

          We generated net operating loss carryforwards as a result of our operating loss in 2000. Because of these carryforwards, there was no current provision for federal income taxes by us in 2001. At December 31, 2002, we had no more federal net operating loss carryforwards but had $1.3 million of Florida state net operating loss carryforwards which expire in 2020. For additional information regarding taxation of us and our subsidiaries, see note 12 to the audited consolidated financial statements.

          Comprehensive Income.    Our comprehensive income (loss) amounted to $5.1 million, $2.2 million and ($2.9) million during the years ended December 31, 2002, 2001 and 2000, respectively. Comprehensive income differs from our net income because of unrealized gains and losses on securities available for sale and derivative securities accounted for as cash flow hedges, and related income tax effects.

          For a reconciliation of our comprehensive income and net income, see the consolidated statements of comprehensive income (loss) included in our consolidated financial statements.

Segment Reporting

          Our primary business segments are as follows:

  •
  Banking: This line of business provides a wide variety of financial services and products, including lending and deposit services, with an emphasis on high net worth individuals and their families as customers;

  •
  Wealth Management: This line of business provides a comprehensive suite of customized investment consulting and wealth management services primarily to ultra-high-net worth individuals and their families; and

  •
  Data Services: This line of business provides mortgage loan processing services to financial services firms.

          For a summary of the income and expenses of each of our business segments during the nine months ended September 30, 2003 and 2002, see note 12 to the unaudited consolidated financial statements, and for a summary of the income and expenses of each of our business segments during the years ended December 31, 2002, 2001 and 2000, see note 22 to the audited consolidated financial statements.

Financial Condition

          Total assets increased from $346.6 million at December 31, 2001 to $602.2 million at December 31, 2002 and to $1.0 billion at September 30, 2003. The $255.6 million, or 73.7%, increase during 2002 and the $434.5 million, or 72.2%, increase during the nine months ended September 30, 2003 were primarily attributable to increases in loans, which reflects the build-up of our lending operations. These increases were funded primarily by increases in deposits and FHLB advances.

          Securities.    Our securities available for sale portfolio decreased from $63.1 million at December 31, 2001 to $52.3 million at December 31, 2002 and to $42.3 million at September 30, 2003. Our securities available for sale portfolio during these periods was comprised solely of certain Fannie Mae mortgage-backed securities and interest-only securities in Fannie Mae and Ginnie Mae multi-family residential mortgage backed securities. Securities available for sale are carried at fair value inclusive of unrealized gains and losses. Securities available for sale had a pre-tax unrealized loss of $622,887 and a pre-tax unrealized gain of $767,874 at September 30, 2003 and December 31, 2002, respectively. These unrealized gains do not impact net income but are recorded as adjustments to stockholders' equity, net of related deferred income taxes, by virtue of their being a component of our comprehensive income.

          Securities also include the Bank's required investment in stock of the FHLB of Atlanta, which increased from $2.2 million at December 31, 2001 to $8.4 million at December 31, 2002 to $14.9 million at September 30, 2003.

          For a tabular presentation of our securities available for sale, see Table 3 under "Selected Financial Tables" on page 56, and for a tabular presentation of the contractual maturities of our securities available for sale, see Table 4 under "Selected Financial Tables."

          Loans.    Our loans are comprised of loans which we do not intend to hold to maturity, which we classify as loans available for sale, and loans which we do intend to hold to maturity. Loans available for sale are carried at the lower of cost or market value. Loans held to maturity are carried at their unpaid principal balance prior to adjustment for our allowance for loan losses and unearned fees, premiums and discounts.

          In the aggregate, our loans available for sale, net and loans held for investment, net increased from $254.6 million at December 31, 2001 to $420.6 million at December 31, 2002 and to $918.8 million at September 30, 2003. These increases were primarily attributable to substantial increases in single-family residential loans, which increased from $174.2 million, or 69.0%, of total loans at December 31, 2001 to $330.1 million, or 78.9%, of total loans at December 31, 2002 and to $784.5 million, or 86.2%, of total loans at September 30, 2003 (in each case including loans available for sale).

          For a tabular presentation of our loans available for sale and loans held for investment, see Tables 5 and 7, respectively, under "Selected Financial Tables" on pages 57 and 58, respectively. For a tabular presentation of the maturities and interest rate terms of our loans available for sale and loans held for investment, see Tables 6 and 8, respectively, under "Selected Financial Tables" on pages 57 and 59, respectively.

          Single-family residential loans for our high-net worth clients and other customers are obtained from wholesale sources, primarily through the use of independent brokers located nation-wide, and also are obtained on a retail basis through VirtualBank and our loan offices in Florida. We also purchase packages of loans from other financial institutions, but have used this acquisition method less in recent periods as we have built up our lending operations.

          Although not currently emphasized by us, commercial real estate loans, construction loans and commercial business loans generally are obtained on a retail basis through direct contact with clients. Automobile loans, home equity loans and lines of credit are also obtained in this manner and through VirtualBank.

          The following table sets forth information regarding our mortgage loan origination and purchase activity during the periods indicated.

		Year Ended December 31,
	Nine Months Ended September 30, 2003
		2002	2001	2000
	(In Thousands)

Originations	$967,560	$518,509	$147,144	$3,998
Purchases	22,242	57,992	43,302	162,226

	$989,802	$576,501	$190,446	$166,224

          We seek to maintain a geographically diverse mortgage loan portfolio in order to limit the effects of adverse economic conditions in any one area on our operations. For a tabular presentation of the geographic location of our mortgage loans held for sale and held for investment, see Table 9 under "Selected Financial Tables" on page 60.

          We emphasize the acquisition of high-quality single-family residential loans which exceed the loan amounts established by government-sponsored agencies, such as Fannie Mae or Freddie Mac, for loans purchased by them, or so-called "jumbo" loans. The maximum ratio of the principal amount of a single-family residential loan we acquire to the most recent appraised value of the underlying property, which we refer to as the loan-to-value, or LTV ratio, generally is substantially below the maximum permitted by our various loan programs. At September 30, 2003, the weighted average LTV ratio for our mortgage loans (including loans available for sale) at the time we acquired the loans was 63.4%.

          For a tabular presentation of the average balances and LTVs at the time of origination or purchase of our mortgage loans available for sale and held for investment, see Table 10 under "Selected Financial Tables" on page 61.

          Loan Sales Receivable.    At December 31, 2002, we had $52.6 million of loan sales receivable. The loan sales receivable at December 31, 2002 was attributable to the recording of sales of loans near the end of 2002 and settlement of these sales in early 2003. We surrendered control of these loans to the purchaser prior to December 31, 2002 and, as a result, accounted for these transactions as sales. In January 2003, we received the proceeds from all loan sales recorded at December 31, 2002.

          Equipment and Other Fixed Assets.    Our equipment and other fixed assets increased from $7.0 million at December 31, 2001 to $10.5 million at December 31, 2002 and to $13.3 million at September 30, 2003. The increase in the nine months ended September 30, 2003 was attributable to a $2.5 million, or 44%, increase in computer equipment and software and a $3.2 million, or 55%, increase in other fixed assets, which consist of leasehold improvements, internally developed software and furniture, fixtures and equipment.

          Goodwill.    Goodwill increased from $6.9 million at December 31, 2001 to $11.8 million at December 31, 2002 and was unchanged at September 30, 2003. We initially recorded $6.1 million of goodwill in connection with our acquisition of Lydian Wealth Management in January 2001, which was subsequently increased to reflect the payment of contingent consideration to the former stockholders of Lydian Wealth Management based on its post-acquisition performance. For additional information, see "— Critical Accounting Policies" below and notes 1 and 2 to the audited consolidated financial statements.

          Real Estate Owned.    Real estate owned increased from $0 at December 31, 2001 to $613,000 at December 31, 2002 and to $735,000 at September 30, 2003. Real estate owned consists entirely of single-family residences acquired by foreclosure or deed-in-lieu thereof and is a result of our increased single-family residential lending activities and the seasoning of our loans.

          Data Services and Investment Advisory Receivables.    Data services and investment advisory receivables represent amounts payable to us for our data services activities and investment advisory activities. Data services and investment advisory receivables increased from $611,000 at December 31, 2001 to $2.9 million at December 31, 2002 and to $7.0 million at September 30, 2003. These increases generally reflect the increased activities of Lydian Data Services and Lydian Wealth Management during these periods.

          Mortgage Servicing Rights.    Mortgage servicing rights are recorded by us in connection with our sale of loans in the secondary market on a servicing-retained basis. We generally sell loans on a servicing-released basis but from time to time retain loan servicing rights if the pricing of a proposed loan sale is more attractive to us on this basis. As a result of these sales, mortgage servicing rights increased from $0 at December 31, 2001 to $1.1 million at December 31, 2002 and to $4.2 million at September 30, 2003, and we serviced $290.9 million of loans for others at September 30, 2003. We amortize mortgage servicing rights in proportion to and over the period of estimated net servicing income and adjust this amortization on a prospective basis in response to changes in estimated projections of future cash flows.

          The value of our mortgage servicing rights generally would be adversely affected if a decline in market interest rates results in a substantial increase in prepayments as borrowers refinance the related loans at lower rates, which would reduce the period during which we receive income from the loans serviced by us. Because the value of our mortgage servicing rights is based on the net present value of estimated future cash flows, if the rate of prepayment of the related loans exceeds the rate assumed by us, due to a significant decline in interest rates or otherwise, the value of our mortgage servicing rights will decrease and accelerated amortization of servicing rights or recognition of an impairment provision may be necessary, which would adversely affect our results of operations.

          Deposits.    Our primary source of deposits is accounts opened through VirtualBank, our on-line banking system, which serves its customers on a 24 hours-a-day/7 days-a-week basis. We also obtain deposits through our branch office in Palm Beach, Florida. In addition, we obtain brokered deposits from time to time, but these have not been a significant source of our deposits to date.

          Deposits increased from $194.8 million at December 31, 2001 to $313.7 million at December 31, 2002 and to $598.8 million at September 30, 2003. The increase in deposits in 2002 was primarily attributable to a $90.5 million, or over 100%, increase in certificates of deposit and a $30.8 million, or 81.0%, increase in negotiable order of withdrawal ("NOW") accounts. The increase in NOW accounts in 2002 was attributable to a six month-teaser rate offered on these accounts, and the increase in certificates of deposit during this period was primarily attributable to our payment of higher rates, in each case to attract deposits to support our growth. The increase in deposits during the nine months ended September 30, 2003 was primarily attributable to a $242.0 million increase in savings accounts, which was attributable to our successful introduction of the emoney market account. This account is a purely electronic account for individuals in which deposits may be made only by means of a link to another account or accounts with us or another financial institution and from which deposits may be withdrawn only by electronic transfer back to the linked account or accounts.

          For a tabular presentation of our deposits, see Table 11 under "Selected Financial Tables" on page 62. For a tabular presentation of the maturities of our certificates of deposit and our certificates of deposit of $100,000 or more, see Tables 12 and 13, respectively, under "Selected Financial Tables" on pages 62 and 63, respectively.

          Borrowings.    We use both short-term and long-term borrowings to fund the growth of earning assets in excess of deposit growth. A principal source of these borrowings is the advance programs of the FHLB of Atlanta, which we may utilize on a short-term basis or on a long-term basis to extend the maturity of our interest-bearing liabilities as appropriate. FHLB advances increased from $40.5 million at December 31, 2001 to $167.5 million at December 31, 2002 and to $222.2 million at September 30, 2003. FHLB advances generally are secured by a specific assignment of qualifying first mortgage single-family residential loans with unpaid principal amounts equal to at least 100% of the FHLB advances when discounted at 85% of the unpaid principal balance, as well as our stock in the FHLB of Atlanta.

          Borrowings also include sales of securities under agreements to repurchase the same securities, which we generally use to obtain funds on a short-term basis (less than a year). The average amount of these borrowings outstanding during the nine months ended September 30, 2003 and the year ended December 31, 2002 and 2001 was $36.2 million, $42.6 million and $23.5 million, respectively. At September 30, 2003 and December 31, 2002 and 2001, we had mortgage-backed securities with a fair value of $37.7 million, $44.1 million and $63.1 million, respectively, pledged as collateral under repurchase agreements. These securities remain in our asset accounts but are held by our counterparties to these agreements.

          Our short-term borrowings also include advances to us under a $100 million loan repurchase agreement with Greenwich Capital Financial Products, Inc. At September 30, 2003, we had $69.9 million outstanding under the loan repurchase agreement with Greenwich Capital. For additional information regarding these lines of credit, see "Liquidity and Capital Resources" below.

          For a tabular presentation of certain of our borrowings, see Table 14 under "Selected Financial Tables" on page 63.

          At September 30, 2003, our consolidated borrowings also included a $10.0 million loan from First Tennessee Bank National Association, which is secured by the stock we hold in the Bank,

Lydian Data Services and Lydian Wealth Management Holdings Company. This loan has a 12-year term.

          Trust Preferred Securities.    Trust preferred securities are securities issued by subsidiary trusts to raise funds which we classify as borrowings. Various contractual obligations relating to these securities effectively make them full and unconditional obligations of the Company.

          We formed Lydian Capital Trust I in July 2002 and Lydian Capital Trust II in October 2002. Each of these trusts issued $10 million of variable-rate trust preferred securities and invested the proceeds in variable-rate junior subordinated notes we issued. The rate on $10 million of these trust preferred securities resets quarterly based on 3-month LIBOR plus 3.65%, and the rate on the other $10 million of these trust preferred securities resets quarterly based on 3-month LIBOR plus 3.45%. The maximum rate on these securities is capped at 12.50% through mid-to-late 2007, after which the cap is removed. We may redeem $10 million of these trust preferred securities at our option at par plus accrued unpaid interest beginning in July 2007, and we may redeem the other $10 million of these trust preferred securities at our option and on the same terms beginning in November 2007. These securities mature in 2032.

          In September 2003, we formed Lydian Capital Trust III. This trust issued $10 million of variable-rate trust preferred securities and invested the proceeds in variable-rate junior subordinated notes we issued. The rate on these trust preferred securities resets quarterly based on 3-month LIBOR plus 3.00%. We can redeem these trust preferred securities at our option at par plus accrued unpaid interest beginning in August 2008. These securities mature in 2033. We contributed the $9.7 million net proceeds from this offering to the Bank to increase its capital.

          Stockholders' Equity.    Our stockholders' equity increased from $52.2 million at December 31, 2001 to $53.5 million at December 31, 2002 and to $60.1 million at September 30, 2003. These increases were primarily attributable to our retention of earnings. In addition, in 2002, we recorded $1.9 million of additional paid-in capital in connection with the issuance of contingent consideration to the former stockholders of Lydian Wealth Management, and in the nine months ended September 30, 2003 we recorded $4.9 million of additional capital in connection with our issuance of 972,120 shares upon exercise of outstanding options under our stock option plan. The effects of these increases in our stockholders' equity were substantially offset by our repurchase of 673,000 shares and 1,145,000 shares for an aggregate of $3.4 million and $5.7 million, respectively, during the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

Credit Risk Management

          Credit risk management is governed by policies reviewed and approved annually by our board of directors. The board delegates responsibility for credit risk management to a credit committee, which is comprised of directors and members of senior management who are responsible for supervising and administering our lending activities. The credit committee reviews information regarding our loans, classifies them in accordance with the requirements of federal regulations and takes other action as appropriate. We strive to identify potential problem loans early, take any necessary charge-offs promptly and maintain an adequate allowance for loan losses.

          Nonperforming Assets.    Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more overdue, real estate acquired upon foreclosure or by deed-in-lieu thereof and repossessed assets.

          At September 30, 2003, our nonperforming assets amounted to $2.5 million, as compared to $3.9 million at December 31, 2002 and $786,000 at December 31, 2001. Nonperforming assets at September 30, 2003 consisted of $1.8 million of nonperforming loans and $735,000 of real estate owned. Nonperforming loans at September 30, 2003 consisted primarily of a $1.7 million single-

family residential loan in which the title company responsible for closing the loan embezzled the escrowed funds we advanced. We are currently pursuing recovery of the loan proceeds through litigation against the title company and a fidelity bond claim. Pursuant to applicable accounting requirements, we consider this loan impaired and carry it on our books at its estimated net realizable value.

          Although we currently have a low level of nonperforming assets, there can be no assurance that we will not experience higher levels of nonperforming assets as our loans become more seasoned or as a result of changes in the real estate markets and economic conditions in the areas in which we engage in lending activities. Increases in nonperforming assets would adversely affect our operations through higher provisions for loan losses, increased net charge-offs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

          The following table shows the amounts of our nonperforming assets at the dates indicated.

		December 31,
	September 30, 2003
		2002	2001	2000	1999
	(Dollars in Thousands)
Nonaccruing loans:
Single-family residential	$1,770	$3,300	$711	$—	$—
Commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer and other	5	22	75	—	—

Total nonaccruing loans	1,775	3,322	786	—	—
Accruing loans 90 days or more past due	—	—	—	—	—

Total nonperforming loans	1,775	3,322	786	—	—
Real estate owned, net	735	613	—	—	—
Repossessed assets, net	—	—	—	—	—

Total non-performing assets	$2,510	$3,935	$786	$—	$—

Total nonperforming loans as a percentage of total loans(1)	0.27%	0.44%	0.31%	—	—
Total nonperforming assets as a percentage of total assets	0.24	0.65	0.23	—	—

(1)
Includes loans available for sale.

          Loans are generally placed on nonaccrual when they are more than 90 days past due in either principal or interest, unless the loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days also may be classified as nonaccrual if repayment in full of principal or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower of interest and principal in accordance with the contractual terms.

          At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Recognition of the interest on the accrual method is discontinued when interest or principal payments are greater than 90 days in arrears.

          Additional interest income of $171,542, $168,388, $24,489 and $0 would have been recorded for the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively, had the nonaccrual loans at the end of these periods been accruing in accordance with their terms.

          Real estate owned is initially recorded at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property after the date of acquisition by foreclosure or deed-in-lieu thereof. After acquisition, we periodically reevaluate real estate owned to determine that the carrying value is recorded at the lower of cost or fair value less estimated costs to dispose.

          Classified Assets.    Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. The Bank has established three classifications for potential problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The Bank has established another category, designated "special mention," for assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as special mention, substandard or doubtful result in the institution establishing higher levels of allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. At September 30, 2003, we had $1.8 million of classified assets, which generally were comprised of the single-family residential loans and real estate owned included in our nonperforming assets at such date.

          Potential Problem Loans.    In addition to the nonperforming loans discussed above, we also have loans that are 30 to 89 days delinquent and still accruing. These loans amounted to $36,000 at September 30, 2003, as compared to $1.1 million at December 31, 2002 and $1.5 million at December 31, 2001. These loans and related delinquency trends are considered in the evaluation of the allowance for loan losses and the determination of the provision for loan losses.

          Allowance for Loan Losses.    Based upon an evaluation of known and inherent risks, we maintain an allowance for loan losses at a level that we consider adequate to provide for probable losses on our loans held to maturity. The allowance for loan losses is increased by provisions for losses charged to income and by recoveries on loans previously charged off and is reduced by loans charged-off. The credit committee meets quarterly to consider the adequacy of the allowance for loan losses and the appropriate provision based upon a review of the nature, volume, delinquency status and inherent risk of our loans held for investment in relation to the allowance for loan losses, as well as such factors as the level and trend of interest rates and condition of the national economy and the local economies in which we engage in lending activities. Because of a lack of historical loss experience on our loans, however, we currently rely primarily on the reserve levels and charge-off experience of other financial institutions, as reflected in information prepared by the OTS, and the judgment of our management based on their experience in the banking industry in determining the adequacy of our allowance for loan losses, the provisions which are necessary to maintain this adequacy and the allocation of our allowance for loan losses by type of loan.

          Arriving at an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. Although we use currently available information to maintain our allowance for loan losses, future additions to the allowance may be necessary based on the performance of our loans, changes in economic conditions or regulatory requirements. Any such additions would adversely affect our results of operations.

          The following table shows changes in our allowance for loan losses during the periods indicated.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999(1)
	(Dollars in Thousands)

Average loans outstanding(2)	$656,870	$279,491	$325,689	$206,479	$41,178	$—

Allowance for loan losses, beginning of period	$2,409	$923	$923	$147	$—	$—
Provision for loan losses	1,154	875	2,392	803	147
Charge-offs:
Single-family residential	641	463	860	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—
Consumer and personal	127	6	47	27	—	—

Total charge-offs	768	442	907	27	—	—
Recoveries on loans previously charged off:
Single-family residential	11	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer and personal	—	1	1	—	—	—

Total recoveries	11	1	1	—	—	—
Net charge-offs	757	441	906	27	—	—

Allowance for loan losses, end of period	$2,806	$1,826	$2,409	$923	$147	$—

Allowance for loan losses as a percentage of total loans held for investment	0.90%	1.05%	1.47%	0.80%	0.12%	—
Allowance for loan losses as a percentage of nonperforming loans	111.79	160.65	72.52	117.43	N/M	—
Ratio of net charge-offs during the period to average loans outstanding during the period(2)(3)	0.15	0.21	0.28	0.01	0.00	—

(1)
Represents the period from inception on April 30, 1999 through December 31, 1999.

(2)
Includes loans held for sale.

(3)
Ratios for the nine months ended September 30, 2003 and 2002 are annualized.

          The following table shows how our allowance for loan losses was allocated by type of loan at the dates indicated.

			December 31,
	September 30, 2003
			2002		2001		2000		1999
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in Thousands)

Single-family residential	$1,512	65.7%	$1,749	60.4%	$495	66.2%	$119	93.2%	$—	—%
Commercial real estate	2	1.7	1	0.7	1	0.9	6	0.9	—	—
Construction	5	3.4	10	5.6	8	6.6	2	0.9	—	—
Commercial business	15	0.9	15	0.7	9	0.1	—	—	—	—
Consumer and personal	1,272	28.3	634	32.6	410	26.2	20	5.0	—	—

Total	$2,806	100.0%	$2,409	100.0%	$923	100.0%	$147	100.0%	$—	—%

          Included in the allowance for loan losses are specific reserves determined on a loan by loan basis as part of the regular review of our loan portfolio.

Asset and Liability Management

          The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-liability management is governed by policies reviewed and approved annually by our board of directors. The board delegates responsibility for asset-liability management to the asset-liability management committee, which is comprised of directors and members of senior management who set strategic directives that guide the daily asset-liability management of our activities. This committee reviews our asset-liability policies and our interest rate risk position. It meets weekly, and reports trends and our interest rate risk position to our board of directors on a quarterly basis.

          Market Risk.    Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices and other market-driven rates or prices. We have no trading operations and as a result are only exposed to non-trading market risk.

          Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-credit risk to which we are exposed. Interest-rate risk is the sensitivity of income to changes in interest rates. Changes in interest rates, as well as fluctuations in the level and duration of assets and liabilities, affect net interest income, which is currently our primary source of revenue. This risk is inherent in our lending and deposit gathering activities. In addition to directly impacting net interest income, changes in the level of interest rates also can affect:

  •
  the demand for loans, which affects the amount of loans originated and sold by us;

  •
  the ability of borrowers to repay adjustable or variable rate loans;

  •
  the average maturity of loans held by us, as well as the loans we service for others, which can adversely affect the carrying value of our mortgage servicing rights;

  •
  the rate of amortization of premiums paid on loans and securities;

  •
  the fair value of our saleable assets, the amount of unrealized gains and losses on loans and securities available for sale and the resultant ability to realize gains from the sale of such assets; and

  •
  the fair value of derivatives carried on our balance sheet, derivative hedge effectiveness and the amount of ineffectiveness recognized in earnings.

          Increases in interest rate levels which have the effect of reducing the demand for new loans also could adversely affect the volume of loans which we process for existing clients, as well as our ability to attract new clients for which to perform such services. In addition, to the extent that changes in general levels of interest rates adversely affect financial and securities markets, our wealth management business would be adversely affected because our fees for our investment advisory services generally are based on the market value of assets under management.

          The primary objective of interest-rate risk management is to control our exposure to interest-rate risk both within limits approved by our board and guidelines established by the asset-liability management committee. These limits and guidelines reflect our tolerance for interest rate risk over both short-term and long-term horizons. We attempt to control interest rate risk by identifying, quantifying and, where appropriate, hedging our exposure.

          In recent years, we have primarily utilized the following strategies in our efforts to manage interest rate risk:

  •
  we have emphasized originations and purchases for portfolio retention of adjustable-rate, single-family residential loans;

  •
  we sell in the secondary market substantially all of our newly-originated, long-term, fixed-rate single-family residential loans with maturities of 15 years or more;

  •
  when market conditions permit, we have attempted to lengthen the terms of our deposits and borrowings; and

  •
  where appropriate, we have used derivative instruments to hedge the exposure of specific assets and liabilities to changes in interest rates or otherwise to reduce our exposure to such changes.

          GAP Analysis.    We monitor our interest rate sensitivity in part by evaluating on at least a quarterly basis the interest-rate sensitivity of our assets and liabilities and our interest rate sensitivity "gap." An asset or a liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At September 30, 2003, our cumulative one-year interest rate gap, as a percentage of total assets, was a negative 26.5%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income.

          The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at September 30, 2003, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 2003, on the basis of contractual maturities, estimated prepayments and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and estimated prepayments of hybrid loans, which have a fixed interest rate for an initial period before becoming an adjustable-rate loan, and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans.

	3 Months or Less	More than 3 Months to 6 Months	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
	(Dollars in Thousands)
Interest-earning Assets:
Interest-earning deposits	$10,716	$—	$—	$—	$—	$—	$10,716
Investment securities	57,193	—	—	—	—	—	57,193
Loans available for sale	30,790	12,422	16,713	128,702	218,691	192,287	599,605
Loans receivable	44,061	19,534	16,899	126,742	81,424	22,117	310,777

Total interest-earning assets	$142,760	$31,956	$33,612	$255,444	$300,115	$214,404	$978,291

Interest-bearing Liabilities:
Savings accounts	$—	$—	$62,333	$185,792	$—	$—	$248,124
Checking accounts	30,228	31,218	57,668	—	—	—	119,114
Certificate accounts	49,878	36,815	43,463	43,091	46,444	214	219,905

Total interest-bearing deposits	80,106	68,033	163,464	228,882	46,444	214	587,143
FHLB advances and other borrowings	161,233	1,780	—	107,500	50,000	46,158	366,671

Total interest-bearing liabilities	$241,338	$69,814	$163,464	$336,382	$96,444	$46,372	$953,814

Interest-earning assets less interest-bearing liabilities	$(98,578)	$(37,858)	$(129,852)	$(80,938)	$203,671	$168,032	$24,477

Cumulative interest-rate sensitivity gap(1)	$(98,578)	$(136,436)	$(266,288)	$(347,226)	$(143,555)	$24,477

Cumulative interest-rate gap as a percentage of total assets	(9.8)%	(13.6)%	(26.5)%	(34.5)%	(14.3)%	2.4%
Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities	59.2%	56.2%	43.9%	57.2%	84.2%	102.6%

(1)
Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

          Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. In addition, certain assets, such as adjustable rate mortgages, or ARMs, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their ARM loans may decrease in the event of an interest rate increase because of an inability to meet the increased credit costs.

          NPV Analysis.    In addition to gap measurements, we measure and manage interest-rate risk with the extensive use of computer simulation of our net portfolio value, or NPV, as promulgated by the OTS's Thrift Bulletin 13a. The OTS defines NPV as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present value of expected net cash flows from existing off-balance sheet contracts. Under Thrift Bulletin 13a, institutions are required to establish limits on the sensitivity of NPV to parallel changes in interest rates. Those changes in interest rates are defined as instantaneous and sustained movements of interest rates in 100 basis point increments. In addition, institutions are required to calculate the ratio of NPV to the present value of total assets, or NPV Ratio, for each interest rate shock scenario.

          Our board-set policy on interest rate risk simulation regarding NPV specifies that if interest rates were to shift up by 100 basis points and 200 basis points, our minimum NPV ratio should not be less than 7% and 6%, respectively, which qualify as a minimal or moderate level of interest rate risk based on OTS guidelines. We were in compliance with these policy requirements at September 30, 2003 and December 31, 2002.

          The following table sets forth the estimated effects on our NPV as of September 30, 2003 based on the indicated increases or decreases in interest rates.

	Net Portfolio Value
Change in Interest Rates in Basis Points (Rate Shock)	Amount	Dollar Change	Percentage Change	NPV Ratio
	(Dollars in Thousands)

200	$112,656	$12,407	12.0%	11.0%
100	108,786	8,537	9.0	10.5
Base	100,249	—	—	9.6
(100)	85,477	(14,772)	(15.0)	8.1

          As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in these interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effects of changes in market interest rates on our NPV and will differ from actual results.

          Derivative Financial Instruments.    From time to time we use certain hedging strategies which include the use of derivative financial instruments. The primary objective of our hedging strategies is to reduce our exposure to interest rate risk arising from our asset and liability structure. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," we record all derivatives on our consolidated balance sheet at fair value, which generally represents the amount of money we would pay or receive if the item were bought or sold in a current transaction. Changes in the fair value of derivative instruments are reported in earnings or other comprehensive income depending on the intended use of the derivative and the resulting designation, as set forth below.

  •
  For fair value hedge derivatives, the gain or loss is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributable to the risk being hedged. The effect is to reflect in earnings the extent to which the hedge is ineffective in achieving the offsetting changes in fair value.

  •
  For cash flow hedge derivatives, the effective portion of the gain or loss on the derivative is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the hedged item affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

For nondesignated hedge derivatives, or designated hedge derivatives which no longer qualify for hedge accounting treatment, the gain or loss is recognized in earnings in the period of change.

          A derivative instrument may be accounted for as a fair value hedge or a cash flow hedge only if certain conditions are met. Among other things, an entity that elects to apply hedge accounting has to meet substantial documentation requirements at the inception of the hedge and the entity must demonstrate that the hedging relationship is highly effective in achieving offsetting changes in fair value or cash flows for the risk being hedged. Hedge accounting treatment must be discontinued if it is determined that the derivative is no longer effective in offsetting changes in the hedged item, because it is unlikely that the forecasted transaction will occur, or management determines that the designation of the derivative as a hedging instrument is no longer appropriate.

          In connection with our single-family residential lending activities, we enter into interest-rate lock loan commitments with loan applicants, whereby the interest rate on the loan is guaranteed for a certain period of time while the application is in the approval process. In accordance with SFAS No. 133, interest-rate lock loan commitments on loans to be designated as held for sale are derivative financial instruments, and changes in their fair value are required to be reported in current earnings because they are nondesignated derivatives. The fair value of interest-rate lock loan commitments is determined as of the date the interest rate is locked and is based on the estimated fair value of the underlying mortgage loans, including the value of the servicing. Generally, the change in the value of the underlying mortgage loans is based on quoted market prices of publicly-traded mortgage-backed securities. We estimate the amount of loans expected to close by applying a fall-out ratio for commitments that are expected to expire. This estimate is based on the historical data for loans with similar characteristics as well as current market conditions. Actual funding amounts may vary from our estimates. We customarily close a higher percentage of loans with committed interest rates lower than the current market rate and lower percentages of loans that have committed interest rates greater than the current market. These variances can have a negative effect on our earnings. We record changes in the fair value of interest-rate lock loan commitments under other noninterest income in the consolidated statement of operations, with an offset to other assets in the consolidated balance sheet. During the nine months ended September 30, 2003, we recorded $436,000 of net gains from fair value adjustments on interest-rate lock loan commitments. At September 30, 2003, the estimated notional amount of interest-rate lock loan commitments expected to be funded was approximately $56 million.

          In order to manage the risk that changes in interest rates would decrease the value of our mortgage loans held for sale, we enter into agreements to sell Fannie Mae mortgage-backed securities, which generally mature over a 30 to 90 day period. During the nine months ended September 30, 2003, we utilized forward sales agreements for this purpose but did not elect hedge accounting treatment for these agreements. In accordance with SFAS No. 133, we recorded a $5.7 million unrealized mark-to-market pre-tax loss on open mortgage-backed securities sales agreements during the nine months ended September 30, 2003 and a $777,147 realized pre-tax loss on closed mortgage-backed securities sales agreements during this period. These losses, which are a component of gain on sale of loans, net in the consolidated statement of operations, generally were offset by gains on the sale of mortgage loans available for sale which were being hedged by us. At September 30, 2003, we had $220 million of open mortgage-backed securities forward sales agreements outstanding.

          In November 2002, we entered into an interest rate swap agreement for a notional amount of $25 million to synthetically convert $20 million of trust preferred securities issued during 2002, as well as $5.0 million of our short-term repurchase agreements, to fixed-rate obligations. Under this agreement, we receive the 3-month LIBOR rate, reset quarterly, in exchange for fixed-rate interest payments at an interest rate of 4.46% over the ten-year life of the agreement without an exchange of the underlying principal amounts. The differential between the amounts paid and received by us under the interest rate swap agreement is recognized as an adjustment to interest expense on the related trust preferred securities and short-term repurchase agreements. The interest rate swap agreement, which we account for as a cash flow hedge of the related liabilities, effectively locked in a fixed rate of interest of 8.11% on the $10 million of trust preferred securities issued by us in connection with Lydian Capital Trust I and 7.91% on the $10 million of trust preferred securities issued by us in connection with Lydian Capital Trust II.

          During the nine months ended September 30, 2003 and the year ended December 31, 2002, we recorded losses of $13,150 and $416,610, respectively, net of taxes, in other comprehensive losses resulting from the effective portion of our cash flow hedges. There was no ineffectiveness of these hedges during these periods.

          From time to time we enter into futures agreements to hedge the exposure of our investment advisory business to general declines in the securities markets, which adversely affect the value of our assets under management and thus our results of operations. At September 30, 2003 and December 31, 2002, we had futures contracts, which were nondesignated hedges, to purchase $1.2 million and $3.8 million, respectively, of indexed funds and to sell $279,000 foreign currency contracts and $3.9 million of indexed futures, respectively. Changes in the fair value of the futures contracts are recorded in noninterest income in the consolidated statement of operations. We recorded losses of $419,000 on these contracts during the nine months ended September 30, 2003 and a gain of $58,000 on these contracts during the year ended December 31, 2002.

          For additional information regarding our interest rate risk management contracts, see "Contractual Obligations and Other Commitments" below.

Liquidity and Capital Resources

          On a parent-only basis at September 30, 2003, our debt service requirements consisted primarily of $30 million of junior subordinated notes issued to three trust subsidiaries in connection with their issuance of trust preferred securities. These obligations mature starting in 2032, and based on the variable rates in effect on September 30, 2003, have annual debt service payments of $1.3 million in the aggregate. Our parent-only debt service requirements at September 30, 2003 also included a $10.0 million line of credit from First Tennessee Bank which matures in July 2015, of which $10.0 million was outstanding at September 30, 2003. Based on the variable rate in effect on September 30, 2003, this loan has an annual debt service requirement of $321,000.

          The principal sources of funds for us to meet parent-only obligations are dividends from the Bank, which are subject to regulatory limitations, and from our other subsidiaries. Additional sources of funds include cash and cash equivalents, investment securities held by us from time to time and borrowings. At September 30, 2003, the Bank had $9.8 million available for dividends that could be paid without prior regulatory approval. The Company had $14.8 million of cash or cash equivalents at September 30, 2003.

          For the Bank liquidity represents the ability to fund asset growth and accommodate deposit withdrawals and other funding requirements. Liquidity risk is the danger that the Bank cannot meet anticipated or unexpected funding requirements or can meet them only at excessive cost. Liquidity is measured by the ability to raise cash when needed at a reasonable cost. Many factors affect a financial institution's ability to meet liquidity needs, including variations in the markets served, its asset and liability mix, its reputation and credit standing in the market and general economic conditions.

          In addition to retail deposits, the Bank has various other liquidity sources, including proceeds from maturing loans and securities, proceeds from sales of loans and securities, borrowed funds such as FHLB advances and repurchase agreements and brokered deposits. At September 30, 2003, the Bank was eligible to borrow an additional $102 million from the FHLB of Atlanta, subject to the availability of qualifying collateral. In addition, provided that it has adequate unencumbered loans, the Bank may borrow an aggregate of $100 million under a loan repurchase agreement with Greenwich Capital Financial Products, Inc. At September 30, 2003, the Bank had borrowed $69.9 million pursuant to the loan repurchase agreement with Greenwich Capital. At the same date, the Bank had $91 million of unencumbered loans and securities which was available to secure additional borrowings.

          Liquidity is monitored on a weekly basis by the asset-liability management committee based on a review of a report which projects for each of the following eight weeks loan originations and maturities of loans and deposits and which also includes information regarding credit and collateral availability. The committee also reviews weekly long-term balance sheet projections which identify planned growth in various asset and liability categories.

          We believe that we will continue to have sufficient funds and alternative funding sources to meet our existing contractual obligations and commitments, which are summarized in the following section.

Contractual Obligations and Other Commitments

          We have entered into numerous contractual obligations and commitments. The following tables summarize our contractual cash obligations, other commitments and derivative financial instruments at September 30, 2003.

Contractual Cash Obligations

		Payments Due By Period
	Total	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)

Certificates of deposit	$219,905	$130,156	$43,091	$46,444	$214

FHLB advances	222,158	118,500	57,500	45,000	1,158
Other borrowings	114,513	104,513	—	—	10,000
Trust preferred securities	30,000	—	—	—	30,000

Total debt	586,576	353,169	100,591	91,444	11,372
Operating lease obligations	14,615	1,876	4,621	4,232	3,887

Total contractual obligations	$601,191	$355,045	$105,212	$95,676	$15,259

Other Commitments

		Amount of Commitment Expiration — Per Period
	Total Amounts Committed	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)

Letters of credit	$4,634	$34	$4,600	$—	$—
Commitments to originate loans	140,581	140,581	—	—	—

Total commitments	$145,215	$140,615	$4,600	$—	$—

Derivative Financial Instruments

		Amount of Commitment Expiration — Per Period
	Total Amount Committed	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Interest rate swap agreements (notional amount)	$25,000	$—	$—	$—	$25,000
Forward commitments to sell mortgage-backed securities	220,000	220,000	—	—	—
Futures contracts:
Commitments to purchase index funds	1,230	1,230	—	—	—
Commitments to sell indexed funds	279	279	—	—	—

Regulatory Capital Requirements

          Federally-insured savings institutions such as the Bank are required to maintain minimum levels of regulatory capital. At September 30, 2003, the Bank was deemed to be "well capitalized" under the regulations of the OTS and in compliance with applicable regulatory capital requirements.

          The following table reflects the Bank's actual levels of regulatory capital and applicable regulatory capital requirements at September 30, 2003.

	Required		Actual		Excess
	Percent	Amount	Percent	Amount	Percent	Amount
	(Dollars in Thousands)

Tangible capital(1)	4.00%	$40,320	6.59%	$66,388	2.59%	$26,068
Tier 1 leverage (or core) capital(1)	4.00	40,320	6.59	66,388	2.59	26,068
Risk-based capital(1)	8.00	46,569	11.80	66,699	3.80	22,130

(1)
Tangible and Tier 1 leverage (or core) capital are computed as a percentage of adjusted total assets of $1.0 billion. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $582.1 million.

Impact of Inflation and Changing Prices

          The financial statements, accompanying notes and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. Inflation is, however, reflected in the increased costs of our operations. Because most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Critical Accounting Policies

          We follow accounting and reporting practices that are in accordance with accounting principles generally accepted in the United States of America. The more significant of these policies are summarized in our consolidated financial statements. We believe that our most critical accounting policies are set forth below. Certain of these policies are deemed to be critical accounting policies to us because by their nature they require a significant amount of subjective and complex judgment by our management and because they could potentially result in materially different results under different assumptions or conditions.

          Allowance for Loan Losses.    We maintain an allowance for loan losses to provide for probable loan losses based upon evaluations of known and inherent risks in our loan portfolio. Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. We consider a variety of factors relating to the performance of our loan portfolio and current economic conditions in evaluating the adequacy of our allowance for loan losses and the provisions for loan losses which we record in a particular period to maintain this adequacy. Because of a lack of historical loss experience on our loans, however, we currently rely primarily on loss histories of other financial institutions and on our management's judgment based on their years of experience in the banking industry in determining the adequacy of our allowance for loan losses and in establishing provisions for loan losses. Although we use available information to establish the appropriate level of the allowance for loan losses, future additions to the allowance may be necessary based on changes in economic conditions, the performance of our loan portfolio or other factors on which our judgments are based, which would adversely affect our results of operations. For further information on our methodologies for assessing the adequacy of our allowance for loan losses, see "— Credit Risk Management — Allowance for Loan Losses."

          Accounting for Acquisitions and Review of Goodwill and Other Intangible Assets.    In connection with our acquisition of other companies, such as our acquisition of Lydian Wealth Management in January 2001, we record as assets on our financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as non-compete agreements and customer lists. Since our required adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, we are no longer required to amortize the amount of our goodwill through a charge to expense over the period of its expected life, and instead evaluate at least once a year whether the carrying value of our goodwill has become impaired, in which case we would reduce its carrying value through a charge to our earnings. Identifiable intangible assets determined to have limited lives are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine potential impairment of intangible assets acquired in acquisitions involve estimating discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Any changes in the estimates which we use to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely affects their value or estimated lives would adversely affect our results of operations.

          Derivative Instruments.    We use a variety of derivative financial instruments in order to mitigate our exposure to changes in market interest rates. All derivative financial instruments are recorded on our consolidated balance sheet at their fair value, which generally represents the amount of money we would receive or pay if the item were bought or sold in a current transaction. Changes in the fair value of derivative instruments are reported in earnings or other comprehensive income depending on the intended use of the derivative and the resulting designation and the effectiveness of the instrument in hedging against a particular risk.

          When determining the extent to which interest rate exposures should be hedged, we make certain estimates and judgments. For example, in connection with our efforts to hedge the effects of changes in interest rates on loans available for sale, we make estimates and judgments regarding potential changes in interest rates and the timing of the sale of loans available for sale. To the extent that actual results are different from our assumptions, our hedging strategy may not be effective in offsetting changes in the value of hedged items, which would adversely affect our results of operations and equity. To the extent that designated hedge derivatives do not qualify for hedge accounting treatment or we utilize nondesignated hedge derivatives, our earnings and equity would be subject to greater volatility because gains or losses on the derivative instrument would be recognized in our earnings, but any offsetting gains or losses on the related assets or liabilities would not be recognized in our earnings.

Recent Accounting Pronouncements

          In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51." This Interpretation addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

  •
  the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and

  •
  the equity investors lack one or more of the following essential characteristics of a controlling financial interest:

  •
  the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights;

  •
  the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; or

  •
  the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

          FIN 46 applies upon formation to variable interest entities created after January 31, 2003. During December 2003, the FASB deferred certain provisions of FIN 46 until the first reporting period ending after March 15, 2004. The Company will apply the provisions of FIN 46, as revised, at March 31, 2004 for variable interest entities created prior to February 1, 2003. In connection with the adoption of this standard, the Company deconsolidated one of its variable interest entities as of September 30, 2003. The adoption of FIN 46 did not have a material impact on the consolidated financial statements of the Company.

          In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this standard on July 1, 2003 did not have a material impact on our financial position, results of operations or cash flows.

          In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements." SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. During November 2003, the FASB additionally deferred the provisions that require that mandatorily redeemable minority interests within the scope of SFAS No. 150 be classified as a liability on a parent company's financial statements in certain situations, including when a finite-lived entity is consolidated. The adoption of this standard on July 1, 2003 did not have a material impact on our financial position, results of operations or cash flows.

SELECTED FINANCIAL TABLES

Table 1 — Average Balance Sheets

          The following table shows for the periods indicated the total dollar amount of interest income from average interest-earning assets and interest expense from average interest-bearing liabilities, the yields earned and rates paid thereon and our interest rate spread and net interest margin. Information is based on average daily balances during the indicated periods.

	Nine Months Ended September 30,
	2003			2002
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in Thousands)
Interest-earning assets:
Investment securities	$58,314	$3,129	7.15%	$61,140	$3,658	7.98%
Loans(1)	656,870	26,357	5.35	279,491	13,550	6.46
Other	18,274	140	1.02	6,898	78	1.99

Total interest-earning assets	733,458	29,626	5.39	347,529	17,286	6.63
Non-interest-earning assets	55,798			24,517

Total assets	$789,256			$372,047

Interest-bearing liabilities:
Savings accounts	$63,024	1,028	2.17	$8,506	110	1.72
Checking accounts	126,197	1,697	1.79	84,069	1,467	2.33
Certificate accounts	241,483	5,396	2.98	121,692	3,693	4.05

Total interest-bearing deposits	430,704	8,121	2.51	214,266	5,270	3.30
FHLB advances and other borrowings	274,671	5,804	2.82	97,976	2,131	2.90

Total interest-bearing liabilities	705,375	13,925	2.63	312,242	7,401	3.16

Non-interest-bearing deposits	11,832			2,655
Other liabilities	9,726			4,016

Total liabilities	21,558			6,671

Shareholders' equity	62,323			53,134

Total liabilities and shareholders' equity	$789,256			$372,047

Net interest-earning assets	$28,083			$35,288

Net interest income; interest rate spread		$15,701	2.76%		$9,885	3.47%

Net interest margin(2)			2.85%			3.79%

Average interest-earning assets to interest-bearing liabilities			104.0%			111.3%

(1)
Includes loans available for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

(2)
Net interest income divided by average interest-earning assets.

	Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
				(Dollars in Thousands)
Interest-earning assets:
Investment securities	$60,719	$4,819	7.94%	$51,773	$3,852	7.44%	$127,592	$8,648	6.78%
Loans(1)	325,689	20,432	6.27	206,479	15,978	7.74	41,178	3,372	8.19
Other	9,571	104	1.09	9,378	355	3.79	12,326	703	5.70

Total interest-earning assets	395,979	25,355	6.40	267,630	20,185	7.54	181,096	12,723	7.03
Non-interest-earning assets	17,664			20,386			8,880

Total assets	$413,643			$288,016			$189,976

Interest-bearing liabilities:
Savings accounts	$8,872	132	1.48	$15,740	562	3.57	$3,617	231	6.39
Checking accounts	92,148	2,105	2.28	69,207	2,350	3.40	9,205	581	6.32
Certificate accounts	136,348	5,311	3.90	99,261	5,629	5.67	35,571	2,484	6.98

Total interest-bearing deposits	237,368	7,548	3.18	184,208	8,541	4.64	48,393	3,296	6.81
FHLB advances and other borrowings	115,551	3,477	3.01	49,195	2,331	4.74	103,995	6,739	6.48

Total interest-bearing liabilities	352,919	11,025	3.12	233,403	10,872	4.66	152,388	10,035	6.59
Non-interest-bearing deposits	3,305			2,314			349
Other liabilities	3,479			3,475			755

Total liabilities	6,784			5,789			1,104
Shareholders' equity	53,940			$48,824			$36,484

Total liabilities and shareholders' equity	$413,643			$288,016			$189,976

Net interest-earning assets	$43,060			$34,226			$28,708

Net interest income; interest rate spread		$14,331	3.28%		$9,313	2.88%		$2,688	0.44%

Net interest margin(2)			3.62%			3.47%			1.48%

Average interest-earning assets to interest-bearing liabilities			112.2%			114.7%			118.8%

(1)
Includes loans available for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

(2)
Net interest income divided by average interest-earning assets.

Table 2 — Changes in Net Interest Income

          The following table presents certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by prior year volume), (2) changes in volume (change in volume multiplied by prior year rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).

	Nine Months Ended September 30, 2003 vs. Nine Months Ended September 30, 2002				2002 vs. 2001				2001 vs. 2000
	Increase (Decrease) Due to				Increase (Decrease) Due to				Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Total Increase (Decrease)	Rate	Volume	Rate/ Volume	Total Increase (Decrease)	Rate	Volume	Rate/ Volume	Total Increase (Decrease)
						(In Thousands)
Interest income:
Investment securities	$(378)	$(169)	$17	$(530)	$257	$665	$44	$966	$845	$(5,139)	$(502)	$(4,796)
Loans(1)	(2,235)	18,296	(3,153)	12,808	(3,024)	9,225	(1,747)	4,454	(185)	13,535	(744)	12,606
Other	(64)	261	(161)	36	(238)	7	(5)	(236)	(255)	(168)	61	(362)

Total interest-earning assets	(2,777)	18,388	(3,297)	12,314	(3,005)	9,897	(1,708)	5,184	405	8,228	(1,185)	7,448

Interest expense:
Interest-bearing deposits:
Savings accounts	29	705	184	918	(329)	(245)	143	(431)	(102)	775	(341)	332
Checking accounts	(362)	748	(182)	204	(769)	779	(255)	(245)	(269)	3,789	(1,752)	1,768
Certificates of deposit	(974)	3,636	(959)	1,703	(1,762)	2,103	(658)	(317)	(467)	4,448	(836)	3,145

Total deposits	(1,307)	5,089	(957)	2,825	(2,860)	2,637	(770)	(993)	(838)	9,012	(2,929)	5,245
FHLB advances and other borrowings	(61)	3,843	(109)	3,673	(851)	3,144	(1,148)	1,145	(1,811)	(3,551)	954	(4,408)

Total interest-bearing liabilities	(1,368)	8,932	(1,066)	6,498	(3,711)	5,781	(1,918)	152	(2,649)	5,461	(1,975)	837

Increase (decrease) in net interest income	$(1,409)	$9,456	$(2,231)	$5,816	$706	$4,116	$210	$5,032	$3,054	$2,767	$790	$6,611

(1)
Includes loans available for sale.

Table 3 — Securities Available for Sale and Held to Maturity

          The following table sets forth certain information relating to our securities available for sale and FHLB stock at the dates indicated.

			December 31,
	September 30, 2003		2002		2001		2000
	Carrying Value	Market Value	Carrying Value	Market Value	Carrying Value	Market Value	Carrying Value	Market Value
				(In Thousands)

FNMA mortgage-backed securities	$19,961	$19,888	$24,822	$24,915	$33,439	$33,397	$47,974	$47,707
FNMA and GNMA multifamily interest-only securities	22,972	22,422	26,669	27,344	29,530	29,657	—	—

Total investment securities	42,933	42,310	51,491	52,259	62,969	63,054	47,974	47,707
FHLB stock	14,883	14,883	8,375	8,375	2,225	2,225	975	975

Total investment securities and FHLB stock	$57,816	$57,193	$59,866	$60,634	$65,194	$65,279	$48,949	$48,682

Table 4 — Contractual Maturities of Investment Securities

          The following table sets forth the amount of investment securities which contractually mature during each of the periods indicated and the weighted average yields for each range of maturities at September 30, 2003.

	Amounts at September 30, 2003 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)

FNMA mortgage-backed securities	—	—	—	—	—	—	$19,961	3.51%
FNMA and GNMA multifamily interest-only securities	—	—	—	—	—	—	22,972	11.91

Total	—	—	—	—	—	—	$42,933	8.00

Table 5 — Composition of Loans Available for Sale

          The following table shows the composition of our loans available for sale by type of loan at the dates indicated.

			December 31,
	September 30, 2003		2002		2001		2000		1999
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
				(Dollars in Thousands)
Single-family residential loans	$580,370	96.8%	$229,949	91.0%	$97,543	71.8%	$—	—%	$—	—%
Home equity loans and lines of credit	19,235	3.2	22,822	9.0	38,620	28.2	48,011	100.0	—	—

Total loans available for sale	599,605	100.0%	252,771	100.0%	136,613	100.0%	48,011	100.0%	—	—%

Plus:
Unearned fees, premiums and discounts	9,079		3,538		3,112		2,090		—

Net loans available for sale	$608,684		$256,309		$139,275		$50,101		$—

Table 6 — Scheduled Contractual Amortization of Loans Available for Sale

          The following table shows the scheduled contractual maturities of our total loans available for sale as of September 30, 2003, as well as the amount of such loans which have fixed or adjustable interest rates. The amounts shown below do not take into account loan prepayments.

	Single-Family Residential	Home Equity Loans and Lines of Credit	Total
	(In Thousands)
Amounts due after September 30, 2003:
Within one year	$319	$12,156	$12,475
After one year through five years	—	6,309	6,309
Beyond five years	580,051	770	580,821

Total	$580,370	$19,235	$599,605

	Fixed-Rate	Floating or Adjustable-Rate		Total
	(In Thousands)
Interest rate terms:
Single-family residential	$200,654	$379,316		$579,970
Home equity loans and lines of credit	1,121	18,114		19,235

Total	$201,175	$397,430	(1)	$599,605

(1)
Includes $346.6 million of loans that have adjustable rates after an initial fixed-rate period of more than one year.

Table 7 — Composition of Loans Held for Investment

          The following table shows the composition of our loans held to maturity by type of loan at the dates indicated.

			December 31,
	September 30, 2003
			2002		2001		2000		1999
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
Single-family residential	$204,089	65.7%	$100,134	60.4%	$76,698	66.2%	$113,049	93.2%	$—	—%
Commercial real estate	5,330	1.7	1,082	0.7	1,096	0.1	1,046	0.9	—	—
Construction	10,465	3.5	9,342	5.6	7,617	6.6	1,114	0.9	—	—

Total real estate loans	219,884	70.9	110,558	66.7	85,411	73.8	115,209	95.0	—	—

Commercial business loans	2,856	0.9	1,188	0.7	70	0.0	—	—	—	—

Consumer and other loans:
Home equity loans and lines of credit	2,162	0.7	—	—	—	—	3	0.0	—	—
Automobile	73,142	23.5	48,525	29.3	26,489	22.9	6,016	5.0	—	—
Personal	12,272	3.9	5,122	3.1	3,564	3.1	44	0.0	—	—
Other	461	0.1	404	0.2	268	0.2	—	—	—	—

Total consumer and other loans	88,037	28.2	54,051	32.6	30,321	26.2	6,063	5.0	—	—

Total loans held to maturity	310,777	100.0%	165,797	100.0%	115,802	100.0%	121,272	100.0%	—	—%

Adjustments:
Unearned fees, premiums and discounts	2,137		877		485		1,179		—
Undisbursed portion of construction loans in process	—		—		—		—		—
Allowance for loan losses	(2,806)		(2,409)		(923)		(147)		—

Net loans held to maturity	$310,108		$164,265		$115,364		$122,304		$—

Table 8 — Scheduled Contractual Amortization of Loans Held for Investment

          The following table shows the scheduled contractual maturities of our total loans held to maturity as of September 30, 2003, as well as the amount of loans which have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	Single-Family Residential	Commercial Real Estate	Construction	Commercial Business	Consumer and Personal	Total
			(In Thousands)
Amounts due after September 30, 2003:
Within one year	$4,700	$—	$4,885	$1,843	$9,286	$20,714
After one year through five years	4,096	4,146	5,580	763	74,618	89,203
Beyond five years	195,293	1,184	—	250	4,133	200,860

Total	$204,089	$5,330	$10,465	$2,856	$88,037	$310,777

	Fixed-Rate	Floating or Adjustable-Rate		Total
		(In Thousands)
Interest rate terms:
Single-family residential	$21,230	$182,859		$204,089
Commercial real estate	1,184	4,146		5,330
Construction	—	10,465		10,465
Commercial business	487	2,369		2,856
Consumer and other	75,610	12,427		88,037

Total	$98,511	$212,266	(1)	$310,777

(1)
Includes $152.1 million of loans that have adjustable rates after an initial fixed-rate period of more than one year.

Table 9 — Geographic Location of Mortgage Loans

          The following table sets forth the geographic distribution of our mortgage loans (including mortgage loans available for sale) at September 30, 2003.

	September 30, 2003
	Number of Loans	Principal Balance	Percent of Total Principal Balance
	(Dollars in Thousands)

Florida	341	$183,874	22.4%
California	408	181,065	22.0
Massachusetts	161	63,959	7.8
Arizona	114	53,133	6.5
Illinois	165	36,450	4.4
New York	70	34,560	4.2
New Jersey	76	32,892	4.0
Virginia	86	32,477	4.0
Connecticut	67	25,680	3.1
Pennsylvania	69	25,370	3.1
Maryland	50	19,597	2.4
Wisconsin	45	18,182	2.2
Colorado	30	14,351	1.7
Michigan	46	13,619	1.7
North Carolina	25	11,715	1.4
Other	1,139	74,727	9.1

Total	2,892	$821,651	100.0%

Table 10 — Average Balances and Loan-to-Value Ratios of Mortgage Loans

          The following table presents information regarding the principal amount of our mortgage loans (including mortgage loans available for sale) at September 30, 2003 and their LTVs at the time we acquired the loans.

	September 30, 2003
	Number of Loans	Average Principal Balance	Total Principal Balance	Original LTV
	(Dollars in Thousands)
Single-family residential loans:
Less than $25,000	33	$10	$331	40.0%
$25,000 to $99,999	107	57	6,074	39.0
$100,000 to $249,999	314	193	60,755	64.7
$250,000 to $499,999	816	372	303,381	67.8
$500,000 to $999,999	420	665	279,172	65.8
$1,000,000 to $1,999,999	81	1,341	108,609	59.6
$2,000,000 to $2,999,999	6	2,479	14,872	59.1
$3,000,000 to $3,999,999	5	3,404	17,020	53.4
Greater than $4,000,000	2	4,700	9,400	32.8

Total	1,784	448	799,614	64.6

Home equity loans and lines of credit	1,198	18	22,037	21.0	(1)

Total loans	2,892	284	$821,651	63.4	(2)

(1)
The LTV for second mortgage loans does not include the balance of any first mortgage loan that is senior to the Company's second mortgage loan.

(2)
The LTV for the aggregate loan portfolio, based on outstanding loan balances at September 30, 2003, was 57.6%.

Table 11 — Composition of Deposits

          The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit at the dates indicated.

			December 31,
	September 30, 2003
			2002		2001		2000
	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)

Savings(1)	$248,124	41.4%	$6,044	1.9%	$10,116	5.2%	$9,850	6.6%
Checking:
Non-interest bearing accounts	11,611	1.9	4,263	1.4	3,092	1.6	1,221	0.8
NOW accounts	58,657	9.8	68,890	22.0	36,610	18.8	12,751	8.5
Money market accounts	60,457	10.1	54,936	17.5	55,931	28.7	23,178	15.5

Total checking accounts	130,725	21.8	128,089	40.9	95,633	49.1	37,150	24.8
Certificates of deposit(2)	219,905	36.8	179,562	57.2	89,101	45.7	102,615	68.6

Total deposits	$598,754	100.0%	$313,695	100.0%	$194,849	100.0%	$149,615	100.0%

(1)
Includes $242.7 million of emoney market accounts at September 30, 2003.

(2)
Includes $47.2 million, $60.5 million, $23.5 million and $5.0 million of brokered deposits at September 30, 2003 and December 31, 2002, 2001 and 2000, respectively.

Table 12 — Maturities of Certificates of Deposit

          The following table presents, by various interest rate categories and maturities, the amount of our certificates of deposit at September 30, 2003.

	Balance at September 30, 2003 Maturing in the 12 Months Ending September 30,
Certificates of Deposit
	2004	2005	2006	Thereafter	Total
	(Dollars In Thousands)

Less than 2.00%	$76,917	$3,121	$—	$—	$80,038
2.00% - 2.99%	34,257	15,370	9,478	11	59,116
3.00% - 3.99%	16,413	579	4,408	8,452	29,852
4.00% - 4.99%	1,393	7,419	803	36,298	45,913
5.00% - 5.99%	14	10	180	1,897	2,101
6.00% - 6.99%	1,162	385	1,077	—	2,624
7.00% or more	—	261	—	—	261

Total	$130,156	$27,145	$15,946	$46,658	$219,905

Table 13 — Maturities of Deposits of $100,000 or More

          The following table shows the maturities of our certificates of deposit of $100,000 or more at the dates indicated by time remaining to maturity.

	September 30, 2003		December 31, 2002
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

3 months or less	$26,532	34.5%	$13,229	32.9%
Over 3 to 6 months	13,610	17.7	6,002	14.9
Over 6 to 12 months	16,208	21.1	5,014	12.5
More than 12 months	20,460	26.7	15,987	39.7

Total	$76,810	100.0%	$40,232	100.0%

Table 14 — Composition of Borrowings

          The following table shows certain information regarding our FHLB advances, repurchase agreements and other short-term borrowings at the dates and for the periods indicated.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$187,849	$48,286	$64,373	$26,087	$4,807
Maximum amount outstanding at any month-end during the period	300,666	101,500	167,500	40,500	16,500
Balance outstanding at end of period	222,158	101,500	167,500	40,500	13,500
Average interest rate during the period	2.67%	2.60%	3.07%	4.96%	6.97%
Weighted average interest rate at end of period	2.06%	3.03%	2.55%	3.44%	6.70%
Repurchase agreements:
Average balance outstanding	$36,218	$44,145	$42,617	$23,497	$99,388
Maximum amount outstanding at any month-end during the period	36,623	51,920	51,920	54,308	122,773
Balance outstanding at end of period	34,611	39,471	36,707	54,308	43,075
Average interest rate during the period	1.93%	2.28%	2.23%	4.26%	6.46%
Weighted average interest rate at end of period	1.61%	2.26%	1.81%	2.27%	6.54%
Other short-term borrowings:
Average balance outstanding	$10,564	$—	$—	$—	$—
Maximum amount outstanding at any month-end during the period	69,902	—	—	—	—
Balance outstanding at end of period	69,902	—	—	—	—
Average interest rate during the period	1.75%	—%	—%	—%	—%
Weighted average interest rate at end of period	1.87%	—%	—%	—%	—%

BUSINESS

General

          We are a Florida-based diversified financial services firm that provides a variety of banking and wealth management services to high-net worth individuals and their families and loan processing services to large investment banking firms and other institutional investors engaged in the origination, purchase and sale or securitization of single-family residential loans. Our businesses use a modern technology platform with a common architecture which we developed. Our technology platform enhances the products and services we offer, improves our overall efficiency and is capable of supporting substantial growth with limited incremental cost.

          Banking and Wealth Management.    Through Lydian Private Bank, we pursue a private banking business strategy which focuses on providing a variety of financial services and products primarily to high-net worth individuals and their families. In addition to providing lending and deposit services to private banking clients, our focus is on customizing solutions and investment strategies that meet the specific goals of our clients. We specialize in designing personalized lending products, including jumbo residential mortgage loans nationally for high-net worth clients. The Bank's home office is located in Palm Beach, Florida. The Bank also operates through an on-line division under the name "VirtualBank", which is the principal source of funds for the Bank's lending activities.

          Through Lydian Wealth Management, we provide a comprehensive suite of objective investment consulting and wealth management solutions to address the needs of ultra-high net worth individuals and families (those with a minimum of $10 million in investable assets) throughout the United States. After working with our clients to determine their financial objectives, we design a disciplined and diversified investment plan that integrates quantitative asset allocation with qualitative personal goals. By operating under a "best-of-breed" philosophy in our investment manager selection process, we give our clients access to top professionals across a variety of asset classes and investment styles. By utilizing our technology platform, we provide comprehensive, consolidated performance reporting on our clients' entire investment portfolio (including those assets on which we are not advising). Our investment consulting and wealth management business has grown primarily through referrals from existing clients.

          Data Services.    Through Lydian Data Services, we provide loan origination processing services to some of the premier global financial services firms in the world, including affiliates of Credit Suisse First Boston and Morgan Stanley. In recent years, investment banks and other institutional investors have significantly expanded their presence in the mortgage markets to become leading acquirers of single-family residential loans. Our technology platform handles all aspects of the loan acquisition process, including underwriting, compliance, due diligence, appraisal review, custodial transfers and servicing transfers, which allows our clients to be more competitive by reducing costs and increasing efficiencies in their mortgage loan acquisition processes. Our current business consists of premier institutional clients that have fee-based, multi-year contracts with minimum monthly revenue commitments which generally have been exceeded to date. Although this business currently is dependent on a small number of clients, we believe that these relationships will endure because of the substantial investment required to integrate our loan processing systems with the systems of our clients. Furthermore, we believe our services are unique because we can provide efficient, high-quality services on a substantially automated basis through the use of internally-developed software that is tailored for each client.

Industry Trends

          We believe that we are well-positioned to capitalize on a number of trends in the financial services industry, including the following:

  •
  Long-term growth in the high-net worth market.  According to Spectrem Group, a financial services industry consulting and research firm, the number of households with net worth, excluding primary residence, in excess of $5 million grew at an estimated compounded annual rate of 11.6% during the period from 1996 to 2003.

  •
  Demand for independent, open-architecture wealth management services.  According to Cerulli Associates, total assets managed by independent financial advisors has grown from $286 billion in 1997 to $587 billion in 2001, representing a 27% compound annual growth rate. We believe this trend indicates that clients are increasingly looking for unbiased investment advice and the right to use "best-of-breed" investment products like those offered by Lydian Wealth Management. As the high-net worth wealth management industry grows over the next few years, we believe that wealth managers must be able to provide access to a comprehensive variety of products and services.

  •
  Continued consolidation within the financial services industry.  According to Thomson Financial, a provider of information and technology solutions to the financial community, over 9,000 financial services mergers and other consolidation transactions have been completed in the United States since January 1, 1997. We believe consolidation activity provides our businesses with attractive opportunities for growth.

  •
  Private Banking:  We believe that consolidation activity has resulted in a shortage of specialty players that can deliver customized value-added private banking services. We also believe that our tailored approach differentiates us from large financial services conglomerates.

  •
  Wealth Management:  We believe that continued consolidation of the highly-fragmented wealth management industry and the current lack of a national brand that provides objective wealth management services will present us with opportunities to expand our business by partnering with firms that share our philosophy for independent wealth management services.

  •
  Demand for Third Party Loan Processing Services.  We believe that the increasing trend toward automation of the mortgage lending process will result in additional opportunities for us as an independent service provider with market-leading technology. Similar to developments in the credit card processing industry, we believe institutional clients will increasingly look to third parties that can efficiently perform all aspects of the loan acquisition process. Our platform enables institutional clients to bypass large mortgage aggregators and correspondents and directly acquire loans that meet their specific standards from mortgage brokers and smaller correspondents.

Key Elements of our Growth Strategy

          Our growth strategy has the following key elements:

  •
  Expand Our Private Banking and Wealth Management Activities.  We intend to expand our private banking and wealth management businesses by opening additional offices in markets that present attractive growth opportunities. We believe there is significant demand for the customized independent investment advisory and banking services we offer that will allow us to attract clients in new markets. Satisfying our existing clients will also provide additional customer growth through referrals, which has historically been an important source of our growth.

  •
  Expand Institutional Client Base.  We have been highly successful in partnering with top-tier financial institutions to provide them with our loan processing services. We believe that there is a significant opportunity to expand our existing relationships and obtain other institutional clients for these services. Large institutional investors in single-family residential loans utilize our loan processing services because outsourcing the loan review function can be a more cost-effective means of evaluating loans than internal operations given the volume of loans acquired.

  •
  Pursue Strategic Acquisitions.  We will continue to evaluate the acquisition of high-net worth wealth advisers that share our emphasis on providing independent and objective advice and services and understand the value of client relationships. We expect acquisitions to contribute meaningful assets under management and the potential to realize additional revenue synergies. We believe that the flexibility of our technology infrastructure will allow us to easily integrate acquisitions in both wealth management and private banking onto our platform and realize meaningful cost and efficiency synergies. We also believe that there are opportunities for us to expand our wealth management and private banking franchise through the opening of additional offices in attractive geographic markets and the hiring of talented professionals with established relationships.

  •
  Realize Efficiencies and Operating Leverage Through Technology.  Our businesses utilize a common technology platform to service our clients in an efficient and cost-effective manner. We believe that our technology is flexible and able to accommodate substantial growth with limited incremental cost.

Banking

Lending Activities

          Substantially all of the mortgage loans held by us are loans secured by single-family residential properties. Although we emphasize single-family residential loans, from time to time we also make mortgage loans secured by commercial real estate and single-family residential construction loans. We also originate automobile loans, home equity loans and lines of credit, personal loans and other non-mortgage loans, as well as from time to time make commercial business loans to businesses which generally are affiliated with our high-net worth clients. A description of our loan origination, purchase and sale activities, loan products and underwriting standards is set forth below.

          Origination and Purchase of Loans.    We currently acquire single-family residential loans through two channels, retail and wholesale.

          Retail originations of single-family residential loans and home equity loans and lines of credit are obtained through individuals who come into contact with us through our offices in Florida and through VirtualBank. Our loan officers in these offices interact with borrowers and facilitate the efficient underwriting of loans by us at our executive offices. We expect to open other loan offices which emphasize single-family residential loans to high-net worth borrowers at other locations in Florida and other states.

          Wholesale acquisitions of mortgage loans are obtained primarily with the assistance of independent mortgage brokers. Currently, we utilize the services of approximately 800 independent mortgage brokers located nationwide, with an emphasis on California and Florida. These brokers are supervised by approximately 13 account executives whom we employ and are located in many of the same states in which we have brokers. The mortgage broker identifies applicants, gathers required information and documents and acts as our liaison with the borrower during the lending process. We provide updated pricing for our mortgage loan products to these brokers on a daily basis. Once a completed mortgage loan application is presented to us at our executive offices, our staff underwrites it according to our standard credit criteria and, if the loan is approved, it is originated and closed in our name.

          Wholesale loan origination activities also include the origination of single-family residential loans with mortgage banking companies and other financial institutions with which we have correspondent lending relationships. These entities originate and fund single-family residential loans utilizing our underwriting guidelines with the intent to sell the loans to us promptly following origination. These loans are closed in the name of the correspondent lender and then sold to us. Although correspondent lending institutions have not been as significant a source of single-family residential loans for us as independent mortgage brokers, we may seek to use this source of loans more in the future because it allows us to acquire loans without the cost of originating them ourselves.

          Prior to starting a relationship with an independent mortgage broker or a correspondent lender, we conduct due diligence on the person or firm. Our due diligence includes running credit and fraud checks, checking business references, evaluating mortgage lending expertise and verifying with applicable regulators that the broker or correspondent lender is in good standing. Once selected, we enter into a loan broker agreement with a mortgage broker and a loan purchase agreement with a correspondent lender which set forth the terms of our relationship.

          We monitor the performance of our brokers and correspondent lenders, including in the case of the latter delinquency ratios, document exceptions and other pertinent data relating to the loans they sell to us. Pursuant to our agreement with correspondent lenders, a correspondent lender is required to repurchase loans sold to us or otherwise indemnify us for our losses in the event of fraud or misrepresentation in the origination process and for certain other reasons, including noncompliance with applicable laws and our underwriting guidelines.

          Substantially all of our mortgage brokers and correspondent lenders deal with multiple loan originators for each prospective borrower and thus do not work exclusively for us. Wholesale lenders such as ourselves compete for loan business from independent mortgage brokers and correspondent lenders based upon pricing, service, loan fees and other factors.

          We believe that the wholesale origination of single-family residential loans is an efficient way for us to originate loans. This approach is a less expensive means of originating loans than through branch offices and gives us greater flexibility to adjust to changes in market conditions. As conditions change, we can expand into new geographic markets without incurring significant additional costs by utilizing existing and new mortgage brokers and correspondent lending institutions that operate in each new market. The use of mortgage brokers and correspondent lending institutions also enables us to exit markets easily if circumstances dictate.

          Although wholesale loan originations generally are an efficient means of acquiring loans, loans originated in this manner generally are more subject to the risk that the collateral or other loan information may be fraudulently or improperly documented or other fraud than loans obtained through retail lending offices. Although we have controls and processes which are intended to mitigate these risks, these risks cannot be eliminated.

          In addition to obtaining loans through brokers and correspondent lending institutions, from time to time we purchase from other financial institutions packages of single-family residential loans. We relied on this wholesale source of loans more significantly after our initial commencement of banking operations in early 2001, but have utilized this source of loans less in recent periods, primarily to purchase loans to satisfy our obligations under the Community Reinvestment Act.

          Sales of Loans.    We sell in the secondary market substantially all of the fixed-rate single-family residential loans with maturities of 15 years or more originated by us, as well as some of the adjustable-rate single-family residential loans originated by us. We generally pool loans and sell them in bulk rather than on an individual loan-by-loan basis, although larger single-family residential loans (generally those with principal amounts of $1.0 million or more) may be sold in this manner. We generally sell loans to large institutional investors and regional banks and, in the case of conforming residential mortgage loans, government-sponsored enterprises such as Fannie Mae. Loans may be sold on a servicing-released or a servicing-retained basis. To date, all of our loan sales have been without recourse to us, except for customary recourse in the event of breach by us of representations and warranties made by us in connection with a loan sale regarding, among other things, our ownership and the enforceability of the loan and compliance with applicable laws, or the loan becomes delinquent by more than 30 days within a short period after completion of the sale, in which case we may be obligated to repurchase the loan. The price at which we sell loans is determined through arms'-length negotiations with the purchaser based on market factors.

          Single-Family Residential Loans.    We originate and acquire both conforming and nonconforming single-family residential loans. Conventional conforming single-family residential loans are loans that meet the size, documentation, borrower and credit standards to qualify to be pooled into mortgage-backed securities guaranteed by Fannie Mae or Freddie Mac. Substantially all of our single-family residential loans are nonconforming because they have original principal balances that exceed the limits for Fannie Mae or Freddie Mac programs (which recently were increased to $333,700, $427,150, $516,300 and $641,650 in the case of first mortgages on domestic single-family residences which have one, two, three and four units, respectively). We believe that these loans, which generally are to high-net worth individuals with high credit ratings, provide us with better returns on a portfolio basis than conforming loans because of our comprehensive credit evaluation and the generally higher rates on such loans. In addition, we believe that all of our single-family residential loans available for sale and substantially all of our single-family residential loans held for investment meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

          We originate single-family residential loans with principal amounts up to $4.0 million, but we emphasize loans with principal amounts under $1.5 million. At September 30, 2003, the average size of our single-family residential loans (including loans available for sale) was $442,000.

          Each single-family residential loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first, or occasionally a second, lien on a single-family (one-to-four unit) residential property. Residential real estate properties underlying single-family residential loans include individual dwelling units, individual cooperative apartment units, individual condominium units, two- to four-family dwelling units, planned unit developments and townhouses.

          Single-family residential loans may have a fixed interest rate, an interest rate that is scheduled to adjust every specified period (generally one month, six months or a year) during the life of the loan or an interest rate that is scheduled to adjust every specified period after an initial period, ranging from two to ten years, during which the interest rate is fixed. In the case of the latter, the interest rate for the initial period is fixed for a certain number of years (generally two to ten), after which time the loan automatically converts to a one-year or six-month ARM and the interest rate adjusts annually or semi-annually thereafter as if the loan were a one-year or six-month ARM with a lifetime interest rate cap.

          The interest rate in an adjustable rate mortgage loan, or ARM, is typically tied to an index such as the one, six or 12 month LIBOR and the One-Year Treasury Index. ARMs are typically subject to lifetime interest rate caps, minimum interest rates and, in the case of most ARMs, maximum periodic adjustment increases or decreases, each as specified in the mortgage note relating to the ARM.

          Each ARM bears interest at its initial interest rate until its first rate adjustment date. Effective with each rate adjustment date, the monthly principal and interest payment on an adjustable rate loan generally will be adjusted to an amount that will fully amortize the then-outstanding principal balance of the loan over its remaining term to stated maturity and that will be sufficient to pay interest at the adjusted interest rate. Our ARM loan programs currently do not permit interest to be deferred and added to the principal amount of the loan, or so called "negative amortization," and we currently have no such loans. Our ARM loan programs do include interest-only loans, in which the monthly payment does not include any amount attributable to the repayment of principal, which is due in its entirety upon maturity of the loan, and only the amount of the monthly interest payment is subject to adjustment at each rate adjustment date. We currently do not emphasize interest-only loans, however, and have a small number of them in our loan portfolio.

          Substantially all fixed-rate single-family residential loans we have acquired contain a "due-on-sale" clause which declares the loan immediately due and payable in the event, among other things, that the borrower sells the property securing the loan without our consent. Our ARMs generally are assumable by a borrower we determine to be qualified.

          Commercial Real Estate Loans.    From time to time we make commercial real estate loans to high-net worth clients with whom we have had other lending or other business relationships. To date, these loans have been secured by small office buildings and other special purpose properties located in Palm Beach County, Florida. Commercial real estate loans generally have adjustable interest rates, maturities of five to ten years and payment terms which do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.

          Although we currently do not actively pursue loans secured by commercial real estate because of the higher risk associated with such loans, we may from time to time in the future acquire additional commercial real estate loans secured by multi-family residential buildings, office buildings or other commercial properties located in or outside of Florida. We currently expect that any such loans would provide long-term financing for established, operating properties and not short-term financing for construction, acquisition and rehabilitation.

          Construction Loans.    From time to time we also make single-family residential construction loans to high-net worth clients with whom we have had other lending or other business relationships. These loans include loans to individuals who are seeking to construct a residence which they will occupy as a primary or secondary home, as well as loans to investors in single-family residential properties and lots for such properties. We do not currently make construction loans to builders or developers of residential housing projects. Construction loans generally have a maturity of two years or less, a variable interest rate and an interest-only payment schedule with a balloon payment due upon majority of the loan.

          Although we do not actively pursue construction loans because of the higher risk associated with such loans, we may from time to time in the future acquire additional construction loans.

          Commercial Business Loans.    From time to time we make commercial business loans to businesses which generally are affiliated with our high-net worth clients. These loans generally are made to small businesses and may be secured by equipment and other corporate assets or first and second liens on real estate. Commercial business loans also may be unsecured. Commercial business loans generally have rates which float in accordance with changes in a designated prime rate and maturities of five years or less.

          Although we do not actively emphasize commercial business loans because of the higher risk associated with such loans, we may increase our commercial business lending in the future as we expand our private banking division.

          Consumer and Personal Loans.    Our consumer loans currently consist primarily of automobile loans and home equity loans and lines of credit, and our other loans consist primarily of personal loans.

          Automobile loans are made to individuals primarily through VirtualBank and are not obtained through direct or indirect programs with dealers. These loans may be made to finance the purchase of a new or used automobile from a dealer or a used vehicle from an existing owner, or to refinance an existing automobile loan or lease. Our automobile loans generally are made to applicants with high credit scores who do not have adverse events in their credit history. Automobile loans may have terms up to 72 months, although our average automobile loan is for approximately 51 months. Automobile loans have fixed interest rates and may have a prepayment penalty.

          Home equity lines of credit and fixed-rate second mortgage loans also may have principal amounts up to $500,000 and may be secured by a first or second lien on a primary or second home. Such loans have fixed rates and are made with a term of 30 years, with payments on an interest-only basis during the first ten years and on a fully-amortizing basis over the last 20 years, or with a term of 15 years with payments based on a 30-year amortization schedule with a balloon payment due upon maturity of the loan.

          Other consumer loans include unsecured lines of credit pursuant to credit cards we issue. We retain the credits issued pursuant to our credit cards but the processing of our credit cards is handled by an unaffiliated third party.

          Personal loans consist of loans and lines of credit made to high-net worth clients through the Bank's private banking division for personal purposes, such as securing funds for personal investment, making acquisitions of personal assets or providing a customer with the comfort of having funds available for future uses or establishing a line of credit as overdraft protection. Occasionally, our borrowers prefer not to liquidate assets to secure funds for investment or personal acquisitions. They will use these assets as collateral for personal loans, or if their financial statements and personal reputations are sufficient, we will grant unsecured credit. Knowing our customers is an important factor in originating personal loans. When personal loans are unsecured, we believe that the character and integrity of the borrower is as important as the borrower's financial statements. Personal loans may be in the form of lines of credit, floating-rate term loans and fixed-rate term loans.

          Underwriting Standards.    We generally underwrite every loan we originate or purchase, although we may, in the case of evaluating a loan package with homogenous characteristics for potential purchase by us, underwrite only a sample of the loans in the loan package. Our underwriting standards are applied in accordance with applicable federal and state laws and regulations.

          In the single-family residential loan approval process, we generally assess both the borrower's ability to repay the mortgage loan and the adequacy of the proposed security property. In certain cases, however, we may rely exclusively on the adequacy of the proposed security property and not assess a borrower's ability to repay through analysis of the assets, income and employment of the borrower.

          We currently have underwriting guidelines for single-family residential loans with principal amounts between $200,000 and $1.5 million which conform to Fannie Mae and Freddie Mac requirements except for the limitation on loan amount, and a set of alternative underwriting guidelines for single-family residential loans with principal amounts between $200,000 and

$1.0 million. We consider loans underwritten in accordance with these two sets of guidelines, which currently comprise the bulk of our single-family residential loan originations, to be "A" quality loans and are packaged and sold as such when we sell them in the secondary market. We also have another set of underwriting guidelines for single-family residential loans with principal amounts of $1.0 to $4.0 million, which generally are more conservative than our other single-family residential loan underwriting guidelines.

          In evaluating all mortgage loans we review credit scores derived from application of one or more nationally-recognized credit scoring models and require on-site appraisals of the properties securing the loans. In the case of single-family residential loans with a principal amount over $600,000, we require two independent appraisals of the security property conforming to standards established by the Fannie Mae and Freddie Mac. Where circumstances warrant, these appraisals are reviewed by our in-house appraiser, who follows up on the appraisal to the extent appropriate in the loan underwriting process.

          The maximum amount of a single-family residential loan in relation to the appraised value of the security property varies in accordance with the type of loan program. For example, loans up to 97% and 80% of the appraised value of an owner-occupied, single-family residential property generally are available in the case of "full documentation" loans with a principal amount of $400,000 and $1.0 million, respectively, whereas loans up to 95% and 60% of the appraised value of an owner-occupied, single-family residential property generally are available for "no income/no asset" loans with a principal amount of $400,000 and $1.0 million, respectively. Because we emphasize higher-balance loans to high-net worth borrowers, the average LTV of our loan portfolio is substantially less than the maximums permitted under our underwriting guidelines.

          We require title insurance policies protecting the priority of our liens for all mortgage loans and also require fire and casualty insurance for mortgage loans. Generally, for any single-family residential loan in an amount exceeding 80% of the appraised value of the security property, we require mortgage insurance from an independent mortgage insurance company.

          Single-family residential loans having loan-to-value ratios greater than 80% generally are insured under primary mortgage guaranty insurance policies issued by insurers approved by Fannie Mae or Freddie Mac. A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each single-family residential loan in an amount equal to the maximum replacement cost of the improvements securing such loan or the principal balance of such loan, whichever is less. If the residential real estate property underlying a single-family residential loan is located in a flood zone, the loan also may be covered by a flood insurance policy as required by law. We do not maintain any special hazard insurance policy or mortgagor bankruptcy insurance with respect to single-family residential loans, nor are our single-family residential loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

          For commercial real estate loans, construction loans and commercial business loans, we focus on a borrower's ability to make principal and interest payments and, if applicable, the value of the property securing the underlying loan. We use debt/net worth, cash flow coverage, experience of management and, where appropriate, guarantees. Independent appraisers perform on-site inspections and valuation of the properties and land which secure these loans.

          We underwrite our automobile loans primarily using credit scoring and collateral value. We utilize underwriting standards for home equity loans and lines of credit which are similar to our underwriting standards for our single-family residential loans. Each personal loan is underwritten primarily on the strength of the financial resources of the borrower.

          Loan Approvals. A management credit committee appointed by the Bank's board of directors sets our underwriting guidelines and credit policies. The Bank's management credit committee consists of the Bank's chief executive officer, president and chief credit and financial officer. The committee approves specified loans and loan packages exceeding certain dollar amounts and reports to the board of directors of the Bank at regularly scheduled meetings.

          Single-family residential loans with principal amounts up to $500,000 may be approved by one of our designated lending officers, depending on the amount of the loan. Loans with principal amounts above $500,000 and up to $650,000 may be approved by the chief credit officer or either of two designated senior vice presidents. Loans with principal amounts above $650,000 and up to $1.0 million may be approved by the chief credit officer or both designated senior vice presidents. Loans with principal amounts above $1.0 million must be approved by the chief credit officer or our chief executive officer and the latter must sign the commitment or wire for each such loan.

          Commercial real estate loans, residential construction loans, home equity lines of credit and personal loans are subject to the same approval process as single-family residential loans.

Private Banking Services

          In November 2002, we opened an office in Palm Beach, Florida which provides private banking services to high-net worth clients. In addition, we provide clients of our private banking division with access to our investment consulting and wealth management services through Lydian Wealth Management, which occupies space in our Palm Beach office.

          Our private banking approach emphasizes delivering a high level of personal service to our clients. Our team of financial professionals has an understanding of our clients' objectives and the flexibility to provide creative solutions and tailored products to meet their needs in a timely manner.

          Our typical private banking client is a high-net worth individual who has several of the following of our products: interest-bearing checking account with a credit line, money market deposit account, certificate of deposit and a credit card. A primary focus of the Bank is providing private banking clients with jumbo single-family residential loans. Through our federal charter, we are able to extend to our high-net worth clients mortgages on other residences they own throughout the United States. We also provide our clients secured and unsecured personal loans and lines of credit, home equity loans and various other products and services. In addition, we recently received regulatory approval to exercise trust powers through the Bank, which will provide various trust and other fiduciary services to our private banking clients. Fiduciary services do not include discretionary investment management services because we will continue to offer investment consulting and wealth management services to our private banking clients through Lydian Wealth Management.

VirtualBank

          The Bank operates an on-line platform under the name VirtualBank. VirtualBank is our principal source of deposits and an important source of loans.

          VirtualBank provides a complete line of consumer products that customers would typically expect from a traditional bank. Deposit products include retail and commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts with limited transaction capability, regular interest-bearing statement savings accounts and certificates of deposit with a range of maturity date options. In addition, in 2003 we introduced the emoney market account, a purely electronic account for individuals in which deposits may be made only by means of a link to another account or accounts with us or another financial institution and from which deposits may be withdrawn only by electronic transfer back to the linked account or accounts. This account may be opened with a $100 minimum deposit and has a $100,000 maximum account balance per depositor ($200,000 for joint accounts).

          Through VirtualBank, we offer various loan products, including single-family residential loans, home equity loans and lines of credit and automobile loans, as well as credit cards.

          The on-line approach of VirtualBank allows our customers to conduct banking activities on a real-time, 7-day-a-week, 24-hour-a-day basis from any computer that has access to the Internet and a secure web browser. VirtualBank customers can make deposits, apply for loans, direct payments, transfer funds and perform other account functions, as well as obtain credit reports and credit scores, through a secure web browser. VirtualBank customers also can access their accounts at ATM machines. All banking transactions are encrypted and all transactions are routed to and from an Internet server within our security system.

          Our costs of deposit-gathering generally are lower than those of traditional banks and thrifts because we do not operate through a traditional branch network to generate deposits and conduct operations. We pass a portion of these savings in operating costs on to customers by offering competitive interest rates and fees in order to generate deposits.

          Our marketing strategy for VirtualBank involves continuous advertising, the majority of which is done on line through Internet portals and financial websites.

Wealth Management

          We provide investment consulting and wealth management services to high-net worth individuals and their families through Lydian Wealth Management, a registered investment adviser under the Investment Advisers Act of 1940. Lydian Wealth Management commenced operations under the name CMS Financial Services, Inc. in 1994 and was acquired by us in January 2001. It was renamed Lydian Wealth Management in early 2003.

          Lydian Wealth Management specializes in services to ultra-high-net worth individuals and families (those with $10.0 million or more of investable assets). It competes by offering exceptional service combined with objectivity, innovation and technology. Its investment consulting services typically initially involve assisting clients in developing a clear and well-formulated investment policy. Lydian Wealth Management then utilizes state-of-the-art asset allocation and risk management software, including its own proprietary Monte Carlo simulation model, to determine the most appropriate portfolio mix for the investment objectives of its clients.

          Lydian Wealth Management does not actually invest or manage the assets of its clients, but instead identifies outside investment managers that offer investment strategies which Lydian Wealth Management determines are most appropriate for its clients' needs after asset allocation and portfolio construction have been determined. Lydian Wealth Management employs an "open architecture" approach, under which managers are selected based on a "best-of-breed" basis and the only decision criteria are performance and fit within the overall portfolio. Client assets under management by Lydian Wealth Management represent assets that are managed by such managers and for which Lydian Wealth Management receives a fee based on the amount of assets under management, which amounted to $3.3 billion at September 30, 2003. Lydian Wealth Management monitors manager performance and recommends changes where appropriate.

          As part of its investment consulting services, Lydian Wealth Management uses proprietary performance measurement software to provide its clients with a detailed, comprehensive report of portfolio performance every quarter. The performance reports we prepare for our clients include manager and index comparisons and a consolidated summary of all of their investments, even those not under our direct advisement. This report and other investment considerations are reviewed with clients in person on a quarterly basis.

          In addition to comprehensive investment consulting services, Lydian Wealth Management provides its clients with a variety of wealth management services. Among these services are equity risk management strategies, which seek to reduce the risks associated with large, concentrated stock positions. Strategies range from financial and charitable diversification techniques, with a particular focus on hedging transactions which are intended to protect the value of a client's single stock position and generate liquidity without selling the underlying securities. We act as an objective intermediary and the client's advocate as all transactions we structure are bid competitively among multiple firms. In addition, from time to time Lydian Wealth Management arranges various financing transactions for its clients, as well as provides access to certain alternative investment vehicles. For regulatory and other reasons, certain of these services are provided through affiliated subsidiaries of Lydian Wealth Management. See "— Subsidiaries" on page 76.

          Lydian Wealth Management also sells its investment consulting and wealth management expertise, both directly and on a "private label" basis, to a select group of advisors, banks and wealth managers. As of September 30, 2003, Lydian Wealth Management had contracts to provide its investment consulting and wealth management services to 11 institutions. In addition, from time to time Lydian Wealth Management sells performance reporting services, as well as other specific products and services, to advisers and other persons who do not utilize all of Lydian Wealth Management's products and services.

Data Services

          Through Lydian Data Services, we provide loan processing services to large investment banking firms and other institutional investors engaged in the origination, purchase and sale or securitization of single-family residential loans. Large institutional investors in single-family residential loans utilize our loan processing services because outsourcing the loan review function can be a more cost-effective means of evaluating loans than internal operations given the volume of loans acquired. Currently we provide loan processing services to four institutional investors, including affiliates of Credit Suisse First Boston and Morgan Stanley.

          Lydian Data Services comprehensively reviews loans on behalf of institutional investors to ensure that a recently-acquired or to-be-acquired single-family residential loan complies with the institutional investor's underwriting guidelines and applicable lending laws. Lydian Data Services reviews recently-closed loans acquired by institutional investors from small correspondent lenders located nationwide, and recently expanded its loan processing activities to include loans which are in the process of origination on behalf of institutional investors through the assistance of independent mortgage brokers located nationwide. Our technology enables us to review loans in the process of origination and was funded in part by a client of Lydian Data Services.

          Lydian Data Services receives and reviews credit files and collateral files relating to single-family residential loans on behalf of institutional investors, which are typically submitted by correspondent lenders or brokers individually or in small groups of loans known as "mini-bulk" transactions. Loan processing services begin with receipt and tracking of loan files and a review of each collateral file for documentary completeness. Lydian Data Services uses proprietary software to conduct a legal compliance review of each file to determine whether a loan was or will be originated in accordance with all applicable lending laws. Loan files that are compliant are then underwritten with respect to fraud risk, appraisal confirmation, borrower credit analysis and compliance with the client's underwriting guidelines. Lydian Data Services identifies any outstanding issues and conditions through this due diligence process, manages clearing of conditions and otherwise maintains its clients' relationships with loan originators. In connection with these services, Lydian Data Services facilitates the transfer of physical custody of the collateral and loan files, payment of sales proceeds and transfer of loan servicing rights.

          Clients of Lydian Data Services negotiate custom service levels, which typically include specified turn-around times and quality guarantees. Lydian Data Services also creates for each client custom technology interfaces for the investors and loan originators to obtain real-time results of the loan reviews.

          The agreements between Lydian Data Services and its clients provide for limited recourse against Lydian Data Services in the event loan processing services are not performed by it in accordance with the requirements set forth in the agreements. These agreements generally limit our liability in these circumstances to a specified amount per loan, impose aggregate caps for such liabilities during specified periods and require that such claims be brought within specified periods. To date, we have not received any performance-related claims regarding our loan processing activities.

Investment Activities

          The objective of our investment policy is to maximize income consistent with asset/liability objectives, liquidity, asset quality and regulatory constraints. Our board of directors reviews the investment policy annually and is provided quarterly information summarizing investment and hedging activity. Our investment committee has responsibility for the oversight of management of our investment portfolio as well as the implementation of our investment strategy. The investment committee meets periodically and works in concert with our asset-liability management committee to ensure that investment policies are in accordance with our interest rate risk policy.

          Although our investment securities portfolio currently is exclusively comprised of mortgage-backed securities and mortgage-related securities, under our investment policy we also may invest in direct obligations of the United States, obligations of agencies of the United States, tax-exempt obligations of state and local political subdivisions, corporate debt securities and other investments.

          Our investments also include stock in the FHLB of Atlanta, which the Bank is required to purchase under applicable law. As a member of the FHLB of Atlanta, we may, and do, borrow under its various loan programs.

Technology

          Upon establishing Lydian, we made the decision to build a modern technology platform that would be used by all of our businesses. The absence of any prior technology infrastructure facilitated the use of state-of-the-art hardware and programming systems. We believe that our technology is dependable, scalable, flexible and efficient and meets the needs of our businesses.

          Beyond the common technology foundation, each business has dedicated programmers who develop proprietary functionality specific to its business and customers' needs. Although each business operates on the same network, we have established appropriate firewalls to protect the integrity of our clients' data in each business. As these needs evolve or change, we have the ability to adapt the systems efficiently through our in-house programming expertise.

          Our technology platform enhances the products and services we offer, improves our overall efficiency and is capable of supporting substantial growth with limited incremental cost.

          We operate two data centers, one at our executive offices in Palm Beach Gardens, Florida and a secondary center at a co-location facility in Atlanta, Georgia. Our information technology staff, in conjunction with selected technology partners, have identified industry-leading vendors to supply network equipment, servers, enterprise storage and core business applications to both sites. These systems are backed up by near real-time site replication run in a perpetual cycle between our two data centers. Both data centers employ ring-based architecture to ensure that our network also can survive the loss of any link.

          Our information technology operations are operated in accordance with written policies and procedures and are under the supervision of a steering committee which is comprised of certain of our executive officers. The steering committee approves all major decisions involving technology and is responsible for purchasing and maintaining all the technology and software we use.

Subsidiaries

          Our direct subsidiaries, all of which are wholly-owned by us, are the Bank, a federally-chartered savings bank, Lydian Wealth Management Holdings Company, a Maryland corporation, and Lydian Data Services Inc., a Florida corporation. In addition, we own all of the outstanding capital stock of each of Lydian Capital Trust I, II and III, each of which has issued $10 million of trust preferred securities, which are classified by us as long-term borrowings.

          Lydian Wealth Management Holdings Company owns all of the outstanding capital stock of each of the following companies, all Maryland corporations: Lydian Wealth Management Company, Lydian Securities Company, Lydian Strategies Company and Lydian Reporting Company. Lydian Wealth Management Company is a registered investment adviser which provides investment consulting and wealth management services. Lydian Securities Company is a registered broker-dealer which specializes in transactions which reduce the risks associated with large, concentrated stock positions. Lydian Strategies Company is a registered commodity pool operator and serves as the managing member and administrative member for two hedge funds of funds, which allows us to provide clients with access to these alternative investment vehicles. Lydian Reporting Company provides our investment consulting and wealth management expertise to other institutions on a direct and "private label" basis, as well as performance measurement services for clients who do not utilize the full suite of investment consulting services offered by Lydian Wealth Management Company.

          Subsidiaries of the Bank include Lydian REIT Holdings Inc., which holds all of the outstanding common stock of Lydian Preferred Capital Corporation, a Florida corporation which is engaged in the investment and management of residential mortgage loans. This company intends to elect to be taxed as a real estate investment trust for federal and state income tax purposes.

Properties

          We conduct business from our executive offices at 3801 PGA Boulevard, Palm Beach Gardens, Florida. The Bank's main office is located at 420 Royal Palm Way, Palm Beach, Florida.

          Lydian Wealth Management conducts business from its executive offices at 2600 Tower Oaks Boulevard, Suite 300, Rockville, Maryland, as well as three regional offices located in Atlanta, Georgia, Palm Beach, Florida and Seattle, Washington.

          Lydian Data Services conducts business from two facilities located in Deerfield Beach, Florida and Boca Raton, Florida.

          All of the offices and facilities utilized by us and our subsidiaries are leased. At this time, we believe that our leased offices and facilities are sufficient for our businesses and that suitable alternative or additional space will be available to us in the future on commercially reasonable terms as needed.

Competition

          We do business in the highly competitive financial services industry, which is comprised of commercial banks, thrifts, credit unions, investment banks, brokerage houses, money managers and other providers of financial products and services. Much of our business, including our wealth management, lending and deposit gathering activities, are conducted nationwide. Although our products may be similar to those of our competitors, we attempt to distinguish ourselves by emphasizing consistent delivery of the superior levels of personal service and responsiveness desired by our clients.

          For wealth management services, we compete with large commercial banks, thrifts, investment management companies, brokerage firms, insurance firms and other providers of financial services. For private banking services, we compete with the private banking departments of large commercial banks in our markets, brokerage firms and other providers of financial services. Factors affecting our wealth management and private banking services include brand recognition, business reputation, investment performance, quality of service and the retention of both client relationships and assets under management.

          We compete in all of our lending lines of business with thrifts, commercial banks, credit unions, mortgage companies and specialty finance companies, many of which operate nationwide lending networks. In each case we must compete on the basis of service quality, product offerings and rates.

          Through VirtualBank, we compete nationwide for deposits, primarily on the basis of rate. Our deposit products must compete with the investment products offered by a broad variety of financial institutions, including commercial banks, thrifts, credit unions, brokerage firms, investment banks, insurance companies and other financial services companies.

          Lydian Data Services competes with banks, thrifts, mortgage banking firms and investment banking firms which conduct their own evaluation of loans for purchase in the secondary market. Although we are not aware of any firms which specialize in the current business of Lydian Data Services, significant competitors can be expected to develop.

          Some of our competitors are not subject to the same degree of regulation as that imposed on savings and loan holding companies, bank holding companies and federally-insured depository institutions and may be able to price loans, deposits and other products and services more aggressively. In addition, the larger banking organizations, investment banks and brokerage firms have significantly greater resources than we do. As a result, many of our competitors have advantages over us in name recognition, market penetration and capital and other resources.

          Economic factors, along with legislative and technological changes, will have an ongoing impact on the competitive environment within the financial services industry. As an active participant in this industry, we strive to anticipate and adapt to dynamic and competitive conditions, but there can be no assurance as to their impact on our future business.

Employees

          As of September 30, 2003, we had 440 full-time equivalent employees, 223, 127 and 90 of whom were employed by the Bank, Lydian Data Services and Lydian Wealth Management, respectively. None of our employees is represented by a union.

          We provide our employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical and dental plans and a 401(k) plan. We consider our relationship with our employees to be good.

Legal Proceedings

          We are a defendant in an action brought in September 2003 by Lydian Capital Advisory Services L.L.C., a hedge fund which alleges trademark infringement by our use of the name "Lydian" and our logo in connection with providing financial and investment advisory services. The plaintiff has sought unspecified compensatory damages. We believe that this action is without merit and are vigorously defending our use of the name Lydian and our logo.

          The nature of our business causes us to be involved in various other legal proceedings from time to time. We do not believe that any of these pending or threatened legal proceedings will have a material adverse effect on our business, financial condition, results of operations or cash flows.

REGULATION AND SUPERVISION

          The business of the Company and the Bank is subject to extensive regulation and supervision under federal banking laws and other federal and state laws and regulations. In general, these laws and regulations are intended for the protection of depositors, the deposit insurance funds administered by the FDIC and the banking system as a whole, and not for the protection of stockholders or creditors of insured institutions.

          In addition to the Company and the Bank, Lydian Wealth Management and certain of its affiliates are subject to extensive regulation and supervision, primarily at the federal level.

          Set forth below are brief descriptions of selected laws and regulations applicable to the Company, the Bank and other of our subsidiaries. These descriptions are not intended to be a comprehensive description of all laws and regulations to which Lydian, the Bank and other of our subsidiaries are subject or to be complete descriptions of the laws and regulations discussed. The descriptions of statutory and regulatory provisions are qualified in their entirety by reference to the particular statutes and regulations. Changes in applicable statutes, regulations or regulatory policy may have a material effect on us and our business.

The Company

          General.    The Company is registered as a savings and loan holding company under Section 10 of the Home Owners' Loan Act, or HOLA. As a result, the Company is subject to the regulation, examination, supervision and reporting requirements of the OTS. The Company must file a quarterly report with the OTS that describes its financial condition.

          For the Company to continue to be regulated as a savings and loan holding company, the Bank must continue to be a "qualified thrift lender." Otherwise, the Company could be required to register as a bank holding company and become subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Regulation as a bank holding company could be adverse to the Company's business plans and impose additional and possibly more burdensome regulatory requirements on the Company. See "— The Bank — Qualified Thrift Lender Test" below.

          Scope of Permissible Activities.    As a savings and loan holding company, the Company is permitted to engage in activities considered to be "financial in nature," incidental to such financial activity or complementary to a financial activity. Activities that are considered to be financial in nature include lending activities, insurance underwriting, insurance agency activity, investment advisory services, securities underwriting, merchant banking activities and activities authorized by the Board of Governors of the Federal Reserve System as permissible for bank holding companies under the Bank Holding Company Act (subject, in the case of such activities by the Company, to OTS approval). The Company is also permitted to engage in additional activities listed in HOLA or OTS regulations, the most significant of which relate to real estate ownership, development and management activities.

          If the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution (i.e., a savings association or savings bank), the OTS may impose such restrictions as it deems necessary to address such risk, including limiting:

  •
  payment of dividends by the savings institution;

  •
  transactions between the savings institution and its affiliates; and

  •
  any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

          Restrictions on Acquisitions.    Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the OTS:

  •
  control of any other savings institution or savings and loan holding company or all or substantially all the assets thereof; or

  •
  more than 5% of the voting shares of a savings institution or holding company of a savings institution which is not a subsidiary.

          In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the holding company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competition. Acquisitions which result in a savings and loan holding company controlling savings associations in more than one state are generally prohibited, except in supervisory transactions involving failing savings associations or based on specific state authorization of such acquisitions. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

          Change of Control.    Federal law requires, with few exceptions, OTS approval (or, in some cases, notice and effective clearance) prior to any acquisition of control of the Company. Among other criteria, under OTS regulations, "control" is conclusively presumed to exist if a person or company acquires, directly or indirectly, more than 25% of any class of voting stock of the savings association or holding company. Control is also presumed to exist, subject to rebuttal, if an acquiror acquires more than 10% of any class of voting stock (or more than 25% of any class of stock) and is subject to any of several "control factors," including, among other matters, the relative ownership position of a person, the existence of control agreements and board composition.

          Change in Management.    If a savings and loan holding company is in a "troubled condition," as defined in the OTS regulations, it is required to give 30 days' prior written notice to the OTS before adding or replacing a director, employing any person as a senior executive officer or changing the responsibility of any senior executive officer so that such person would assume a different senior executive position. The OTS then has the opportunity to disapprove any such appointment.

          Limitations on Dividends.    The Company is a legal entity separate and distinct from the Bank and its other subsidiaries. The Company's principal source of revenue consists of dividends from its subsidiaries, including the Bank. The payment of dividends by the Bank is subject to various regulatory requirements, including a minimum of 30 days' advance notice to the OTS of any proposed dividend to the Company.

          Other limitations may apply depending on the size of the proposed dividend and the condition of the Bank. See "— The Bank — Restrictions on Capital Distributions" below.

The Bank

          General.    The Bank is a federal savings bank organized under the laws of the United States and subject to regulation and examination by the OTS. The OTS regulates all areas of the Bank's banking operations, including investments, reserves, lending, mergers, payment of dividends, interest rates, transactions with affiliates (including the Company), establishment of branches and other aspects of the Bank's operations. The Bank is subject to regular examinations by the OTS and is assessed amounts to cover the costs of such examinations.

          Because the Bank's deposits are insured by the FDIC to the maximum extent permitted by law, the Bank is also regulated by the FDIC. The major functions of the FDIC with respect to insured institutions include making assessments, if required, against insured institutions to fund the appropriate deposit insurance fund and preventing the continuance or development of unsound and unsafe banking practices.

          Capital Requirements.    OTS regulations require that federal savings banks maintain: (i) "tangible capital" in an amount of not less than 1.5% of adjusted total assets, (ii) "core (Tier 1) capital" in an amount not less than 3.0% of adjusted total assets and (iii) a level of risk-based capital equal to 8.0% of total risk-weighted assets. Most banks are required to maintain a "minimum leverage" ratio of core (Tier 1) capital of at least 4.0% to 5.0% of adjusted total assets.

          "Core capital" includes common stockholders' equity (including common stock, common stock surplus and retained earnings, but excluding any net unrealized gains or losses, net of related taxes, on certain securities available for sale), noncumulative perpetual preferred stock and any related surplus and minority interests in the equity accounts of fully consolidated subsidiaries. Intangible assets generally must be deducted from core capital, other than certain servicing assets and purchased credit card relationships, subject to limitations. "Tangible capital" means core capital less any intangible assets (except for mortgage servicing assets includable in core capital) and investments in subsidiaries engaged in activities not permissible for a national bank. "Total capital," for purposes of the risk-based capital requirement, equals the sum of core capital plus supplementary (Tier 2) capital (which, as defined, includes the sum of, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. The amount of supplementary (Tier 2) capital that may be counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4.0%. Risk-weighted assets are determined by multiplying certain categories of a savings association's assets, including off-balance sheet equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets as specified in OTS regulations.

          As of September 30, 2003, the Bank was in compliance with all minimum regulatory capital requirements, with tangible, core and risk-based capital ratios of 6.59%, 6.59% and 11.80%, respectively.

          Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances. The Bank is not subject to any such individual minimum capital requirement.

          Prompt Corrective Action.    Under Section 38 of the Federal Deposit Insurance Act, or FDIA, each federal banking agency is required to take prompt corrective action to deal with depository institutions subject to their jurisdiction that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the FDIA mandates that the institution be placed in receivership.

          Pursuant to regulations promulgated under Section 38 of the FDIA, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework set forth in the FDIA, the federal banking agencies have developed a classification system, pursuant to which all banks and savings associations are placed into one of five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The capital thresholds established for each of the categories are as follows:

Capital Category	Tier 1 Leverage Ratio		Tier 1 Risk Based Capital Ratio	Total Risk-Based Capital Ratio
Well Capitalized	5% or above		6% or above	10% or above
Adequately Capitalized	4% or above	(1)	4% or above	8% or above
Undercapitalized	Less than 4%		Less than 4%	Less than 8%
Significantly Undercapitalized	Less than 3%		Less than 3%	Less than 6%
Critically Undercapitalized	Less than 2%		—	—

(1)
3% for banks with the highest supervisory rating.

          The applicable federal banking agency also has authority, after providing an opportunity for a hearing, to downgrade an institution from "well capitalized" to "adequately capitalized" or to subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

          "Undercapitalized" depository institutions are subject to growth limitations and other restrictions and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized", and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".

          "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets and cessation of receipt of deposits from correspondent banks.

          "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

          Applicable laws and regulations also generally provide that no insured institution may make a capital distribution if it would cause the institution to become "undercapitalized." Capital distributions include cash (but not stock) dividends, stock purchases, redemptions and other distributions of capital to the owners of an institution. Moreover, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval.

          As of September 30, 2003, the Bank was "well capitalized."

          Restrictions on Capital Distributions.    OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. Under applicable regulations, a savings institution must file an application for OTS approval of the capital distribution if:

  •
  the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years;

  •
  the institution would not be at least adequately capitalized following the distribution;

  •
  the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition; or

  •
  the institution is not eligible for expedited treatment of its filings with the OTS.

          If an application is not required to be filed, savings institutions such as the Bank which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the OTS at least 30 days before the board of directors declares a dividend or approves a capital distribution.

          An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the OTS. In addition, the OTS may prohibit a proposed capital distribution, which would otherwise be permitted by OTS regulations, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

          The FDIC prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. The Bank is currently not in default in any assessment payment to the FDIC.

          Qualified Thrift Lender Test. A savings association can comply with the qualified thrift lender, or QTL, test set forth in the HOLA and implementing regulations of the OTS by either meeting the QTL test set forth therein or qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986. The QTL test set forth in the HOLA requires a savings association to maintain 65% of portfolio assets in qualified thrift investments, or QTIs. Portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Generally, QTIs are residential housing related assets. At September 30, 2003, the amount of the Bank's assets which were invested in QTIs exceeded the percentage required to qualify the Bank under the QTL test.

          Applicable laws and regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and be subject to all statutes applicable to bank holding companies. In order to exercise the powers granted to federally-chartered savings associations and maintain full access to FHLB advances, the Bank must continue to meet the definition of a QTL.

          Safety and Soundness Standards.    The OTS and the other federal bank regulatory agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. The Bank believes that it is in compliance with these guidelines and standards.

          Community Investment and Consumer Protection Laws.    In connection with the Bank's lending activities, the Bank is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Truth-in-Savings Act, Fair Housing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Bank Secrecy Act, Money Laundering Prosecution Improvements Act and Community Reinvestment Act.

          The Community Reinvestment Act requires insured institutions to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. The responsible federal banking regulator (the OTS in the case of the Bank) must conduct regular Community Reinvestment Act examinations of insured financial institutions and assign to them a Community Reinvestment Act rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory." The record of a depository institution under the Community Reinvestment Act will be taken into account when applying for the establishment of new branches or mergers with other institutions. The Bank's current Community Reinvestment Act rating is "satisfactory."

          The Bank attempts in good faith to ensure compliance with the requirements of the consumer protection statutes to which it is subject, as well as the regulations that implement the statutory provisions. The requirements are complex, however, and even inadvertent non-compliance could result in civil and, in some cases, criminal liability.

          FDIC Insurance Assessments.    Federal deposit insurance is required for all federally-chartered savings associations. Deposits at the Bank are insured to a maximum of $100,000 for each depositor by the SAIF administered by the FDIC. As a SAIF-insured institution, the Bank is subject to regulation and supervision by the FDIC, to the extent deemed necessary by the FDIC to ensure the safety and soundness of the SAIF. The FDIC is entitled to have access to reports of examination of the Bank made by the OTS and all reports of condition filed by the Bank with the OTS. The FDIC also may require the Bank to file such additional reports as it determines to be advisable for insurance purposes. Additionally, the FDIC may determine by regulation or order that any specific activity poses a serious threat to the SAIF and that no SAIF member may engage in the activity directly.

          Insurance premiums are paid in semiannual assessments. Under a risk-based assessment system, the FDIC is required to calculate on a semi-annual basis a savings association's semiannual assessment based on (i) the probability that the insurance fund will incur a loss with respect to the institution (taking into account the institution's asset and liability concentration), (ii) the potential magnitude of any such loss and (iii) the revenue and reserve needs of the insurance fund. The semiannual assessment imposed on an insured savings association may increase depending on the SAIF revenue and expense levels, and the risk classification applied to it.

          The deposit insurance assessment rate charged to each institution depends on the assessment risk classification assigned to each institution. Under the risk-classification system, each SAIF member is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "less than adequately capitalized," as such terms are defined under the OTS's prompt corrective action regulation (discussed above), except that "less than adequately capitalized" includes any institution that is not well capitalized or adequately capitalized. Within each capital group, institutions are assigned to one of three supervisory subgroups: "healthy" (institutions that are financially sound with only a few minor weaknesses), "supervisory concern" (institutions with weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk to the SAIF) or "substantial supervisory concern" (institutions that pose a substantial probability of loss to the SAIF unless corrective action is taken). The FDIC places each institution into one of nine assessment risk classifications based on the institution's capital group and supervisory subgroup classification. The matrix so created results in nine assessment risk classifications, with rates during the first six months of 2003 ranging from zero for well capitalized, healthy institutions, such as the Bank, to 27 basis points per $100 of deposits for undercapitalized institutions with substantial supervisory concerns.

          In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the SAIF. The assessment rate for the third quarter of 2003 was .016% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

          Insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the savings association has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, rule, regulation, order or condition imposed by, or written agreement with, the FDIC. Additionally, if insurance termination proceedings are initiated against a savings association, the FDIC may temporarily suspend insurance on new deposits received by an institution under certain circumstances.

          For a description of certain proposed changes in the federal deposit insurance system, see "— Legislative and Regulatory Proposals" below.

          Federal Home Loan Bank System.    The FHLB System consists of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board, or FHFB. The FHLBs provide a central credit facility for member savings associations. Collateral is required. The Bank is a member of the FHLB of Atlanta. The maximum amount that the FHLB of Atlanta will advance fluctuates from time to time in accordance with changes in policies of the FHFB and the FHLB of Atlanta, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of FHLB advances that a savings association may obtain is restricted in the event the institution fails to maintain its status as a QTL.

          Federal Reserve System.    The Federal Reserve Board has adopted regulations that require savings associations to maintain non-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). These reserves may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Bank's interest-earning assets.

          Transactions With Affiliates Restrictions.    Transactions between savings associations and any affiliate are governed by Section 11 of the HOLA and Sections 23A and 23B of the Federal Reserve Act and regulations thereunder. An affiliate of a savings association generally is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as Lydian) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Section 23A limits the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to "covered transactions" as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings association as those provided to a non-affiliate. The term "covered transaction" includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also apply to the provision of services and the sale of assets by a savings association to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the HOLA prohibits a savings association from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

          In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on extensions of credit to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings association ("a principal stockholder"), and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings association's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At September 30, 2003, the Bank was in compliance with the above restrictions.

          The USA PATRIOT Act of 2001.    The USA PATRIOT Act requires financial institutions such as the Bank to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

          Privacy Regulation.    The Company and its subsidiaries are subject to numerous privacy-related laws and their implementing regulations, including but not limited to Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act, the Right to Financial Privacy Act, the Children's Online Privacy Protection Act and other federal and state privacy and consumer protection laws. Those laws and the regulations promulgated under their authority can limit, under certain circumstances, the extent to which financial institutions may disclose nonpublic personal information that is specific to a particular individual to affiliated companies and nonaffiliated third parties. Moreover, the Bank is required to establish and maintain a comprehensive Information Security Program in accordance with the Interagency Guidelines Establishing Standards for Safeguarding Customer Information. The program must be designed to:

  •
  ensure the security and confidentiality of customer information;

  •
  protect against any anticipated threats or hazards to the security or integrity of such information; and

  •
  protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

          In addition, the Federal Trade Commission has recently implemented a nationwide "do not call" registry that allows consumers to prevent unsolicited telemarketing calls. Millions of households already have placed their telephone numbers on this registry.

          Regulatory Enforcement Authority.    The enforcement powers available to federal banking agencies are substantial and include, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against insured institutions and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

          Investment Adviser Registration.    The Bank intends to register with the SEC as an investment adviser under the Investment Advisers Act of 1940 when it commences exercising recently-granted trust powers. As a registered investment adviser, the Bank will be regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, recordkeeping, operational and disclosure obligations. For a description of the supervisory authority of the SEC under the Investment Advisers Act and possible sanctions for violations of this Act, see "— Lydian Wealth Management and Its Affiliates" below.

Lydian Wealth Management and Its Affiliates

          Our investment management business is highly regulated, primarily at the federal level. Lydian Wealth Management is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940. As a registered investment adviser, Lydian Wealth Management is regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, recordkeeping, operational and disclosure obligations.

          Certain other subsidiaries of Lydian Wealth Management Holdings Company also are subject to extensive regulation. Lydian Securities Company is a registered broker-dealer under the Exchange Act. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Lydian Strategies Company is registered as a commodities pool operator with the Commodities Futures Trading Commission, or CFTC, and in that capacity is subject to regulation and examination by the CFTC and the National Futures Association.

          The foregoing laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict Lydian Wealth Management or its subsidiaries from conducting their business in the event that they fail to comply with such laws and regulations. Possible sanctions that may be imposed in the event of such noncompliance include the suspension of individual employees, limitations on the business activities for specified periods of time, revocation of registration as an investment adviser, broker-dealer, commodity trading adviser and/or other registrations, and other censures and fines, all of which could also result in reputational damage.

Legislative and Regulatory Proposals

          In addition to those discussed below, proposals to change the laws and regulations governing the operations and taxation of, and federal insurance premiums paid by, savings banks and other financial institutions and companies that control such institutions are frequently raised in the U.S.

Congress, state legislatures and before the FDIC, the OTS and other bank regulatory authorities. The likelihood of any major changes in the future and the impact such changes might have on us or our subsidiaries are impossible to determine. Similarly, proposals to change the accounting treatment applicable to savings banks and other depository institutions are frequently raised by the SEC, the federal banking agencies, the IRS and other appropriate authorities, including, among others, proposals relating to fair market value accounting for certain classes of assets and liabilities. The likelihood and impact of any additional future accounting rule changes and the impact such changes might have on us or our subsidiaries are impossible to determine at this time.

          Deposit Insurance.    The U.S. House of Representatives has passed, and the U.S. Senate is considering, legislation that would reform the deposit insurance system by, among other things:

  •
  increasing FDIC insurance coverage from $100,000 to $130,000 per account (with certain retirement accounts generally receiving increased coverage) and indexing future coverage to reflect inflation;

  •
  merging the SAIF and the Bank Insurance Fund, the insurance fund for commercial banks, or BIF, into a single new Deposit Insurance Fund;

  •
  permitting the new fund's required reserve ratio to float in a designated range;

  •
  eliminating the current prohibition against assessing risk-based premiums on well-capitalized institutions with high supervisory ratings, thus permitting the FDIC to assess ongoing premiums for all institutions based on their risk profile and allowing gradual increases in those premiums if the new fund's ratio falls below the lower end of the designated range;

  •
  providing, in the case of the House bill, dividends to institutions if the ratio exceeds the upper end of the range; and

  •
  providing refunds or credits towards future assessments based on an institution's earlier contributions to the BIF or the SAIF.

          Because it remains unclear at this time whether, or in what form, any such legislation ultimately may be enacted, we are unable to assess the potential effects on our financial conditions and results of operations. However, it is likely that we will be required to pay higher deposit insurance premiums than we currently pay if final legislation is passed.

          Fair Credit Reporting Act.    The federal government is reconsidering provisions that are important parts of the legal framework applicable to us as mortgage lenders. Fair Credit Reporting Act provisions enacted in 1996 preempt specified types of state laws and have provided an important and relatively uniform legal framework for all lenders with respect to specified uses and reporting of consumer information collected in connection with extensions of credit. Those provisions expire on January 1, 2004, unless the U.S. Congress enacts new legislation to provide for their extension, either as originally enacted or as amended. Although the U.S. Senate and the U.S. House of Representatives have passed fair credit reform bills which would permanently extend fair credit reporting standards, we cannot predict whether any legislation will be enacted prior to the 2004 sunset date in present law or at all and what provisions, favorable or adverse to us, may be included in any such legislation. To the extent not otherwise preempted by the Fair Credit Reporting Act, states will be free beginning in 2004 to enact consumer protection and privacy provisions on matters currently subject to Fair Credit Reporting Act preemption that may increase our costs, increase our regulatory compliance burdens, risks and potential liabilities, affect how we do our business, and adversely affect our competitive position.

          Capital.    The regulatory accords on international banking institutions to be reached by the Basel Committee on Banking Supervision may result in the Bank having to meet additional capital adequacy measures. We cannot predict the final form of, or the effects of, the regulatory accords.

MANAGEMENT

          Our board of directors consists of nine persons. Five of our directors are "independent" within the meaning of Nasdaq rules and Section 10A-3 of the Securities Exchange Act of 1934, as amended.

          Set forth below is certain information concerning our directors and executive officers.

Name	Age	Position	Director Since
Rory A. Brown	41	Chairman of the Board and Chief Executive Officer of the Company	1999
William M. Decker	43	Director, President of the Company and Chairman and Chief Executive Officer of Lydian Data Services	1999
Steven D. Lockshin	37	Director, Executive Vice President of the Company and Chairman and Chief Executive Officer of Lydian Wealth Management	2001
James B. Meany	39	Executive Vice President of the Company and President of Lydian Bank and Trust, a division of the Bank	—
I. Trevor Rozowsky	41	Executive Vice President, Chief Financial Officer and Chief Credit Officer of the Company	—
Stephen C. Wilhoit	43	Director and Executive Vice President of the Company	1999
Steven N. Fayne	52	Director	1999
Clark A. Johnson	72	Director	2003
Edwin L. Knetzger, III	52	Director	2003
James S. Mahan, III	52	Director	2003
Carl Stork	43	Director	2001

          Rory A. Brown.    Mr. Brown is chairman and chief executive officer of the Company and one of its founders. Mr. Brown is a certified public accountant and began his career specializing in systems work for the financial services industry. Mr. Brown has 18 years of industry experience.

          William M. Decker.    Mr. Decker is president of the Company and one of its founders. Mr. Decker also serves as chairman and chief executive officer of Lydian Data Services. Mr. Decker is a chartered financial analyst and has 22 years of industry experience.

          Steven D. Lockshin.    Mr. Lockshin is an executive vice president of the Company and chairman and chief executive officer of Lydian Wealth Management, which he founded in 1994. Mr. Lockshin has 15 years of industry experience.

          James B. Meany.    Mr. Meany is an executive vice president of the Company and president of Lydian Bank and Trust. Prior to joining the Company, Mr. Meany was a senior vice president and the managing director of OFFITBANK, a wholly-owned subsidiary of Wachovia Bank. Mr. Meany has 15 years of industry experience.

          I. Trevor Rozowsky.    Mr. Rozowsky is an executive vice president, chief financial officer and chief credit officer of the Company and one of its founders. Mr. Rozowsky is a certified public accountant, and his prior experience includes serving as director of consumer finance for U.S. West Financial Services Inc. Mr. Rozowsky has 18 years of industry experience.

          Stephen C. Wilhoit.    Mr. Wilhoit is an executive vice president of the Company and one of its founders. Mr. Wilhoit is a lawyer who was formally engaged in the private practice of corporate and securities law. Mr. Wilhoit has 17 years of industry experience.

          Steven N. Fayne.    Mr. Fayne is the managing director of GMAC Commercial Mortgage — Affordable Housing Division, a wholly-owned subsidiary of General Motors (NYSE: GM). Mr. Fayne also serves on Fannie Mae's Housing Impact Advisory Council, a forum for leaders in the fields of housing and community development to meet with Fannie Mae's senior management and explore options for increasing the availability of affordable mortgage financing to underserved communities.

          Clark A. Johnson.    Mr. Johnson is chairman of the board of PSS World Medical, Inc. (NASDAQ: PSSI), a distributor of medical equipment and supplies, and a partner in Palisades Capital. In 1985, Mr. Johnson joined Pier 1 Imports, Inc. (NYSE: PIR), a retailer of imported goods, and served as chairman of the board of this company until his retirement in 1999 and chief executive officer of this company until 1998. Mr. Johnson was previously a director of Texas American Bank Shares and Valley Bank Corporation and is a former chairman of the American Business Conference. Mr. Johnson presently serves on the Board of Business Advisors of the Gavel Consulting Group, a group of former federal judges which provides strategic advice regarding corporate governance and other legal issues.

          Edwin L. (Ted) Knetzger, III.    Mr. Knetzger is chairman emeritus of Greenwich Capital Markets, Inc., a trading, finance and investment banking firm that is a major primary dealer in U.S. government securities. Mr. Knetzger founded Greenwich Capital in 1981 and previously served as its president and chief executive officer. Prior to founding Greenwich Capital, Mr. Knetzger was co-manager and head trader of the Government Bond Trading Department of Kidder Peabody & Company.

          James S. (Chip) Mahan, III.    Mr. Mahan is chairman of the board of S1 Corporation (NASDAQ: SONE), a computer programming and data processing company based in Atlanta, Georgia that serves financial institutions, including banks, credit unions, investment firms and insurance companies. Mr. Mahan served as chief executive officer of S1 Corp. from 1995 to 2000 and was chairman of the board and chief executive officer of Cardinal Bancshares, Inc. from 1987 to 1996. He also served at Citizens Union National Bank & Trust Co. in various roles, including chairman, president, chief executive officer and chief operating officer. Mr. Mahan is a director of a number of private companies in the financial services and technology sectors, including Yodlee, Inc.

          Carl Stork.    Mr. Stork is president of Ciconia & Co., LLC, a private investment firm, and a partner in Wyndcrest Holdings, LLC. Mr. Stork was employed by Microsoft Corporation (NASDAQ: MSFT) in a variety of management positions between 1981 and 2002. At Microsoft, Mr. Stork managed marketing and partner relationships in the development and launch of multiple releases of the Microsoft Windows operating systems and served as general manager of the team that developed Windows 98. He also was technical advisor to chairman and chief software architect Bill Gates. Mr. Stork serves as a director of Neomagic Corporation (NASDAQ: NMGC) and Multicast Media Technologies, Inc.

Terms of Directors

          Our Restated Articles provided that our board of directors be divided into three classes, each serving for a staggered three-year term. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2004 for the Class I directors, consisting of Messrs. Fayne, Lockshin and Wilhoit, 2005 for the Class II directors, consisting of Messrs. Decker, Mahan and Stork, and 2006 for the Class III directors, consisting of Messrs. Brown, Johnson and Knetzger.

Committees of the Board

          We have established or will establish audit, compensation and nominating and corporate governance committees which have functions which comply with applicable legal and Nasdaq requirements. Currently, each member of the audit and compensation committees is an "independent" director as defined under Nasdaq rules and under Section 10A-3 of the Exchange Act.

          Set forth below is a brief description of our audit, compensation and nominating and corporate governance committees.

          Audit Committee.    The primary responsibilities of the audit committee are to:

  •
  monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

  •
  appoint, compensate and monitor the independence and performance of the Company's independent auditors, as well as monitor the performance of the unaffiliated company which performs our internal audit function; and

  •
  provide an avenue of communication among our independent auditors, management, the entity which performs our internal auditing function and our board of directors.

          The members of the audit committee currently are Messrs. Fayne, Johnson, Mahan and Stork, with Mr. Fayne serving as chair. As required by Nasdaq rules, at least one of these persons has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

          Compensation Committee.    The primary responsibilities of the compensation committee are to:

  •
  establish the compensation and benefits for the chairman and chief executive officer and other executive officers of the Company;

  •
  evaluate the performance of the chairman and chief executive officer and other executive officers of the Company; and

  •
  review, recommend and approve executive compensation, equity and retirement plans for employees of the Company.

          The members of the compensation committee currently are Messrs. Johnson, Knetzger, Mahan and Stork, with Mr. Johnson serving as chair.

          Nominating and Corporate Governance Committee.    The primary responsibilities of the nominating and corporate governance committee are to evaluate and make recommendations to the board of directors for the election of directors, develop corporate governance guidelines for the Company and its directors and evaluate the performance of the board of directors and its members. The members of the nominating and corporate governance committee currently are Messrs. Brown, Johnson, Mahan and Stork.

Director's Compensation

          Prior to 2002, our directors did not receive any fees or other cash compensation for serving on the Company's board of directors or any of its committees. Starting in 2002, directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $5,000 for serving on the board of directors of each of the Company and the Bank. In addition, each non-employee director receives cash fees for attending each board meeting and committee meeting of $1,000 and $500, respectively. Directors also are reimbursed for their reasonable out-of-pocket expenses arising from attendance of meetings of the board of directors or any of its committees or in respect of Company-related business.

          In each of June 2001, June 2002 and June 2003, each of our non-employee directors at the time was granted an option under the 1999 Stock Plan to purchase 7,000 shares of common stock at an exercise price of $5 per share. All of these options become exercisable in equal annual installments over a three-year period.

          Directors are eligible for awards under our 2003 Equity Incentive Plan discussed below.

Executive Compensation

          The following table discloses compensation received by our chief executive officer and our four other most highly-compensated executive officers for the year ended December 31, 2002.

Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Awards		Payouts($)
Executive Officer	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Restricted Stock Awards($)	Options/ SARs(#)(2)	LTIP Payouts($)	All Other Compensation ($)(3)
Rory A. Brown Chairman and Chief Executive Officer	2002	$250,000	$500,000	$—	$—	—	—	$2,750
William M. Decker President	2002	150,000	418,974	—	—	—	—	2,750
Steven D. Lockshin Executive Vice President	2002	250,000	158,178	—	—	—	—	2,750
I. Trevor Rozowsky Executive Vice President, Chief Financial Officer and Chief Credit Officer	2002	150,000	640,277	—	—	100,000	—	2,750
Stephen C. Wilhoit Executive Vice President	2002	150,000	220,736	—	—	100,000	—	2,750

(1)
Amounts represent bonuses earned in the year indicated.

(2)
Consists of awards granted pursuant to our 1999 stock option plan.

(3)
Consists of matching contributions by us pursuant to our 401(k) Plan.

Stock Option Grants in 2002

          The following table provides information relating to option grants pursuant to our stock option plan during 2002 to our named executive officers.

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term(4)
		Percent of Total Options Granted to Employees in 2002(2)	Individual Grants
Executive Officer	Options Granted(#)(1)		Exercise Price(3)	Expiration Date
					5%	10%
Rory A. Brown	—	—%	$—	—	$—	$—
William M. Decker	—	—	—	—	—	—
Steven D. Lockshin	—	—	—	—	—	—
I. Trevor Rozowsky	100,000	17.65%	5.00	2012
Stephen C. Wilhoit	100,000	17.65%	5.00	2012

(1)
Options vest and become exercisable 33% per year commencing on the date of grant.

(2)
Percentage of options to purchase an aggregate of 566,544 shares of our common stock granted to all employees during 2002.

(3)
The exercise price was based on the estimated fair market value of a share of our common stock on the date of grant.

(4)
Assumes future stock prices of $             and $    for options granted on June 1, 2002 at compounded rates of return of 5% and 10%, respectively. No discount has been applied to determine a net present value of each award; however, a 7.0% discount would yield real values of    % of the values shown under the 5% and 10% columns, respectively.

Aggregated Option Exercises in 2002 and Year-End Option Values

          The following table provides information relating to option exercises in 2002 by our named executive officers and the value of such officers' unexercised options at December 31, 2002.

			Number of Options at Year End(#)		Value of Unexercised In-The-Money Options at Year End($)(1)
Executive Officer	Shares Acquired On Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Rory A. Brown	—	—	412,234	267,666
William M. Decker	—	—	227,908	147,092
Steven D. Lockshin	—	—	27,908	55,814
I. Trevor Rozowsky	—	—	131,002	124,998
Stephen C. Wilhoit	—	—	131,002	124,998

(1)
Based on a per share price of $             , the mid-point of the estimated offering range set forth on the cover of this prospectus.

Employment Agreements

          We plan to enter into employment agreements with certain of our executive officers. The specific terms of these agreements have not yet been determined as of the date hereof, however.

1999 Stock Plan

          We have established the 1999 Stock Plan, which authorizes the grant of options to purchase an aggregate of 2,742,282 shares of our common stock. As of September 30, 2003, we had granted options to purchase an aggregate of 2,664,474 shares of our common stock to our directors, officers and employees, of which options to purchase 994,788 shares have been exercised and 1,669,686 were outstanding. Of the 1,669,686 options outstanding at September 30, 2003, 931,386 were vested and 738,300 were unvested. All options granted under our 1999 Stock Plan to date become exercisable equally over a three-year period commencing on the date of grant.

          Eligible Participants.    Directors, officers and employees of the Company or its subsidiaries are eligible to participate in the 1999 Stock Plan.

          Administration.    The 1999 Stock Plan is administered by our compensation committee, which is authorized to interpret the plan and the agreements executed pursuant to the plan and to prescribe rules and regulations relating to the plan.

          Options.    Under the 1999 Stock Plan the committee may grant options to purchase our common stock, including options which are intended to qualify as incentive stock options under the Internal Revenue Code and options which are not intended to so qualify, or non-qualified options, provided that incentive stock options may only be granted to employees of the Company or its subsidiaries. All outstanding options under the 1999 Stock Plan are nonqualified options. The purchase price of a share of common stock under each option shall not be less than the fair market value of a share of common stock on the date the option is granted. Options shall be exercisable in accordance with the terms established by the committee or the subcommittee, provided that options may not have a term which exceeds ten years. The full purchase price of each share of common stock purchased upon the exercise of any option shall be paid at the time of exercise of the option. The purchase price shall be payable in cash or, if and to the extent permitted by the committee or subcommittee, in common stock or in a combination of cash and common stock.

          Award Agreements and Certain Award Terms.    Each option under the 1999 Stock Plan is evidenced by an award agreement that is delivered to the participant specifying the terms and conditions of the option and any rules applicable to such option. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option or right substituted by the successor corporation or the options shall become fully vested and exercisable. Options granted under the 1999 Stock Plan may not be sold or otherwise transferred other than by will or by the laws of descent and distribution.

          Amendment and Termination of the 1999 Stock Plan.    The board of directors of the Company may amend, alter, suspend or terminate the 1999 Stock Plan at any time, provided that no such action shall impair the rights of any optionee without the optionee's consent.

2003 Equity Incentive Plan

          We have established the 2003 Equity Incentive Plan. The purpose of this plan is to assist us in attracting, retaining and motivating our directors, officers, employees by permitting us to provide long-term equity incentive compensation to, and encourage a long-term commitment by, these persons.

          Eligible Participants.    Directors, officers, employees and consultants of the Company or its subsidiaries and affiliates are eligible to participate in the 2003 Equity Plan. As of September 30, 2003, there were approximately 445 persons eligible to participate in the 2003 Equity Plan.

          Administration of the 2003 Equity Plan.    The 2003 Equity Plan is administered by the compensation committee of our board of directors (which we refer to below as the "committee"),

which shall be composed of not less than the minimum number of persons from time to time required by:

  •
  Rule 16b-3 under the Exchange Act, each of whom, to the extent necessary to comply with Rule 16b-3, shall be a "non-employee director" within the meaning of Rule 16b-3, as from time to time amended, and

  •
  applicable listing or quotation requirements relating to our common stock, each of whom, to the extent necessary to comply with such requirements, shall be "independent" directors within the meaning of such requirements.

With respect to any employee who is a "covered employee" as defined in Section 162(m)(3) of the Internal Revenue Code and the regulations thereunder, however, the 2003 Equity Plan shall be administered by the compensation subcommittee of the compensation committee of our board of directors (which we refer to below as the "subcommittee"), which shall consist of two or more members of the board appointed by the board who qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

          The committee has, among other powers, the power to interpret and administer the 2003 Equity Plan and any instrument or agreement relating thereto, as well as to establish, amend, suspend or waive such rules and regulations as it shall deem appropriate in connection with its administration of the 2003 Equity Plan.

          The committee or subcommittee has the discretion to determine the number and type of awards to be awarded to any participant, provided that in no event shall a participant receive an award or awards under the 2003 Equity Plan during any one calendar year covering in the aggregate more than 225,600 shares of common stock (whether such award or awards may be settled in shares of common stock, cash or any combination thereof), subject to adjustment in accordance with the terms of the 2003 Equity Plan.

          Stock Options.    The committee or subcommittee may grant stock options under the 2003 Equity Plan to purchase common stock, including options which are intended to qualify as incentive stock options under the Internal Revenue Code and options which are not intended to so qualify. We may only grant incentive stock options to employees of the Company or its subsidiaries, however. The purchase price of a share of common stock under each type of option shall not be less than 100% of the fair market value of a share of common stock on the date the option is granted. Options shall be exercisable in accordance with the terms established by the committee or the subcommittee, provided that options may not have a term which exceeds ten years. The full purchase price of each share of common stock purchased upon the exercise of any option shall be paid at the time of exercise of the option. The purchase price shall be payable in cash or, if and to the extent permitted by the committee or subcommittee, in common stock or in a combination of cash and common stock, provided that the combined value of all cash and the fair market value of any shares of common stock so tendered for payment to us is at least equal to the option price as of the date of such tender.

          Stock Appreciation Rights.    The committee or subcommittee may grant under the 2003 Equity Plan a stock appreciation right in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. Stock appreciation rights shall be exercisable in accordance with the terms established by the committee or subcommittee. A stock appreciation right entitles the participant to receive the amount by which the fair market value of a specified number of shares of common stock on the exercise date exceeds an exercise price established by the committee or subcommittee, which shall not be less than 100% of the fair market value of the common stock at the time the stock appreciation right is granted. Such excess amount shall be payable in common stock, in cash, or in a combination thereof, as determined by the committee or subcommittee.

          Restricted Stock and Restricted Stock Units.    The committee or subcommittee may grant under the 2003 Equity Plan shares of restricted stock, which are shares of common stock which are subject to a substantial risk of forfeiture due to a restriction based on continued employment or the occurrence of other events, as determined by the committee or subcommittee, and restricted stock units, which are similarly subject to a substantial risk of forfeiture and may be settled either by the delivery of one share of common stock for each restricted stock unit or in cash in an amount equal to the fair market value of one share of common stock for each restricted stock unit, as determined by the committee or the subcommittee. Any such awards shall be subject to such conditions and have such terms as may be determined by the committee or subcommittee.

          Other Stock-Based Awards.    The committee or subcommittee may grant under the 2003 Equity Plan any other stock-based award, which is any award of shares of common stock or other award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock which is not described above and is deemed by the committee or subcommittee to be consistent with the purposes of the 2003 Equity Plan. The committee or subcommittee shall determine the terms and conditions of any other stock-based award and whether such awards shall be paid in cash, shares of common stock or in a combination thereof.

          Performance Awards.    Section 162(m) of the Internal Revenue Code precludes a publicly-held corporation from claiming a compensation deduction for compensation in excess of $1.0 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer. This limitation does not apply, however, to "qualified performance-based compensation." Because stock options and stock appreciation rights granted under the 2003 Equity Plan must have a per share exercise price equal at least to the fair market value of a share of common stock on the date of grant and because the 2003 Equity Plan limits the number of shares that may be the subject of awards granted to any participant during any calendar year, compensation from the exercise of stock options and stock appreciation rights should be treated as "qualified performance-based compensation" for purposes of Section 162(m).

          In addition, under the 2003 Equity Plan, the committee or subcommittee shall have sole and complete authority to determine the extent to which an award of restricted stock, restricted stock units or other stock-based awards shall be subject to the achievement of one or more performance goals over one or more performance periods. For awards intended to result in deductible "qualified performance-based compensation," any such performance goal and performance period shall be determined by the subcommittee within the time prescribed by Section 162(m) of the Internal Revenue Code and the regulations thereunder in order for the performance goal to be considered "pre-established" for this purpose.

          Subject to the terms of the 2003 Equity Plan, the committee or subcommittee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award.

          Performance awards may be paid in a lump sum or in installments following the close of the performance period, provided that no full and/or partial payment of a performance award granted under the 2003 Equity Plan may be made to a covered employee within the meaning of Section 162(m) of the Internal Revenue Code until the subcommittee has certified in writing the attainment by the Company of the applicable performance goal or performance goals over the applicable performance period or performance periods.

          The subcommittee may utilize specified objective criteria set forth in the 2003 Equity Plan to establish corporate performance goals with respect to an award to a covered employee for purposes of Section 162(m) of the Internal Revenue Code. Performance goals may be measured solely on a corporate, subsidiary or business unit basis or a combination thereof, as well as based on actual or targeted growth factors. Performance goals with respect to participants who are not covered employees for purposes of Section 162(m) also may be based on any other objective performance goals as may be established by the committee for a performance period.

          Award Agreements and Certain Award Terms.    Each award will be evidenced by an award agreement that will be delivered to the participant specifying the terms and conditions of the award and any rules applicable to such award. Upon a "change in control" of the Company, as defined in the 2003 Equity Plan, all outstanding awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award granted. Awards will be nontransferable; however, an award may be transferable under the 2003 Equity Plan to the extent determined by the committee or subcommittee and set forth in the applicable award agreement if such award agreement provisions do not disqualify such award for exemption under Rule 16b-3, if such award is not intended to qualify for exemption under Rule 16b-3 or, with respect to awards which are incentive stock options, if such provisions do not prevent the incentive stock options from qualifying as such under applicable laws and regulations.

          Shares Reserved Under the 2003 Equity Plan.    The number of shares of common stock that may be issued pursuant to the 2003 Equity Plan is 2,256,000.

          If, after the effective date of the 2003 Equity Plan, any shares of common stock covered by an award granted under the 2003 Equity Plan, or to which such an award relates, are forfeited, or if such an award is settled for cash or otherwise terminates or is canceled without the delivery of shares, then the shares of common stock covered by such award, or to which such award relates, or the number of shares otherwise counted against the aggregate number of shares with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again become shares with respect to which awards may be granted. In the event that any option or other award granted under the 2003 Equity Plan is exercised through the delivery of shares of common stock or in the event that withholding tax liabilities arising from such award are satisfied by the withholding of shares of common stock by the Company, the number of shares of common stock available for awards under the 2003 Equity Plan shall be increased by the number of shares so surrendered or withheld.

          The total number of shares of common stock that may be issued pursuant to the 2003 Equity Plan and the maximum annual limitation on awards to any one person under the 2003 Equity Plan are subject to adjustment by the committee in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding common stock. The shares issuable under the 2003 Equity Plan may be from either authorized but previously unissued shares of common stock or from reacquired shares of common stock, including shares purchased by us on the open market and held as treasury shares.

          Effective Date.    The 2003 Equity Plan was effective as of December 4, 2003. The 2003 Equity Plan shall remain in effect until the earlier of the date that no additional shares of common stock are available for issuance under the 2003 Equity Plan, the date that the 2003 Equity Plan has been terminated in accordance with its terms or the close of business on the tenth annual anniversary of the effective date of the 2003 Equity Plan.

          Amendment and Termination of the 2003 Equity Plan and Awards Thereunder.    The board of directors of the Company may amend, alter, suspend, discontinue or terminate the 2003 Equity Plan or any portion thereof at any time, provided that no such action shall be made that would adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted without the consent of the affected participant, holder or beneficiary, or that without the approval of the stockholders of the Company would:

  •
  except as provided in the 2003 Equity Plan in connection with adjustments to the outstanding common stock, increase the total number of shares with respect to which awards may be granted under the 2003 Equity Plan;

  •
  change the participants or class of participants eligible to participate in the 2003 Equity Plan;

  •
  reduce the exercise price for options and stock appreciation rights by repricing or replacing such awards; or

  •
  change the performance goals which may be established for performance awards.

          The committee or subcommittee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted under the 2003 Equity Plan, prospectively or retroactively, provided that any such action that would adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary. Moreover, except as provided in the 2003 Equity Plan in connection with adjustments to the outstanding common stock or unusual or nonrecurring events as determined by the committee or subcommittee, the committee or subcommittee shall not have the authority to cancel any outstanding option or stock appreciation right and issue a new option or stock appreciation right in its place with a lower exercise price without the approval of the stockholders of the Company.

          Outstanding Awards.    No awards have been granted under the 2003 Equity Plan. Because awards under the 2003 Equity Plan are discretionary, no awards are determinable at this time.

Related Transactions

          Our directors, officers and employees are permitted to borrow from the Bank in accordance with the requirements of federal law. All loans made by the Bank to directors and executive officers or their related interests have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. We believe that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features. At September 30, 2003, we had $3.5 million of loans outstanding to our directors and executive officers in the aggregate, in addition to the loans noted below.

          In connection with our acquisition of Lydian Wealth Management in January 2001, we provided loans totaling $3.0 million to the selling stockholders and agreed to provide to these persons an additional $1.5 million of loans commencing on June 30, 2003, as well as an additional $6.0 million of loans on June 30, 2004 if by that date the Company has not experienced a liquidating event such as a merger or public offering. At September 30, 2003, the outstanding loans to the selling stockholders amounted to $3.75 million, including loans in the amount of $2.8 million to Mr. Lockshin. The outstanding loans to these persons have a fixed interest rate of 8.5% and a maturity date of June 30, 2006, are secured by an aggregate of 600,000 shares of our common stock and are otherwise non-recourse. The proceeds from any sale of these shares must be applied to the repayment of the related loans.

          Certain of our directors and executive officers utilize the investment consulting and wealth management services of Lydian Wealth Management. These services are provided on the same terms as are provided to clients that are not directors or officers.

Limitation of Liability and Indemnification of Directors and Officers

          Limitation of Liability.    Under Section 607.0831 of the Florida Business Corporation Act, or FBCA, a director of a Florida corporation such as the Company is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

  •
  the director breached or failed to perform his or her duties as a director; and

  •
  the director's breach of, or failure to perform, those duties constitutes:

  •
  a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

  •
  a transaction from which the director derived an improper personal benefit, either directly or indirectly;

  •
  a circumstance under which the provisions of Florida law dealing with unlawful distributions is applicable;

  •
  in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder; conscious disregard for the best interest of the corporation, or willful misconduct; or

  •
  in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

          Our Restated Articles incorporate Section 607.0831 of the FBCA, and further provide that if this provision is amended after adoption of the Restated Articles and such amendment further eliminates or limits the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by Section 607.0831 as so amended. Any repeal or modification of this provision of our Restated Articles shall not adversely affect any right or protection of a director or former director of the Company existing at the time of such repeal or modification.

          A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

          Indemnification.    Our Restated Bylaws provide that we shall indemnify our directors and officers and advance or reimburse expenses incurred by them to the fullest extent permitted by the FBCA. Pursuant to our Restated Bylaws, these provisions are not exclusive of any other rights to indemnification which may be available to an indemnified party.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table presents information as of October 31, 2003 about the beneficial ownership of our common stock by:

  •
  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our executive officers and directors as a group; and

  •
  the selling stockholders.

          Except as otherwise indicated in the notes below, each beneficial owner has the sole power to vote and the sole power to dispose of all shares held by that owner. Unless otherwise indicated, the address of each beneficial owner listed in the table below is: c/o Lydian Trust Company, 3801 PGA Boulevard, Palm Beach Gardens, Florida 33410.

          The amount and percentage of our common stock beneficially owned by a holder are reported on the basis of regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a "beneficial owner" of a security if that person or group has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person or group of persons is also deemed to be a beneficial owner of any securities with respect to which that person or group has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Shares of common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

          Share information is based on the list of record holders of our common stock. The percentage of beneficial ownership of our common stock before this offering is based on 10,195,650 shares of our common stock outstanding as of October 31, 2003. The percentage of beneficial ownership of our common stock after this offering is based on             shares of our common stock outstanding. See "Capitalization" and "Description of Capital Stock" beginning on pages 20 and 102, respectively. The table assumes that the underwriters will not exercise their over-allotment option to purchase up to             shares of common stock from the selling stockholders. If the underwriters exercise their option, some of the selling stockholders, as indicated in the table, will sell the additional shares necessary to satisfy the option exercise ratably in proportion to the number of shares offered by the selling stockholders before the option exercise.

	Shares Beneficially Owned Before the Offering				Shares Beneficially Owned After the Offering
				Shares Being Offered
	Number		Percentage		Number	Percentage
Non-Management 5% Stockholders:
Whitney & Co. partnerships c/o Whitney & Co. 177 Broad Street Stamford, CT 06901	1,080,000		10.6%
Wyndcrest/1stVirtual Holdings, Ltd. I and II 16410 Maddalena Place Delray Beach, FL 33466	1,080,000		10.6
Palisade Private Partnership, L.P. I and II 1 Bridge Plaza, Suite 695 Fort Lee, NJ 07024	900,000		8.8
Kellett Partners, L.P. 200 Galleria Parkway, Suite 1800 Atlanta, GA 30339	608,000		6.0
Directors and Executive Officers:
Rory A. Brown	746,118	(1)	7.3
William M. Decker	377,750	(2)(3)	3.6
Steven D. Lockshin	745,614	(2)(4)	7.3
James B. Meany	30,000	(5)	0.3
I. Trevor Rozowsky	241,002	(2)	2.3
Stephen C. Wilhoit	249,832	(6)	2.5
Steven N. Fayne	77,002	(2)(7)	0.8
Clark A. Johnson	80,000		0.8
Edwin L. Knetzger, III	20,000		0.2
James S. Mahan, III	20,000		0.2
Carl Stork	409,002	(2)	4.0
Directors and executive officers of the Company as a group (11 persons)	2,996,320	(8)	28.4
Other Selling Stockholders:
[to be completed]

(1)
Includes 30,000 shares held in the Lydian Trust Company 401(k) plan account of Mr. Brown. Also includes 170,000 shares held by the Brown Charitable Trust, of which Mr. Brown is a beneficiary.

(2)
Includes shares which may be acquired upon exercise of outstanding stock options granted pursuant to the 1999 Stock Plan which are exercisable within 60 days of October 31, 2003, as follows:

Name	No. of Shares	Name	No. of Shares
William M. Decker	205,620	I. Trevor Rozowsky	75,002
Steven N. Fayne	17,002	Carl Stork	9,002
Steven D. Lockshin	55,816

  Shares subject to stock options which are exercisable within 60 days of October 31, 2003 held by an individual, but no other shares of common stock subject to outstanding stock options, are deemed to be outstanding for purposes of calculating the percentage of outstanding common stock beneficially owned by such individual.

(3)
Includes 29,000 shares held jointly with Mr. Decker's spouse and 4,000 shares held by his children, with whom Mr. Decker shares beneficial ownership of such shares, and 39,130 shares held in the Lydian Trust Company 401(k) Plan account of Mr. Decker.

(4)
Includes 10,000 shares held by Marwood Investments, LLC that are deemed to be beneficially owned by Mr. Lockshin. Also includes 10,000 shares owned by MLRS Investments, LLC, of which Mr. Lockshin is the managing member.

(5)
Includes 30,000 restricted shares granted to Mr. Meany, which are subject to vesting under the terms of his employment agreement.

(6)
Includes an aggregate of 74,830 shares held by the Stephen C. Wilhoit Special Trust UAD 12-26-97, a trust of which Mr. Wilhoit is the beneficiary, and the Lydian Trust Company 401(k) Plan account of Mr. Wilhoit. Does not include 170,000 shares held by the Brown Charitable Trust, of which Mr. Brown is a beneficiary and Mr. Wilhoit is the trustee.

(7)
Includes 60,000 shares held by FAT Investors I, LP that are deemed to be beneficially owned by Mr. Fayne.

(8)
Includes 362,442 shares which may be acquired by directors and executive officers of the Company as a group upon exercise of outstanding stock options which are exercisable within 60 days of October 31, 2003.

DESCRIPTION OF CAPITAL STOCK

          Under our Restated Articles, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, no par value per share.

          The following summary description of the material terms of our capital stock is qualified in its entirety by reference to our Restated Articles and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

          At September 30, 2003, there were 10,132,282 shares of our common stock outstanding, which were held by 181 stockholders of record. The number of outstanding shares of common stock will increase to             shares upon completion of this offering.

          Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters on which they are entitled or permitted to vote. The common stock has no preemptive or conversion rights and is not subject to redemption. Holders of the common stock are not entitled to cumulative voting in the election of directors.

          Holders of our common stock are entitled to receive dividends ratably out of funds legally available for payment of dividends, when and if declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding-up, our common stockholders will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of any then outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may establish and issue in the future.

Preferred Stock

          Our board of directors may issue preferred stock in different series and fix the number of shares, dividend rate, liquidation prices, rights and terms of redemption, conversion rights, voting rights and other rights and preferences of a series of preferred stock not in conflict with our articles of incorporation or Florida law. There currently are no shares of preferred stock outstanding, and our board of directors has no present plans to issue any shares of preferred stock. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of holders of our common stock. The issuance of shares of preferred stock might have the effect of delaying, deferring or preventing a change-in-control of us.

Transfer Agent and Registrar

          Following the offering, the transfer agent and registrar for our common stock will be                          .

Restrictions on the Payment of Dividends

          Florida Law.    As a Florida corporation, we may not make a dividend or other distribution on our capital stock if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

          Regulatory Restrictions.    As a holding company, our ability to pay dividends on our capital stock will be primarily dependent on dividends from our subsidiaries, including the Bank. The Bank's ability to pay dividends or make other capital distributions to us is subject to the regulatory authority of the OTS. The Bank generally may make a capital distribution to us without prior OTS approval in an amount equal to the Bank's net income for the current calendar year to date, plus its retained net income for the previous two years, provided that the Bank does not become less than adequately-capitalized as a result of the distribution. If an application for prior approval of a proposed capital distribution is not required to be filed, the Bank, as a subsidiary of a savings and loan holding company, is still required to give the OTS 30 days' advance notice before making any capital distribution to us. The OTS may object to any capital distribution if it believes the distribution would constitute an unsafe or unsound practice. See "Regulation and Supervision — The Bank — Restrictions on Capital Distributions" beginning on page 81.

          Contractual Restrictions.    We would be restricted from paying any dividends on our capital stock if an event of default occurs on the junior subordinated debentures issued by us in connection with the issuance of trust preferred securities by subsidiary trusts. In addition, from time to time our ability to pay dividends on our capital stock also would be directly affected by restrictions contained in borrowing agreements entered into by us, as well as indirectly affected by restrictions contained in borrowing and other agreements entered into by the Bank and other of our subsidiaries.

RESTRICTIONS ON ACQUISITION OF THE COMPANY

          Certain provisions of our Restated Articles and Restated Bylaws and Florida Law contain provisions which may restrict or delay an acquisition of us. The summary description below of these provisions is qualified in its entirety by reference to our Restated Articles and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as to applicable laws and regulations.

Restated Articles and Restated Bylaws

          Our Restated Articles and Restated Bylaws contain several provisions that encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions, either alone or in combination with the provisions of Florida law described below under " — Florida Law," may have the effect of delaying or making more difficult the acquisition of us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

          Preferred Stock.    Pursuant to the FBCA, our board of directors may, without stockholder approval, issues shares of capital stock that have been authorized by our Restated Articles. To the extent provisions such as extraordinary voting, dividend, redemption or conversion rights are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change-in-control of us. We currently have no plan or arrangement for the issuance of any shares of capital stock other than as described in this prospectus or in the ordinary course of business under our stock compensation plans.

          Classified Board of Directors.    Our Restated Articles provided that the board of directors of the Company shall be divided into three classes: Class I, Class II and Class III. The number of directors included in each such class shall be as nearly equal as possible, and any increase or decrease in the number of directors shall be so apportioned by the board of directors among the classes of directors so as to make all classes as nearly equal in number as possible, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting of stockholders at which such director was elected and until his or her successor is elected and qualified, provided, however, that each initial director in Class I shall serve for a term ending at the annual meeting of stockholders in 2004, each initial director in Class II shall serve for a term ending at the annual meeting of stockholders in 2005 and each initial director in Class III shall serve for a term ending at the annual meeting of stockholders in 2006. As a result of the classified board, at least two annual meetings of stockholders will be required for the stockholders to change a majority of our board of directors.

          The Board Sets the Number of Directors.    Our Restated Articles provide that the number of directors of the Company shall be exclusively fixed from time to time by resolution of the board of directors within the range set forth in the Restated Bylaws, which establish a range of three to 15.

          Directors May Fill Vacancies on the Board.    Our Restated Articles provide that, subject to the rights of the holders of any series of preferred stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

          Supermajority Vote Required to Remove Directors.    Our Restated Articles provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed from office at any time by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote in an election of directors, voting together as a single class.

          Factors Which May Be Considered by the Board.    Our Restated Articles provide that, in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors shall, in considering the best interests of the Company, consider the effects of any action upon the employees of the Company and its subsidiaries, the depositors and borrowers of any banking subsidiary of the Company, the communities in which offices or other establishments of the Company or any subsidiary are located and all other pertinent factors.

          Stockholders May Not Act By Written Consent.    Our Restated Articles provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting or by any other action.

          Increased Vote Required to Call Special Meetings of Stockholders.    Our Restated Articles provide that special meetings of the stockholders of the Company may be called by stockholders only upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of the Company entitled to vote on the matter for which the meeting is called, voting together as a single class.

          Supermajority Vote Required to Amend Our Restated Bylaws.    Our Restated Articles provide that, except to the extent otherwise provided by law, the Restated Bylaws of the Company may be altered, amended or repealed, in whole or in part, in a manner which is consistent with the Restated Articles and the laws of the State of Florida at any time by a majority of the directors in office or by the holders of not less than 66 2/3% of the shares of capital stock of the Company entitled to vote on the matter, voting as a single class, provided that only the stockholders may alter, amend or repeal a bylaw previously adopted by the stockholders.

          Supermajority Vote Required for Certain of Amendments to Our Restated Articles.    Our Restated Articles provide that the provisions contained therein relating to our board of directors, stockholder action, special meetings of stockholders, amendments to our Restated Bylaws and amendments to our Restated Articles may not be amended without the approval of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class.

          Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our Restated Bylaws generally require 90 days' notice of, and specified information with respect to, stockholder nominations of candidates for election as directors and other business to be brought before a meeting by a stockholder.

Florida Law

          Florida Affiliated Transactions Act.    Section 607.0901 of the FBCA provides that the approval of the holders of two-thirds of the voting shares of a Florida corporation, other than the shares owned by an Interested Shareholder (as defined below), would be required in order to effect certain transactions, including, among others, a merger, sale of assets, sale of shares and reclassification of securities involving the corporation and an Interested Shareholder (an "Affiliate Transaction"). An "Interested Shareholder" is defined under the FBCA as the beneficial owner of more than 10% of a corporation's outstanding voting shares.

          The special voting requirement does not apply in any of the following five circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors;

(ii) the corporation has not had more than 300 stockholders of record at any time during the preceding three years; (iii) the Interested Shareholder has beneficially owned 80% of the corporation's voting shares for five years; (iv) the Interested Shareholder beneficially owns 90% of the corporation's voting shares; or (v) all of the following conditions are met: (A) the cash and fair value of other consideration to be paid per share to all holders of the voting shares of the corporation equal the highest per share price calculated pursuant to various methods set forth in Section 607.0901 of the FBCA, (B) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder and (C) during the portion of the three years preceding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the corporation's disinterested directors, there shall have been no failure to pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation, no increase in the voting shares owned by the Interested Shareholder and no benefit to the Interested Shareholder from loans, guarantees or other financial assistance or tax advantages provided by the corporation.

          A corporation may "opt-out" of the provisions of Section 607.0901 by electing to do so in its articles of incorporation. We have not elected to "opt-out" of Section 607.0901 of the FBCA.

          Florida Control Shares Act.    Section 607.0902 of the FBCA provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more stockholders, (ii) its principal place of business, its principal office or substantial assets in Florida and (iii) either (A) more than 10% of its stockholders residing in Florida, (B) more than 10% of its shares owned by Florida residents or (C) 1,000 stockholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

          "Control Shares" are defined in the FBCA to be shares acquired, either directly or indirectly, that when added to all other shares of the issuing corporation owned by such person, would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation's voting securities, (ii) 33% or more but less than a majority of all voting power of the corporation's voting securities or (iii) a majority or more of all of the voting power of the corporation's voting securities. Such provisions do not apply to shares acquired pursuant to, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the FBCA and to which the corporation is a party.

SHARES ELIGIBLE FOR FUTURE SALE

General

          Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

          Upon completion of this offering, we will have outstanding an aggregate of                    shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares acquired by affiliates and the remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemptions provided by Rules 144 and 701, discussed below.

Lock-Up Agreements

          We, all of our directors and executive officers and certain of our existing stockholders will agree with the underwriters, subject to limited exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock for a period of not less than 180 days nor more than 210 days after the date of this prospectus except with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters. An aggregate of             shares of common stock will be subject to these lock-up agreements.

Rule 144

          In general, under Rule 144 under the Securities Act, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the filing with the SEC of a notice on Form 144 with respect to such sale.

          Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us during the 90 days immediately preceding a sale.

          Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell all of such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering. Under Rule 144, "affiliates" generally include individuals or entities that control, are controlled by or under common control with the Company and may include directors or officers of the Company as well as significant stockholders of the Company. We believe that with the exception of the shares owned by our directors and officers and certain stockholders which will enter into the lock-up agreements noted above, all of the shares of common stock issued prior to this offering will be eligible for sale pursuant to Rule 144(k) following this offering.

Rule 701

          Our directors or officers who purchased or were awarded shares of common stock in connection with a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. In each of these cases, Rule 701 allows the stockholders to sell 90 days after the date of this prospectus.

Stock Options

          Following completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our 1999 Stock Plan and 2003 Equity Incentive Plan. The Form S-8 registration statement will become effective automatically upon filing. Shares registered under the Form S-8 registration statement will be available for sale in the open market after their issuance and the expiration of the 180 day lock-up agreements, subject in certain cases to compliance with the requirements of Rule 144, other than the holding period requirement.

UNDERWRITING

          The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Sandler O'Neill & Partners, L.P. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Sandler O'Neill & Partners, L.P.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional                    shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                    additional shares from the selling stockholders.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $                    per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

          The Company, its directors and executive officers and certain of its existing stockholders will agree with the underwriters, subject to limited exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through a date which is not less than 180 days nor more than 210 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We intend to apply to have the common stock listed on the Nasdaq National Market under the symbol "LYDN".

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the Company and selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

          Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any common stock in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          The common stock may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which include, but are not limited to, banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

          Each underwriter has acknowledged and agreed that the shares of common stock have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.

          The common stock may not be offered or sold by means of any document other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and no advertisement, invitation or document relating to the common stock may be issued, whether in Hong Kong or elsewhere, which is directed at or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the common stock to the public in Singapore.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The Company currently anticipates that it will undertake a directed share program pursuant to which we will direct the underwriters to reserve up to                    shares of common stock for sale at the initial offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

          The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                          .

          The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

          The validity of the shares of common stock offered in this offering will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

          The consolidated financial statements of the Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. You may read and copy the registration statement, including exhibits to the registration statement, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov.

          Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will file reports, proxy and information statements with the SEC. You will be able to inspect and copy these reports, proxy and information statements and other information at the addresses set forth above.

          We intend to furnish to our stockholders annual reports containing consolidated financial statements audited by our independent certified public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders of Lydian Trust Company:

          The stock split described in Note 25 to the consolidated financial statements has not been consummated at December 22, 2003. When it has been consummated, we will be in a position to furnish the following report:

  "In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of operations, of comprehensive income (loss), of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Lydian Trust Company (formerly known as 1st Virtual, Inc.) and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, FL
March 15, 2003, except for Notes 15, 22, 23 and 24,
    as to which the date is December 22, 2003

Lydian Trust Company and Subsidiaries

Consolidated Balance Sheets

at December 31, 2002 and 2001

	December 31,
	2002	2001
ASSETS
Cash and due from banks	$5,519,183	$2,430,187
Interest-earning deposits	26,926,473	3,477,551

Cash and cash equivalents	32,445,656	5,907,738
Securities available for sale	52,259,274	63,054,060
Investment in Federal Home Loan Bank stock	8,375,000	2,225,000
Mortgage loans available for sale, net	256,308,587	139,275,022
Loans, net	164,264,538	115,364,188
Accrued interest receivable	3,258,496	2,284,312
Loan sales receivable	52,550,703	—
Equipment and other fixed assets, net	10,497,975	6,958,641
Goodwill, net	11,777,318	6,944,020
Real estate owned	613,000	—
Data services and investment advisory receivables	2,946,329	610,933
Mortgage servicing rights, net	1,094,289	—
Other assets	5,805,048	3,978,050

TOTAL ASSETS	$602,196,213	$346,601,964

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities
Deposits	$313,695,124	$194,848,975
Securities sold under agreements to repurchase	36,706,724	54,308,000
Advances from Federal Home Loan Bank	167,500,000	40,500,000
Company obligated mandatorily redeemable trust preferred securities holding solely Company debentures	20,000,000	—
Other liabilities	10,839,020	4,782,870

TOTAL LIABILITIES	548,740,868	294,439,845

Commitments and contingencies (note 17)
Shareholders' Equity
Common stock, $0.01 par value, 20,000,000 authorized shares, 9,833,162 and 10,968,828 outstanding at December 31, 2002, and 2001, respectively	98,332	109,688
Preferred stock, no par value, 10,000,000 authorized shares, no shares issued at December 31, 2002 and 2001	—	—
Additional paid-in capital	48,910,065	52,721,756
Retained earnings (deficit)	4,384,635	(722,232)
Accumulated other comprehensive income	62,313	52,907

TOTAL SHAREHOLDERS' EQUITY	53,455,345	52,162,119

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$602,196,213	$346,601,964

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Operations

for the years ended December 31, 2002, 2001 and 2000

	Year Ended December 31,
	2002	2001	2000
Interest Income
Loans	$20,432,186	$15,977,950	$3,371,773
Securities	4,818,750	3,851,890	8,647,843
Deposits with other institutions	104,534	355,609	703,566

Total interest income	25,355,470	20,185,449	12,723,182

Interest expense
Deposits	7,547,798	8,540,828	3,296,426
Securities sold under agreements to repurchase	975,353	984,036	6,412,187
Advances from Federal Home Loan Bank	1,978,494	1,293,243	326,485
Trust preferred securities	466,325	—	—
Other borrowings	56,860	53,803	—

Total interest expense	11,024,830	10,871,910	10,035,098

Net interest income before provision for loan losses	14,330,640	9,313,539	2,688,084

Provision for loan losses	2,391,850	803,354	146,755

Net interest income	11,938,790	8,510,185	2,541,329

Fee and other income
Data services fees	4,798,498	1,594,800	189,600
Investment advisory fees	8,547,925	5,274,352	—
Risk management advisory fees	2,601,250	1,115,124	—
Loan servicing fees	174,976	—	—
Gain on sale of loans, net	5,499,550	1,137,028	—
Other income	1,158,752	1,150,170	—

Total fee and other income	22,780,951	10,271,474	189,600

Net operating revenue	34,719,741	18,781,658	2,730,929

Operating expenses
Compensation and employee benefits	17,281,234	8,348,379	2,589,043
Professional fees	836,591	413,837	94,575
Marketing	581,337	724,237	476,573
Write down of computer equipment and software	—	—	1,502,651
Data Processing	818,464	793,260	264,685
Office and occupancy	3,023,071	2,195,374	579,877
Depreciation and amortization	2,233,648	1,949,912	1,053,671
Other	1,728,696	1,302,743	574,132

Total operating expenses	26,503,041	15,727,742	7,135,207

Income (loss) before provision (benefit) for income tax	8,216,700	3,053,916	(4,404,278)
Provision (benefit) for income tax	3,109,833	1,042,127	(1,651,926)

Net income (loss)	$5,106,867	$2,011,789	$(2,752,352)

Basic and diluted earnings (loss) per share	$0.49	$0.19	$(0.37)

Basic and diluted weighted average common shares outstanding	10,343,442	10,586,974	7,467,336

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

for the years ended December 31, 2002, 2001 and 2000

	Year Ended December 31,
	2002	2001	2000
Net income (loss)	$5,106,867	$2,011,789	$(2,752,352)

Other comprehensive income (loss):
Unrealized gain (loss) on securities available for sale(1)	683,047	352,347	(167,083)
Unrealized loss on derivatives(2)	(667,859)	—	—
Income tax (expense) benefit	(5,782)	(132,588)	62,872

Other comprehensive income (loss)	$9,406	$219,759	$(104,211)

Comprehensive income (loss)	$5,116,273	$2,231,548	$(2,856,563)

(1)
Gross of tax (expense) benefit of ($257,031), ($132,588) and $62,872 for the years ended December 31, 2002, 2001 and 2000, respectively.

(2)
Gross of tax benefit of $251,249 for the year ended December 31, 2002.

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Shareholders' Equity

for the years ended December 31, 2002, 2001 and 2000

	Shares of Common Stock	Common Stock	Additional Paid- In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance as of December 31, 1999	7,214,500	$72,145	$36,000,354	$18,331	$(62,641)	$36,028,189
Issuance costs	—	—	(155,556)	—	—	(155,556)
Issuance of common stock	2,690,534	26,905	13,425,774	—	—	13,452,679
Net loss	—	—	—	(2,752,352)	—	(2,752,352)
Change in unrealized loss on securities available for sale, net of tax					(104,211)	(104,211)

Balance at December 31, 2000	9,905,034	99,050	49,270,572	(2,734,021)	(166,852)	46,468,749
Issuance of common stock, including 371,428 of contingent shares	1,063,794	10,638	3,451,184	—	—	3,461,822
Net income	—	—	—	2,011,789	—	2,011,789
Change in unrealized gain on securities available for sale, net of tax					219,759	219,759

Balance at December 31, 2001	10,968,828	109,688	52,721,756	(722,232)	52,907	52,162,119
Issuance of common stock	9,334	94	46,576	—	—	46,670
Repurchase of common stock	(1,145,000)	(11,450)	(5,713,550)	—	—	(5,725,000)
Net income	—	—	—	5,106,867	—	5,106,867
Value of previously issued contingent shares to LWM shareholders	—	—	1,855,283	—	—	1,855,283
Change in unrealized gain on securities available for sale, net of tax					426,016	426,016
Change in unrealized loss on derivative, net of tax					(416,610)	(416,610)

Balance at December 31, 2002	9,833,162	$98,332	$48,910,065	$4,384,635	$62,313	$53,455,345

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended December 31, 2002, 2001 and 2000

	Year Ended December 31,
	2002	2001	2000
Cash Flows from Operating Activities:
Net income (loss)	$5,106,867	$2,011,789	$(2,752,352)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for loan losses	2,391,850	803,354	146,755
Income tax provision (benefit)	2,402,010	901,470	(1,651,926)
Depreciation, amortization and accretion, net	2,574,862	2,624,372	1,053,671
Gains on sale of mortgage loans available for sale	(5,499,550)	(1,137,028)	—
Proceeds from sale of mortgage loans available for sale	305,587,329	51,995,471	—
Origination of mortgage loans available for sale	(456,779,203)	(30,674,752)	(163,117,146)
Change in accrued interest receivable	(974,184)	2,747,821	(3,650,050)
Change in other assets	(3,641,989)	(1,642,278)	(1,920,458)
Change in other liabilities	8,266	(319,303)	2,527,401
Write down of computer equipment and software	—	—	1,502,651

Net Cash (Used in) Provided by Operating Activities	(148,823,742)	27,310,916	(167,861,454)

Cash Flows from Investing Activities:
Purchases of Federal Home Loan Bank stock	(6,150,000)	(1,250,000)	(975,000)
Proceeds from sale of real estate owned	863,844	—	—
Net change in loans	(66,756,177)	(100,490,700)	(9,435,394)
Purchases of equipment, software and other fixed assets, net	(5,721,170)	(2,580,264)	(5,598,154)
Purchases of mortgage backed securities available for sale	—	(30,560,705)	(4,439,001)
Proceeds from repayments of securities available for sale	11,236,620	15,161,722	18,126,507
Proceeds from repayments of mortgage backed securities held to maturity	—	—	16,474,469
Sales of trading account assets	—	—	47,474,188
Sales of mortgage-backed securities available for sale	—	—	21,886,675
Acquisition of LWM	—	(2,638,576)	—
Note due from LWM selling shareholders	—	(3,000,000)	—

Net Cash (Used in) Provided by Investing Activities	(66,526,883)	(125,358,523)	83,514,290

Cash Flows from Financing Activities:
Net change in deposits	118,846,149	45,233,540	149,615,435
Net change in securities sold under agreements to repurchase	(17,601,276)	11,232,819	(83,978,819)
Net change in Federal Home Loan Bank advances	127,000,000	27,000,000	13,500,000
Net change in subscription receivable	—	5,638,867	—
Proceeds from issuance of stock	46,670	451,820	7,658,257
Proceeds from issuance of Company obligated mandatorily redeemable trust preferred securities	19,322,000	—	—
Repurchase of common stock	(5,725,000)	—	—

Net Cash Provided by Financing Activities	241,888,543	89,557,046	86,794,873

Increase (decrease) in cash and cash equivalents	26,537,918	(8,490,561)	2,447,709
Cash and Cash Equivalents at beginning of period	5,907,738	14,398,299	11,950,590

Cash and Cash Equivalents at End of Period	$32,445,656	$5,907,738	$14,398,299

Interest paid	$9,397,645	$7,342,441	$8,848,020

Taxes paid	$130,442	$144,658	$2,771

Supplemental Schedule of Noncash Transactions:
During 2002, the Company transferred $1,476,844 of loans to real estate owned.
During 2002, the Company reported amounts due from loan sales of $52,550,703.
Acquisition of Business in 2001:
Fair value of assets acquired, including goodwill	$(7,430,473)
Fair value of liabilities acquired	1,180,473
Common stock issued	3,000,000

Cash paid	(3,250,000)
Cash acquired	753,919
Issue costs paid	(142,495)

Net cash paid	$(2,638,576)

The accompanying notes are an integral part of these consolidated financial statements

Notes to the Consolidated Financial Statements

for the years ended December 31, 2002, 2001 and 2000

1. Business and Summary of Significant Accounting Policies

          Lydian Trust Company (the "Company") was incorporated on April 30, 1999 ("inception"), as a financial services holding company. The Company's activities have primarily related to financial investments and the establishment and operations of the Company's three wholly-owned subsidiaries: Lydian Private Bank (the "Bank"), a federally insured federal savings bank, Lydian Data Services Inc. ("LDS"), formerly First Virtual Technology Corporation, a financial services service provider, and Lydian Financial Holdings Company ("LWM") formerly CMS Financial Holdings, Inc., a wealth management services company acquired on January 1, 2001. The Bank commenced operations as a federal savings bank on February 17, 2000. The Company operates as a unitary thrift holding company with its banking operations being conducted through the Bank.

          On October 30, 2002, Lydian Preferred Capital Corporation ("REIT"), formerly Lydian Mortgage REIT Inc., was incorporated in Florida. REIT is a wholly-owned operating subsidiary of Lydian REIT Holdings Inc. ("Holdings"), a Nevada corporation and wholly-owned subsidiary of the Bank. REIT engages in the investment and management of real estate related assets, primarily single-family mortgage loans. REIT will elect to be taxed as a real estate investment trust for federal and state income tax purposes for the year ending December 31, 2003.

          The following is a description of the significant accounting policies.

Basis of Presentation and Principles of Consolidation

          The Company's consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Management's Use of Estimates

          The accounting policies and reporting practices of the Company and its subsidiaries conform to predominant practices in the banking industry and are based on accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the valuation of loans available for sale, derivatives, mortgage servicing rights, the anticipated useful life and reliability of computer equipment and software, taxes and the allowance for loan losses. Actual results could differ from those estimates.

Cash and Cash Equivalents

          Cash and cash equivalents include amounts due from banks, interest earning deposits with banks and overnight deposits. The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2002, cash of $1,411,936 was restricted in accordance with securities sold under agreements to repurchase. The Bank is required to maintain reserve balances with the Federal Reserve Bank. The amount of reserve balances for the year ended December 31, 2002 was $5,618,645.

Securities Available for Sale

          The Company classifies its securities as available for sale. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities available for sale are recorded at fair value inclusive of unrealized gains and losses and net of discount accretion and premium amortization computed using the level yield method.

          Net unrealized gains and losses, net of income taxes, are reflected as a separate component of other comprehensive income. If a security has a decline in fair value that is other than temporary, the security will be written down to its fair value by recording a loss in the consolidated statements of operations. Gains or losses on the disposition of investment securities are recognized using the specific identification method.

Investment in Federal Home Loan Bank Stock

          Investment in Federal Home Loan Bank stock represents required holdings of specified levels of common stock issued by the Federal Home Loan Bank of Atlanta ("FHLB") and is carried at cost, which approximates fair value.

Mortgage Loans Available for Sale

          Mortgage loans available for sale are loans originated or purchased by the Company that the Company presently does not intend to hold to maturity and are carried at the lower of cost or market value. Loan origination fees and certain direct loan origination costs are deferred and included in the carrying value. Upon the sale of a loan, any unamortized deferred loan fees, net of costs, are included in the gain or loss on the sale. Gains and losses on the sale of such loans are recognized using the specific identification method.

Loans

          Loans are carried at their unpaid principal balance reduced by the allowance for loan losses and adjusted for unearned discounts, premiums and deferred loan origination fees and costs. Interest income is generally recognized when income is earned, using the effective interest method.

Loan Origination Fees, Commitment Fees, Loan Premiums and Related Costs

          Loan origination fees and certain direct loan origination costs are deferred and are recognized over the contractual life of the loans as an adjustment to interest income using the effective interest method, adjusted for estimated prepayments.

          Premiums (discounts) on purchased loans are capitalized and recognized as an adjustment to interest income over the contractual life of the loans, adjusted for estimated prepayments. If actual prepayments exceed those estimated by the Company, premium amortization (discount accretion) is increased through adjustments to interest income in the period the excess prepayments occur.

Investment Advisory and Risk Management Advisory Fees

          Advisory fees represent fees charged by LWM for wealth management related activities and are recognized on an as performed basis.

Data Services Fees

          Data service fees represent charges to third parties for technology development and mortgage origination services provided and are recognized on an as performed basis.

Allowance for Loan Losses

          The allowance for loan losses is maintained at a level that management, based upon an evaluation of known and inherent risks, considers adequate to provide for probable losses. The provision is based upon a review of the nature, volume, delinquency status and inherent risk of the loan portfolio in relation to the allowance for loan losses. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. A loan is considered to be impaired when, based upon current information and events, we believe that we will be unable to collect, on a timely basis, all amounts due under the contractual terms of the loan agreement. Impaired loans are measured at the fair value of the underlying collateral less estimated costs to dispose.

          While management uses currently available information to record the allowance for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or regulatory requirements.

          Loans are generally placed on non-accrual status when they are more than 90 days past due as to either principal or interest, unless the loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as non-accrual. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower of interest and principal in accordance with the contractual terms.

          At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Recognition of the interest on the accrual method is discontinued when interest or principal payments are greater than 90 days in arrears.

Real Estate Owned

          The Company owned one property at December 31, 2002 that was acquired through foreclosure. Properties acquired through foreclosure are recorded at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property after the date of foreclosure. Real estate owned is periodically re-evaluated to determine that the carrying value is recorded at the lower of cost or fair value less estimated costs to dispose. The Company recognizes sales proceeds and related costs with passage of title to the buyer and, in cases where the Company finances the sale, receipt of sufficient down payment. The Company reports holding and maintenance costs related to real estate owned as period costs when incurred.

Mortgage Servicing Rights

          In connection with the sale of loans, the Company may retain the rights to service such loans for investors. Servicing assets generated in connection with the sale of loans are recognized as an allocation of the carrying amount of the assets sold between the asset sold and the servicing asset retained based on the relative fair value of the assets sold.

          As of December 31, 2002, the Company had $1,094,289 of originated mortgage servicing rights that were recorded in the fourth quarter 2002 relating to serviced loans with an unpaid principal balance of approximately $79.3 million. The Company amortizes mortgage servicing assets in proportion to and over the period of estimated net servicing income. Servicing income is determined using the estimated future balance of the underlying mortgage loan portfolio being serviced that declines over time from prepayments and scheduled loan amortization. The Company adjusts amortization prospectively in response to changes in estimated projections of future cash flows. The Company evaluates the mortgage servicing assets for impairment based on the fair value of the servicing assets by strata. The Company stratifies the servicing assets based on loan product types and interest rates and estimates the fair value of the servicing rights by discounting underlying loan cash flows using discount and prepayment rates that market participants would use. To the extent the carrying value of the servicing assets exceeds their fair value by strata, the Company establishes a valuation allowance, which may be adjusted in the future as the value of the servicing assets increase or decrease.

Mortgage Servicing Fees and Advances on Loans Serviced for Others

          The Company earns fees from investors for servicing mortgage loans. The Company collects servicing fees, generally expressed as a percent of the unpaid principal balance, from the borrowers' payments. The Company includes late charge income and other ancillary fees, net of amortization of servicing assets, in servicing income. During any period in which the borrower is not making payments, the Company is required under certain servicing agreements to advance its own funds to meet contractual principal and interest remittance requirements for certain investors, pay property taxes and insurance premiums and process foreclosures to the extent the Company believes it will recover such advances from future collections or dispositions of collateral. The Company generally recovers such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. The Company records a charge to servicing income to the extent that advances are determined to be uncollectible under provisions of the servicing contracts.

Equipment and Other Fixed Assets

          Computer equipment and software and other fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful life of each type of asset on a straight-line basis as follows:

  Computer equipment — 3 to 7 years
  Software — 5 years
  Internally developed software — 5 years
  Leasehold improvements — life of lease
  Furniture and fixtures — 5 years

          Recoverability of these assets to be held and used is measured by a comparison of the carrying amount of an asset to the future benefit to be derived from such asset. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the net realizable value of the asset. The Company assesses the potential impairment of assets as circumstances warrant.

          In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalizes costs related to the development and implementation of websites and software. These costs include payroll and equipment related expenses.

Stock Based Compensation

          The Company maintains a stock-based compensation plan that provides for the granting of stock options to the Company's employees. The Company accounts for its stock option plan based on the intrinsic value method set forth in APB Opinion No. 25 and related Interpretations under which no compensation cost is recognized if stock options are granted at an exercise price that is equal to the fair value of the Company's stock on the date of grant.

Earnings per Share

          The Company calculates basic earnings per common share based on the weighted average number of shares of common stock outstanding during the year. The Company calculates diluted earnings per share based on the weighted average number of shares of common stock outstanding and all potentially dilutive common shares outstanding during the year. The computation of diluted earnings per share includes the impact of exercising all outstanding options to purchase common stock where the current market price of the Company's common shares exceeds the exercise price of the options outstanding. The Company excludes common stock equivalents from the diluted earnings per share calculation if the Company incurred a net loss for the period since the common stock equivalents would be antidilutive. Diluted weighted average shares of common stock excludes the effect of 2,666,394, 2,093,980 and 1,034,276 of stock options that were antidilutive for 2002, 2001 and 2000, respectively, as effected for the 2-for-1 stock split in December 2003.

Derivative Financial Instruments

          The Company uses derivative financial instruments for the purpose of managing its exposure to adverse fluctuations in interest rates. The Company does not enter into any derivative financial instruments for trading purposes. To qualify for hedge accounting, the asset or liability to be hedged must be specifically identified and expose the Company to interest rate risk, and the hedging instrument must substantially reduce or alter the risk of loss from the asset or liability being hedged. All qualifying cash flow hedges are valued at fair value and included in other assets or other liabilities with unrealized changes in fair value, to the extent effective, recognized in other comprehensive income, net of tax. Any ineffectiveness which arises during the hedging relationship is recognized in interest income or expense. All fair value hedges are valued at fair value and included on the balance sheet with the offset to the statement of operations.

          The Company manages its exposure to interest rate movements by seeking to match asset and liability balances within maturity categories, both directly and through the use of derivative financial instruments. These derivative financial instruments include forward delivery commitments of US Treasury Securities and FNMA Mortgage Backed Securities, as well as interest rate swaps ("swaps") that are effective in modifying the interest rate characteristics of specified assets or liabilities.

          The net interest received or paid on swaps is reflected as interest income or expense of the related hedge position.

          Futures are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. The credit risk inherent in futures is the risk that the exchange party may default. Futures contracts settle in cash daily; therefore, there is minimal credit risk to the Company. Changes in the fair value of the futures are recorded in non-interest income in the statement of operations.

Income Taxes

          The Company and its subsidiaries file consolidated federal income tax returns and account for income taxes using the asset and liability method, which applies the enacted statutory rates in effect at the balance sheet date to temporary differences between the book and tax bases of assets and liabilities. Deferred income taxes have been provided for elements of income and expense that are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws. The Company is subject to state income tax in Florida, Maryland and Washington and files separate entity returns in those states.

Interest Rate Risk

          The Company's profitability is dependent to an extent on its net interest income, which is the difference between income on interest-earning assets and interest expense on interest-bearing liabilities. The Company, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches between the dollar amount of re-pricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets re-pricing or maturing than liabilities over a given time frame is considered asset sensitive, or a positive gap, and more liabilities re-pricing or maturing than assets over a given time frame is considered liability sensitive, or a negative gap. An asset sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability sensitive position will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates.

Impact of New Accounting Pronouncements

          In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

          Except for goodwill and intangible assets acquired after June 30, 2001, which were immediately subject to its provisions, SFAS No. 142 was effective starting with fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 142 effective January 1, 2002.

          The provisions of SFAS No. 142 no longer allow the amortization of goodwill and certain intangible assets that have indefinite useful lives and require that impairment of goodwill on those assets be tested annually.

          Upon initial application of SFAS No. 142, the Company did not incur impairment losses for goodwill resulting from a transitional impairment test. The elimination of goodwill amortization has positively impacted pretax net income by $260,752 for the year ended December 31, 2002. The following table provides pro-forma information on net income (loss) had amortization of goodwill not been expensed in the three years ended December 31, 2002:

	2002	2001	2000
Net income (loss), as reported	$5,106,864	$2,011,789	$(2,752,352)
Goodwill amortization	—	260,752	—

Pro-forma net income (loss)	$5,106,864	$2,272,541	$(2,752,352)

Basic and diluted earnings per share:
Net income (loss), as reported	$0.49	$0.19	$(0.37)
Goodwill amortization	—	0.03	—

Pro-forma net income (loss)	$0.49	$0.22	$(0.37)

          In conjunction with the adoption of SFAS No. 142, the Company obtained an independent valuation of the customer relationships acquired with LWM. This independent valuation assigned an intangible asset value of $1,632,000 to the customer relationships as of the purchase date, and established a useful life of 17 years for that intangible asset. The Company allocated $1,632,000 from goodwill to the intangible asset. Accumulated amortization of this intangible asset was $192,000 at December 31, 2002, and the estimated aggregate amortization of this asset for the next five years, assuming no impairment charges, will be $480,000. The Company performed impairment tests on goodwill and the customer relationships intangible asset, and neither were found to be impaired at December 31, 2002.

          In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and was written to provide a single model for the disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and the accounting and reporting provisions of Accounting Principles

Board Opinion No. 30, "Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. Adoption of SFAS No. 144 did not have a material impact on the consolidated financial statements of the Company.

          In 2002, the Derivatives Implementation Group of the FASB released DIG issue C-13 "When a Loan Commitment is Included in the Scope of Statement 133". This guidance requires loan commitments with locked interest rates that relate to the origination or acquisition of loans available for sale to be recorded as derivatives. The adoption of this guidance did not have a material impact on the consolidated financial statements of the Company.

          In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FAS 123 ("FAS 148"). FAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of FAS 148 did not have a material impact on the consolidated financial statements of the Company.

Reclassification

          Certain reclassifications have been made to the financial statements for the year ended December 31, 2001 and 2000 to conform to the current year presentation.

2. Acquisition of LWM

          On January 1, 2001, the Company acquired 100% of the outstanding stock of LWM in a purchase transaction. The initial consideration paid for LWM was $6,250,000 and was comprised of $3,250,000 cash and 300,000 shares of common stock of the Company with a value of $3,000,000. The net value of the assets acquired was $185,212 resulting in excess of cost over net assets acquired of $6,064,787 upon acquisition. Terms of the purchase agreement also provided for additional purchase consideration ("Earn Out") based on the pre-tax earnings of LWM for up to three years after the acquisition date. The maximum Earn Out available to the LWM selling shareholders was $5,750,000 in cash and an additional 371,428 shares of the Company's common stock, as effected for the 2-for-1 stock split in December 2003. Based on the LWM pre-tax earnings for the year ended December 31, 2001, the Company recorded $2,802,790 in amounts due under the purchase acquisition, which was accounted for as goodwill.

          For the year ended December 31, 2002, LWM generated sufficient pre-tax earnings to recognize the remaining balance of the Earn Out consideration and the Company recorded $2,947,210 in amounts due under the purchase agreement. In addition, the 371,428 common shares of the Company, which were issued to the selling LWM shareholders in 2001 and were contingent upon LWM's future performance were earned as of December 31, 2002. The value of the contingent shares of $1,855,283 was recorded as additional equity in 2002 when earned by the selling shareholders. The effect of these transactions are recorded as goodwill on the Company's balance sheet.

          If the acquisition of LWM had been consummated effective January 1, 2000, unaudited total net interest and fee and other income, unaudited net loss and unaudited diluted loss per share would have been $7.7 million, $2.0 million and $0.27, respectively.

3. Securities Available for Sale

          The fair value and amortized cost of mortgage backed securities were as follows at the dates indicated:

December 31, 2002	Amortized Costs	Unrealized Gain	Unrealized Loss	Fair Value
FNMA mortgage-backed securities	$24,822,500	$92,413	$—	$24,914,913
FNMA & GNMA multifamily IO securities	26,668,900	680,070	(4,609)	27,344,361

	$51,491,400	$772,483	$(4,609)	$52,259,274

December 31, 2001	Amortized Costs	Unrealized Gain	Unrealized Loss	Fair Value
FNMA mortgage-backed securities	$33,438,753	$—	$(41,654)	$33,397,099
FNMA & GNMA multifamily IO securities	29,530,480	318,908	(192,427)	29,656,961

	$62,969,233	$318,908	$(234,081)	$63,054,060

          The multifamily IO securities included in securities available for sale at December 31, 2002 and 2001 included provisions for prepayment penalties and are acceptable instruments under guidance established by the Federal Financial Institutions Examination Council.

          Securities available for sale at December 31, 2002 had remaining contractual maturities between 21 and 38 years with an expected weighted average remaining life of approximately 6 years.

          There were no sales of mortgage-backed securities during the years ended December 31, 2002 and 2001. Gross proceeds on sales of collateralized mortgage obligations were $46.2 million for the year ended December 31, 2000 with net losses of $49,000.

4. Mortgage Loans Available for Sale

          Mortgage loans available for sale at December 31, 2002 and 2001 consisted of the following:

	2002	2001
Single-family residential loans	$229,949,075	$97,542,577
Home equity loans and lines of credit	22,821,606	38,620,147

	252,770,681	136,162,724

Unearned fees, premiums and discounts	3,537,908	3,112,298

Total	$256,308,589	$139,275,022

          Of the mortgage loans available for sale at December 31, 2002, $59 million or 24% represented loans secured by properties in California, $32 million or 13% represented loans secured by properties in Florida, $24 million or 9% represented loans secured by properties in Michigan, $18 million or 7% represented loans secured by properties in Arizona and $14 million or 6% represented loans secured by properties in New Jersey. No other state represented more than 5% of the Company's portfolio of mortgage loans available for sale.

          Of the mortgage loans available for sale at December 31, 2001, $42 million or 30% represented loans secured by properties in Michigan, $41 million or 30% represented loans secured by properties in California and $17 million or 12% represented loans secured by properties in Florida. No other state represented more than 5% of the Bank's portfolio of mortgage loans available for sale.

          At December 31, 2002 and 2001, the Company had pledged $255,859,347 and $86,433,040, respectively, of mortgage loans as collateral for current and future advances and a letter of credit from the FHLB. At December 31, 2002, the Company had pledged $11,553,810 of mortgage loans as collateral for current and future advances from SunTrust Bank.

          Two pools of loans sold by the Company during 2002 did not settle prior to December 31, 2002. The Company surrendered control of these loans to the buyer prior to December 31, 2002 and, as such, accounted for these transactions as sales.    Accordingly, at December 31, 2002 the Company reported amounts receivable from third parties in relation to these sales of $52,550,703. The proceeds from both of these sales were received during January 2003.

5. Loans

          Loans at December 31, 2002 and 2001 consisted of the following:

	2002	2001
Real estate loans:
Single-family residential	$100,134,473	$76,698,351
Commercial real estate	1,082,189	1,095,945
Construction	9,342,002	7,617,382

Total real estate loans	110,558,664	85,411,678

Commercial business loans	1,187,897	70,286

Consumer and other loans:
Automobile	48,524,799	26,488,515
Personal	5,121,506	3,563,728
Other	403,704	267,846

Total consumer and other loans	54,050,009	30,320,089

	165,796,570	115,802,053
Unearned fees, premiums and discounts	877,080	485,286
Allowance for loan losses	(2,409,116)	(923,151)

Total	$164,264,534	$115,364,188

          Of the total loan portfolio at December 31, 2002, $67 million or 38.4% represented loans secured by properties in Florida and $21 million or 12.4% represented loans secured by properties in California. No other state represented more than 10% of the Company's loan portfolio.

          Of the total loan portfolio at December 31, 2001, $46 million or 41.7% represented loans secured by properties in California, and $21 million or 19.0% represented loans secured by properties in Florida. No other state represented more than 10% of the Bank's loan portfolio.

          There were $3,300,260 and $786,000 of loans on non-accrual status as of December 31, 2002 and 2001, respectively. There was one loan with an unpaid principal balance of $1.69 million that was considered to be impaired at December 31, 2002 for which the Company maintained an allowance of $496,000. There were no loans that were considered to be impaired at December 31, 2001.

6. Allowance for Loan Losses

          Changes in the allowance for loan losses for the years ended December 31, 2002 and 2001 were as follows:

	2002	2001
Balance at beginning of period	$923,151	$146,755
Provision for loan losses	2,391,850	803,354
Loan charge-offs, net(1)	(905,885)	(26,958)

Balance at end of period	$2,409,116	$923,151

(1)
net of recoveries of $1,259 and $0 for the years ended December 31, 2002 and 2001

7. Equipment and Other Fixed Assets, net

          Equipment and other fixed assets, net as of December 31, 2002 and 2001 were as follows:

	2002	2001
Computer equipment	$6,062,867	$4,062,463
Software	3,565,093	2,666,736
Internally developed software	2,395,881	1,180,470
Leasehold improvements	2,054,798	946,139
Furniture, fixtures and equipment	1,049,020	395,450

	15,127,659	9,251,258
Less: accumulated depreciation and amortization	(4,629,684)	(2,292,617)

Total	$10,497,975	$6,958,641

          The Company recorded depreciation and amortization expense of $2,081,836, $1,578,775 and $726,286 for the years ended December 31, 2002, 2001 and 2000, respectively.

8. Deposits

          The following table sets forth information concerning the Company's deposits by account type and the weighted average rates at which interest was paid thereon as of December 31, 2002 and 2001:

	December 31,
	2002		2001
	Amount	Interest Rate	Amount	Interest Rate
Savings	$6,043,740	1.50%	$10,115,613	1.73%
Checking:
Non-interest-bearing	4,262,974	0.00%	3,091,758	0.00%
NOW accounts	68,890,215	1.70%	36,609,876	1.35%
Money market	54,936,032	1.80%	55,931,204	2.27%

Total checking accounts	128,089,221		95,632,838

Total savings and checking accounts	134,132,961	1.72%	105,748,451	1.88%

Certificates of deposit:
< 6 months	25,142,831	2.11%	6,585,529	2.64%
6-12 months	64,040,622	2.69%	46,889,245	3.85%
> 12 months	90,378,710	4.05%	35,625,750	5.56%

Total certificates of deposit	179,562,163	3.29%	89,100,524	4.75%

Total deposits	$313,695,124	2.62%	$194,848,975	3.18%

          Certificate of deposit accounts with balances of $100,000 or more totaled approximately $40,232,000 and $68,500,000 at December 31, 2002 and 2001, respectively.

          The amounts and scheduled maturities of certificate of deposit accounts at December 31, 2002 were as follows:

Years Ending December 31,	Amount
2003	$89,401,388
2004	37,138,921
2005	13,062,669
2006	1,488,552
2007	38,238,172
Thereafter through 2012	232,461

Total	$179,562,163

          Interest expense on deposits for the years ended December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000
Savings accounts	$131,735	$562,476	$230,931
NOW and money market deposits	2,105,036	2,349,792	581,334
Certificates of deposit	5,311,027	5,628,560	2,484,161

Total	$7,547,798	$8,540,828	$3,296,426

9. Securities Sold under Agreements to Repurchase and Borrowing Facility

          The Company enters into sales of securities under agreements to repurchase the same securities. Repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities on the balance sheet. The dollar amount of the securities collateralizing the agreements remains in the asset accounts and are held by brokers. If the counter-party in a repurchase agreement were to fail, the Company might incur a loss for the excess collateral posted with the counter-party. As of December 31, 2002 and 2001, the Company's total exposure was $8,815,968 and $8,746,060, respectively.

          At December 31, 2002 and 2001, the Company had mortgage-backed securities with a fair value of $44,110,756 and $63,054,060, respectively, pledged under repurchase agreements.

          Interest expense on securities sold under agreements to repurchase totaled $975,353, $984,036 and $5,445,338 for the years ended December 31, 2002, 2001 and 2000, respectively.

          The following table sets forth information concerning repurchase agreements at and for the years ended December 31, 2002 and 2001:

	2002	2001
Maximum amount outstanding at any month end during the period	$51,920,000	$54,308,000
Average amount outstanding during the period	$42,616,882	$23,496,767
Weighted average interest rate at December 31	1.81%	2.27%
Weighted average interest rate for the period	2.23%	4.11%

          Of the $36,706,724 of repurchase agreements outstanding at December 31, 2002, $2,741,614 matures in January 2003; $9,574,000 matures in February 2003; $2,176,110 matures in July 2003; $10,305,000 matures in October 2003 and $11,910,000 matures in November 2003.

          During 2001, the Company established a warehouse line of credit with SunTrust Bank. The line of credit provides for a maximum facility of $20 million, bears interest at a variable rate based on LIBOR plus a margin and matures in 2003. At December 31, 2002, there was no amount outstanding under this line of credit.

10. Advances from Federal Home Loan Bank

          The Company had advances from the FHLB of $167,500,000 and $40,500,000 as of December 31, 2002 and 2001, respectively. The maturities and interest rates of these advances for the years ending December 31, 2002 and 2001 were as follows:

	2002
Maturity:	Amount	Interest Rate
2003 (Overnight)	$15,000,000	1.30%
2004	100,000,000	1.99%
2005(1)	7,500,000	6.63%
2011(1)	10,000,000	4.34%
2012(2)	35,000,000	3.30%

Total	$167,500,000

	2001
Maturity:	Amount	Interest Rate
2002 (Overnight)	$23,000,000	2.00%
2005(1)	7,500,000	6.63%
2011(1)	10,000,000	4.34%

Total	$40,500,000

(1)
Subject to a quarterly call by the FHLB from initial call date to maturity.

(2)
Subject to a one time call by the FHLB on September 4, 2007. If not exercised by the FHLB the advance will extend to final stated maturity.

          The terms of the Company's security agreement with the FHLB include a specific assignment of collateral that requires the maintenance of qualifying first mortgage loans as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at 85% of the unpaid principal balance. The FHLB stock of $8,375,000 and $2,225,000 at December 31, 2002 and 2001, respectively, was also pledged as collateral for these advances.

          Interest expense on FHLB advances was $1,978,494, $1,293,243 and $326,485 for the years ended December 31, 2002, 2001 and 2000, respectively.

          At the request of the Company's landlord, the Company obtained a letter of credit from the FHLB in the amount of $409,075 naming the landlord as beneficiary. This letter of credit is secured by pledged mortgage loans. The remaining balance of this letter of credit at December 31, 2002 is $368,168.

11. Company Obligated Mandatorily Redeemable Trust Preferred Securities Holding Solely Company Debentures

          On July 11, 2002, Lydian Capital Trust I ("LCTI" or "Issuer") was formed and issued $10 million of floating rate Trust Preferred Securities ("Securities"). Holders of the Securities accrue distributions based on the 3-month LIBOR index plus 3.65% quarterly. The maximum rate accrued on the Securities is capped at 12.5% through July 7, 2007, after which the cap is removed. The Securities have a maturity date of October 7, 2032, but may be redeemed by the Issuer at par anytime after July 11, 2007.

          On October 29, 2002, Lydian Capital Trust II ("LCTII" or "Issuer") was formed and issued $10 million of floating rate Trust Preferred Securities ("Securities II"). Holders of the Securities II accrue distributions based on the 3-month LIBOR index plus 3.45% quarterly. The maximum rate accrued on Securities II is capped at 12.5% through November 7, 2007 after which the cap is removed. Securities II have a maturity date of November 7, 2032, but may be redeemed at par by the Issuer anytime after November 7, 2007.

          The proceeds from the issuance of the Securities and Securities II were invested in Junior Subordinated Debentures ("Debentures") issued by the Company. The Debentures, which represent the sole asset of LCTI and LCTII, carry terms identical to those of Securities issued by LCTI and LCTII.

          For financial reporting purposes, LCTI and LCTII are treated as subsidiaries of the Company and, accordingly, the accounts of LCTI and LCTII are included in the consolidated financial statements of the Company. Intercompany transactions between LCTI and LCTII, including the Junior Subordinated Debentures, are eliminated in the consolidated financial statements of the Company. Distributions on Securities and Securities II are recorded as interest expense.

          In connection with the issuance of the Securities and Securities II, the Company incurred certain costs that have been capitalized and are being amortized over the term of the respective issue. The unamortized balance of these capitalized issue costs amounted to $670,666 at December 31, 2002 and is included in other assets.

          The Company entered into an interest rate swap agreement that effectively locks in a fixed rate of interest on Securities and Securities II of 8.11% and 7.91% through November 1, 2012. See note 19.

12. Income Taxes

          The components of the provision (benefit) for income taxes for the years ended December 31, 2002, 2001 and 2000 are as follows:

		2002	2001	2000
Current:	Federal	$619,236	$—	$—
	State	88,587	140,657	—

		707,823	140,657	—

Deferred:	Federal	1,980,163	872,556	(1,410,481)
	State	421,847	28,914	(241,445)

		2,402,010	901,470	(1,651,926)

	Total	$3,109,833	$1,042,127	$(1,651,926)

          The effective tax rate, by component, for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000
Federal statutory rate	34.00%	34.00%	(34.00)%
State tax	4.09	3.70	(3.63)
Other, net	(0.29)	(3.60)	0.13

Effective tax rate	37.80%	34.10%	(37.50)%

          The components of the net deferred tax liability (asset) are as follows:

	2002	2001
Deferred tax asset:
Net operating loss carryforward	$(76,711)	$(554,591)
Other temporary differences	—	(129,411)
Unrealized loss on securities available for sale	(146,722)	—
Reserves and allowances	(321,975)	—
Deferred tax liability:
Unrealized gain on securities available for sale	—	31,920
Depreciation and amortization	2,403,186	286,492

Net deferred tax liability (asset)	$1,857,778	$(365,590)

          At December 31, 2002, the Company had a Florida state net operating loss carry forward of approximately $1,278,000 which expires in 2020.

13. Employee Benefit Plan

          The Company maintains a qualified contributory profit sharing plan covering substantially all eligible employees. The Company matches 25% of each employee's contributions limited to 6% of the employee's compensation. The Company matching contributions vest at 20% per year beginning after the employee's second year of service and fully vest after six years of service. The Company contributed $67,693, $35,981 and $0 for the years ended December 31, 2002, 2001 and 2000, respectively.

14. Stock Option Plan

          The Company maintains a stock option plan (the "Plan") that provides for the granting of qualified and non-qualified options to employees and directors. All options granted have been non-qualified. Options are generally granted at the fair value of the Company's common stock on the date of the grant, vest over a three-year period, and are exercisable for a period of 10 years.

          Stock option transactions, adjusted for the 2-for-1 stock split in December 2003, under the Plan are as follows:

	2002	2001	2000
Options outstanding at beginning of period	2,093,980	1,034,276	823,210
Options granted during the period	595,040	1,095,742	279,566
Expirations during the period	(22,626)	(36,038)	(68,500)

Options outstanding at end of period	2,666,394	2,093,980	1,034,276

Options available for future grant	75,888	648,304	79,128
Options exercisable at end of period	1,281,924	592,668	266,084

          During 2001, the Company authorized an increase in the number of stock options available under the plan. The fair value of each option grant was estimated as of the date of grant. All options outstanding were issued with an exercise price of $5 per share, adjusted for the 2-for-1 stock split December 2003. The fair value, derived by the Modified Black-Scholes option-pricing model, was computed using the following weighted average assumptions:

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Expected volatility	0%	0%	0%
Risk free interest rate	2.95%	4.40%	6.33%
Expected life of options	6.0 years	6.5 years	7 years

          The fair value of each option granted during 2002, 2001 and 2000 was $0.81, $1.25 and $1.79, respectively, as adjusted for the two-for-one stock split in December 2003. The weighted average remaining contractual life was 8.5 years at December 31, 2002.

          The Company accounts for the Plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", under which no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with Financial

Accounting Standard No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) would have been reduced (increased) to the following pro forma amounts:

	2002	2001	2000
Net income (loss), as reported	$5,106,867	$2,011,789	$(2,752,352)
Stock-based compensation expense under the fair value method, net of tax	(484,088)	(383,934)	(100,317)

Pro forma net income (loss)	$4,622,779	$1,627,855	$(2,852,669)

Basic and diluted earnings (loss) per share:
As reported	$0.49	$0.19	$(0.37)
Pro-forma	$0.45	$0.15	$(0.38)

15. Basic and Diluted Earnings Per Share

          Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of common shares outstanding during the year excluding common stock equivalents. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding including the dilutive potential for common shares related to outstanding stock options. The following reconciles basic and diluted EPS for the years ended December 31:

	2002	2001	2000
Net income (loss)	$5,106,867	$2,011,789	$(2,752,352)

Basic EPS:
Weighted average shares of common stock outstanding	10,343,442	10,586,974	7,467,336

Basic EPS	$0.49	$0.19	$(0.37)

Diluted EPS:
Weighted average shares of common stock outstanding	10,343,442	10,586,974	7,467,336
Effect of dilutive shares:
Stock options(1)	—	—	—

	10,343,442	10,586,974	7,467,336

Diluted EPS	$0.49	$0.19	$(0.37)

(1)
Excludes the effect of stock options in 2002, 2001 and 2000 as stock options are antidilutive because the exercise price was equal to the market price of the Company stock in 2002 and 2001 and due to the net loss for the Company in 2000.

16. Related Party Transactions

          The Company provided loans, primarily residential first mortgage loans, to directors and officers of the Company during 2002 and 2001. Changes in loans to directors and officers at December 31, 2002 and 2001 are as follows:

	2002	2001
Beginning balance	$5,086,000	$—
New loans	700,000	5,086,000
Principal paydowns	(762,000)	—

Ending balance	$5,024,000	$5,086,000

          In addition, as a part of the LWM acquisition, the selling shareholders of LWM were provided with loans totaling $3,000,000. The loans have a fixed interest rate of 8.5%, interest payable annually in March, a maturity date of June 30, 2006, and are secured by an aggregate of 600,000 shares, as adjusted for the 2-for-1 stock split in December 2003, of the Company's common stock. At both December 31, 2002 and 2001, the outstanding loan balance was $3,000,000.

          Pursuant to the LWM purchase agreement, the Company has a commitment to lend to the LWM selling shareholders under the same terms and conditions, as noted above, (i) an additional $1.5 million no later than June 30, 2004 and (ii) an additional $6.0 million on June 30, 2004 if, by that date, the Company has not experienced a liquidating event such as a merger or public offering.

17. Commitments and Contingencies

          The Company has entered into certain non-cancelable rental agreements for office space and equipment. As of December 31, 2002, future minimum commitments for all non-cancelable rental agreements with initial or remaining terms in excess of one year were as follows:

Years Ending December, 31:	Amount
2003	$1,140,294
2004	1,187,744
2005	1,071,660
2006	887,290
2007	902,088
2008 through 2012	2,956,739

Total	$8,145,815

          Rent expense for the years ended December 31, 2002, 2001 and 2000 was $1,094,443, $690,320 and $172,378, respectively.

          Commitments to extend credit are agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses. The Company's obligation to extend credit is subject to the review and approval of each borrower's credit profile and collateral.

          At December 31, 2002, the Company had unfunded commitments as follows:

Amount
First mortgages	$108,282,860
Home equity	16,889,685
Construction loans	2,018,932
Commercial unsecured line of credit	127,157
Unsecured consumer	2,293,903

Total	$129,612,537

          The Company has entered into certain non-cancelable licensing agreements for software for terms up to five years. As of December 31, 2002, the future minimum commitment for non-cancelable license agreements through 2005 is $50,000 per year.

18. Stockholders' Equity

          During the year ended December 31, 2002, the Company repurchased 1,145,000 shares of common stock at $5 per share, as adjusted for the 2-for-1 stock split in December 2003.

19. Derivative Financial Instruments

Interest Rate Swaps

          The Company enters into interest rate swap contracts for the purpose of hedging long-term variable interest costs on Trust Preferred Securities and short-term variable interest costs from reverse repurchase borrowings. The interest rate swap cash flows closely match the interest cash flows of the Trust Preferred Securities and the short-term reverse repurchase borrowings. The Company expects these interest rate swap contracts to be highly effective in offsetting floating interest costs of its long-term debt and short term reverse repurchase borrowings, and therefore applies hedge accounting treatment.

          Interest rate swap contracts used by the Company to offset interest costs from variable long-term and short-term debt are treated as qualifying cash flow hedges. During the year ended December 31, 2002, the Company recorded a total of $416,610, net of taxes, in other comprehensive losses resulting from the effective portion of its cash flow hedges. There was no ineffectiveness during the period ended December 31, 2002 and the Company does not anticipate any ineffectiveness during the year ending December 31, 2003.

          The terms of the outstanding interest rate swap at December 31, 2002 were as follows:

Hedged Items	Maturity Date		Notional Amount	Fair Value Asset	Fair Value Liability	Interest Rate Swap Pay Rate	Interest Rate Swap Receive Rate
Swap with the FHLB hedging cash flow from interest payments on (i) $5 million of the Company's short term reverse repurchase borrowings and (ii) $20 millon Trust Preferred Securities.	Nov 1, 2012 (10 years	)	$25,000,000	$—	$667,859	Fixed at 4.46%	Floating at 3-month LIBOR priced quarterly

Futures Contracts

          LWM enters into various derivative instruments to protect itself from fluctuating prices and rates. The Company uses futures to hedge its exposure to general declines in the securities markets, which negatively affects LWM's revenue base. At December 31, 2002, LWM had futures contracts, which were not designated as hedges to purchase $3.83 million of indexed funds and sell $3.89 million of indexed funds. At December 31, 2002, gains on these contracts were $58,167 and recorded as non-interest expense in the consolidated statement of operations.

20. Fair Value of Financial Instruments

          The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

          For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities Available for Sale and Derivatives

          The fair value of securities available for sale and derivatives equals the quoted market price.

Investment in Federal Home Loan Bank Stock

          The carrying amount is a reasonable estimate of fair value.

Notes to the Consolidated Financial Statements (Continued)

for the years ended December 31, 2002, 2001 and 2000

20. Fair Value of Financial Instruments (Continued)

Mortgage Loans Available for Sale

          The carrying value of mortgage loans available for sale approximates fair value due to the predominantly adjustable interest rate features.

	2002		2001
	Principal Balance	Fair Value	Principal Balance	Fair Value
Adjustable-rate mortgages	$178,489,655	$178,489,655	$116,277,815	$116,277,815
Fixed-rate mortgages	77,818,934	78,592,651	22,997,207	22,997,207

	$256,308,589	$257,082,306	$139,275,022	$139,275,022

Loans

          The carrying value of loans approximates fair value due to the predominantly adjustable interest rate features.

Commitments

          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of unfunded mortgage loan commitments is based on fees currently charged for similar agreements. At December 31, 2002, all the unfunded mortgage loan commitments are scheduled to expire within two years. The fair value of these commitments approximates the carrying amount.

          The fair value of the unfunded home equity line of credit commitments approximates the carrying amount as the lines of credit have adjustable interest rates.

Deposits

          Deposits are carried at their principal balance. The fair values of demand, savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting dates (i.e. their principal balance). The fair value of fixed-maturity certificates of deposits are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

          The estimated fair value of deposits at December 31, 2002 and 2001 were as follows:

	2002		2001
	Principal Balance	Fair Value	Principal Balance	Fair Value
Savings accounts	$6,043,740	$6,043,740	$10,115,613	$10,115,613
NOW accounts	68,890,215	68,890,215	36,609,876	36,609,876
Money market accounts	54,936,032	54,936,032	55,931,204	55,931,204
Non-interest-bearing deposits	4,262,974	4,262,974	3,091,758	3,091,758
Certificates of deposit	179,562,163	179,958,362	89,100,524	90,082,285

	$313,695,124	$314,091,323	$194,848,975	$195,830,736

Securities Sold under Agreements to Repurchase

          Due to the short-term nature of securities sold under agreements to repurchase, the carrying amount is a reasonable estimate of fair value.

Company Obligated Mandatorily Redeemed Trust Preferred Securities

          The fair value of these borrowings approximates carrying value as these obligations have adjustable interest rates.

Advances from Federal Home Loan Bank

          The fair value of borrowed funds is estimated by discounting the contractual cash flows using current interest rates in effect for borrowings with similar maturities and collateral requirements.

          The estimated fair value of advances from the FHLB at December 31, 2002 and 2001 were as follows:

	2002		2001
	Principal Balance	Fair Value	Principal Balance	Fair Value
Overnight advances	$15,000,000	$15,000,000	$23,000,000	$23,000,000
Term advances	100,000,000	100,000,000	—	—
Callable advances	52,500,000	54,828,102	17,500,000	20,781,559

	$167,500,000	$169,828,102	$40,500,000	$43,781,559

21. Bank Regulatory Capital

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the Office of Thrift Supervision ("OTS") and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing subsidiaries' activities or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of December 31, 2002, the Bank was in the "well-capitalized" classification and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards as of December 31, 2002 and 2001:

	Actual		Required		Excess
December 31, 2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Tangible capital:	$47,298	8.26%	$22,905	4.00%	$24,393	4.26%
Core (Tier I) capital:	47,298	8.26%	22,905	4.00%	24,393	4.26%
Total risk-based capital:	49,211	13.10%	30,056	8.00%	19,155	5.10%
	Actual		Required		Excess
December 31, 2001
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Tangible capital:	$36,186	10.99%	$13,169	4.00%	$23,017	6.99%
Core (Tier I) capital:	36,186	10.99%	13,169	4.00%	23,017	6.99%
Total risk-based capital:	37,109	18.15%	16,360	8.00%	20,750	10.15%

          Payment of dividends by the Company is limited by federal regulations, which provide for certain levels of permissible dividend payments depending on the Company's regulatory capital and other relevant factors. At December 31, 2002, the Bank would need the prior approval of the OTS to distribute any dividends.

22. Business Segments

          Companies are required to report financial and descriptive information about their reportable segments. An operating segment is defined as a component of an enterprise that (a) engages in business activities from which it may earn revenue and incur expense (b) whose operating results are regularly reviewed by the Company's chief decision makers in making decisions about resources to be allocated to the segment and assessing its performance and (c) for which discrete financial information is available. The Company also incurs operating costs, defined as corporate overhead that cannot be directly tied to a specific business segment. Corporate overhead includes executive management, accounting, legal, human resources, certain technology services and common facilities, all of which provide indirect support to the operating activity of all business segments. The Company applies various allocation methodologies on a consistent basis to distribute corporate overhead to each of the business segments.

          A description of our segments is as follows:

          Banking: Provides a variety of financial services and products, including lending and deposit services, with an emphasis on high-net worth individuals and families as customers.

          Wealth Management: Provides a comprehensive suite of customized investment consulting and wealth management services to ultra-high net worth individuals and families.

          Data Services: Provides mortgage loan processing services to financial services firms.

	Year Ended December 31,
	2002	2001	2000
	(Dollars in Thousands)
Banking
Net interest income	$11,925	$8,527	$2,541
Fee and other income	6,684	1,834	—
Operating expenses:
Direct	7,982	7,271	4,533
Corporate overhead	4,943	2,606	2,564
Tax provision (benefit)	2,151	165	(1,707)

Net income (loss)	$3,533	$319	$(2,849)

Total assets at end of period	$582,057	$334,095	$253,775

Wealth Management
Net interest income	$14	$(17)	$—
Fee and other income:
Investment advisory fees	8,547	5,274	—
Risk management advisory fees	2,601	1,115	—
Other	151	453	—
Operating expenses:
Direct	9,218	4,572	—
Corporate overhead	325	—	—
Tax provision	670	769	—

Net income (loss)	$1,100	$1,484	$—

Total assets at end of period	$17,038	$10,990	$—

Data Services
Net interest income	$—	$—	$—
Fee and other income	4,798	1,595	190
Operating expenses:
Direct	2,533	669	38
Corporate overhead	1,502	609	—
Tax provision	289	108	55

Net income (loss)	$474	$209	$97

Total assets at end of period	$3,101	$1,517	$432

Total
Net interest income	$11,939	$8,510	$2,541
Fee and other income	22,781	10,271	190
Operating expenses:
Direct	19,733	12,512	4,533
Corporate overhead	6,770	3,215	2,602
Tax provision (benefit)	3,110	1,042	(1,652)

Net income (loss)	$5,107	$2,012	$(2,752)

Total assets at end of period	$602,196	$346,602	$254,207

23. Parent Company Only

Balance Sheet for Parent Company Only

	December 31,
	2002	2001
ASSETS
Cash and cash equivalents	$404,409	$272,365
Loans, net	6,568,000	3,000,000
Accrued interest receivable	301,852	194,792
Investment in subsidiaries	66,819,630	48,498,989
Due from affiliates	2,002,665	20,000
Other assets	744,347	340,967

TOTAL ASSETS	$76,840,903	$52,327,113

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities
Junior subordinated deferrable interest debentures	20,620,000	—
Due to affiliates	764,496	154,994
Other liabilities	2,001,062	10,000

TOTAL LIABILITIES	23,385,558	164,994
Shareholders' equity	53,455,345	52,162,119

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$76,840,903	$52,327,113

Statements of Operations for Parent Company Only

	Year Ended December 31,
	2002	2001	2000
Interest Income
Loans	$437,056	$255,000	$—
Securities	—	—	1,261,238
Deposits with other institutions	37,973	61,090	87,428

Total interest income	475,029	316,090	1,348,666

Interest expense
Securities sold under agreements to repurchase	—	—	966,849
Junior subordinated deferrable interest debentures	466,325	—	—

Total interest expense	466,325	—	966,849

Net interest income before provision for loan losses	8,704	316,090	381,817
Provision for loan losses	496,000	—	—

Net interest income (expense)	(487,296)	316,090	381,817
Fee and other income	(118,408)	—	—

Total net interest income and fee and other income	(605,704)	316,090	381,817

Operating expenses
Compensation and employee benefits	89,824	26,786	201,137
Other	77,309	289,304	126,876

Total operating expenses	167,133	316,090	328,013

(Provision) benefit for income tax	290,803	285,621	(20,154)

Equity in net income (loss) of subsidiaries	5,588,901	1,726,168	(2,786,002)
Net income (loss)	$5,106,867	$2,011,789	$(2,752,352)

Statements of Cash Flows for Parent Company Only

	Year Ended December 31,
	2002	2001	2000
Cash Flows from Operating Activities:
Net income (loss)	$5,106,867	$2,011,789	$(2,752,352)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) loss of subsidiaries	(5,588,901)	(1,726,168)	2,786,002
Other, net	(2,794,875)	(6,742,475)	700,577

Net Cash Provided by (Used in) Operating Activities	(3,276,909)	(6,456,854)	734,227

Cash Flows from Investing Activities:
Purchase of loans from subsidiary	(10,003,066)	—	—
Origination of loans	—	(3,000,000)	—
Net change in loans	1,840,349	—	—
Distribution from subsidiary	250,000	—	2,000,000
Investment in subsidiary	(3,000,000)	(3,392,515)	(9,342,590)
Proceeds from paydowns on securities available for sale	—	—	4,250,665
Purchase of equipment and other fixed assets	—	—	(700,972)

Net Cash Provided by (Used in) Investing Activities	(10,912,717)	(6,392,515)	(3,792,897)

Cash Flows from Financing Activities:
Net change in subscription receivable	—	5,638,867	—
Proceeds from issuance of stock	46,670	461,822	7,658,256
Proceeds from issuance of junior subordinated deferrable interest debentures	20,000,000	—	—
Net change in securities sold under agreements to repurchase	—	—	(7,519,953)
Repurchase of common stock	(5,725,000)	—	—

Net Cash Provided by (Used in) Financing Activities	14,321,670	6,100,689	138,303

Increase (decrease) in cash and cash equivalents	132,044	(6,748,680)	(2,920,367)
Cash and cash equivalents at beginning of period	272,365	7,021,045	9,941,412

Cash and Cash Equivalents at End of Period	$404,409	$272,365	$7,021,045

24. Subsequent Events

          The Company purchased 671,000 shares of its common stock in six separate transactions between January 1, 2003 and July 16, 2003 at a price of $5 per share. The common share amounts and price per common share set forth above are adjusted for the two-for-one stock split in December 2003.

          On December 17, 2003, REIT issued in a private offering 15,000 shares of preferred stock at $1,000 per share for an aggregate of $15.0 million.

          Effective December 19, 2003, the Company amended and restated its articles of incorporation to, among other things, increase authorized common stock to 100 million shares and increase authorized preferred stock to 25 million shares.

25. Stock Split

          On December 12, 2003, the Board of Directors declared a two-for-one stock split. As a result of the stock split, the shareholders of record on December 15, 2003 will receive, on December 31, 2003, an additional common share for each share of Company common stock held. All per-share amounts and numbers of shares outstanding have been retroactively restated to reflect the stock split.

*    *    *    *    *    *

Lydian Trust Company and Subsidiaries

Consolidated Balance Sheets

At September 30, 2003 and December 31, 2002

	Unaudited September 30, 2003	December 31, 2002
ASSETS
Cash and due from banks	$4,104,059	$5,519,183
Interest-earning deposits	10,715,903	26,926,473

Cash and cash equivalents	14,819,962	32,445,656
Securities available for sale	42,310,036	52,259,274
Investment in Federal Home Loan Bank stock	14,882,900	8,375,000
Mortgage loans available for sale, net	608,684,169	256,308,587
Loans, net	310,108,388	164,264,538
Accrued interest receivable	3,750,405	3,258,496
Loan sales receivable	—	52,550,703
Equipment and other fixed assets, net	13,267,734	10,497,975
Goodwill, net	11,777,318	11,777,318
Real estate owned	734,747	613,000
Data service and investment advisory receivables	7,013,602	2,946,329
Mortgage servicing rights, net	4,151,237	1,094,289
Other assets	5,202,287	5,805,048

TOTAL ASSETS	$1,036,702,785	$602,196,213

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities
Deposits	$598,753,897	$313,695,124
Securities sold under agreements to repurchase	34,611,381	36,706,724
Advances from Federal Home Loan Bank	222,157,924	167,500,000
Company obligated mandatorily redeemable trust preferred securities holding solely Company debentures and junior subordinated debentures	30,000,000	20,000,000
Other borrowings	79,901,546	—
Other liabilities	11,210,364	10,839,020

TOTAL LIABILITIES	976,635,112	548,740,868

Commitments and contingencies (note 8)
Shareholders' Equity
Common stock, $0.01 par value, 20,000,000 authorized shares, 10,132,282 and 9,833,162 outstanding at September 30, 2003 and December 31, 2002, respectively	101,323	98,332
Preferred stock, no par value, 10,000,000 authorized shares, no shares issued at September 30, 2003 and December 31, 2002	—	—
Additional paid-in capital	50,402,674	48,910,065
Retained earnings	10,382,348	4,384,635
Accumulated other comprehensive income (loss)	(818,672)	62,313

TOTAL SHAREHOLDERS' EQUITY	60,067,673	53,455,345

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,036,702,785	$602,196,213

The accompanying notes are an integral part of these unaudited consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Operations

For the nine months ended September 30, 2003 and 2002 (unaudited)

	Nine Months Ended September 30,
	2003	2002
Interest income
Loans	$26,357,221	$13,549,973
Securities	3,128,954	3,658,440
Deposits with other institutions	140,125	78,019

Total interest income	29,626,300	17,286,432

Interest expense
Deposits	8,120,973	5,270,287
Securities sold under agreements to repurchase	644,528	755,986
Advances from Federal Home Loan Bank	3,760,991	1,193,837
Trust preferred securities	1,260,200	132,020
Other borrowings	138,986	49,328

Total interest expense	13,925,678	7,401,458

Net interest income before provision for loan losses	15,700,622	9,884,974
Provision for loan losses	1,154,551	875,000

Net interest income	14,546,071	9,009,974

Fee and other income
Data service fees	9,629,756	3,346,071
Investment advisory fees	7,925,803	6,236,903
Risk management advisory fees	257,967	1,554,193
Loan servicing fees	1,500,865	41,163
Gain on sale of loans, net	4,039,762	1,925,046
Other income	1,147,541	693,749

Total fee and other income	24,501,694	13,797,125

Net operating revenue	39,047,765	22,807,099

Total operating expenses	29,763,803	17,306,813

Income before income to minority interest in REIT	9,283,962	5,500,286
Income to minority interest in REIT	(4,219)	—

Income before provision for income tax	9,279,743	5,500,286

Provision for income tax	3,282,030	2,280,221

Net income	$5,997,713	$3,220,065

Earnings per share:
Basic	$0.61	$0.31

Diluted	$0.56	$0.31

Weighted average common shares outstanding:
Basic	9,911,808	10,454,679

Diluted	10,757,346	10,454,679

The accompanying notes are an integral part of these unaudited consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

for the nine months ended September 30, 2003 and 2002 (unaudited)

	Nine Months Ended September 30,
	2003	2002
Net income	$5,997,713	$3,220,065

Other comprehensive income (loss):
Unrealized gain (loss) on securities available for sale(1)	(1,390,761)	1,267,151
Unrealized loss on derivatives(2)	(18,653)	—
Income tax (expense) benefit	528,429	(476,829)

Other comprehensive income (loss)	$(880,985)	$790,322

Comprehensive income	$5,116,728	$4,010,387

(1)
Gross of tax (expense) benefit of $522,926 and ($476,829) for the nine-months ended September 30, 2003 and 2002, respectively.

(2)
Gross of tax (expense) benefit of $5,503 for the nine-months ended September 30, 2003.

The accompanying notes are an integral part of these unaudited consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statement of Shareholders' Equity

for the nine months ended September 30, 2003 (unaudited)

	Shares of Common Stock	Common Stock	Additional Paid- In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at December 31, 2002	9,833,162	$98,332	$48,910,065	$4,384,635	$62,313	$53,455,345
Issuance of common stock	972,120	9,721	4,850,879			4,860,600
Net income				5,997,713		5,997,713
Repurchase of common stock	(673,000)	(6,730)	(3,358,270)			(3,365,000)
Change in unrealized gain (loss) on securities available for sale, net of tax					(867,835)	(867,835)
Change in unrealized gain (loss) on derivative, net of tax					(13,150)	(13,150)

Balance at September 30, 2003	10,132,282	$101,323	$50,402,674	$10,382,348	$(818,672)	$60,067,673

The accompanying notes are an integral part of these unaudited consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2003 and 2002 (unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash Flows from Operating Activities:
Net income	$5,997,713	$3,220,065
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	1,154,551	875,000
Depreciation, amortization and accretion, net	3,661,088	1,785,810
Gains on sale of loans, net	(4,039,762)	(1,925,046)
Proceeds from sale of mortgage loans available for sale	641,833,177	122,578,529
Originations of mortgage loans available for sale	(986,821,853)	(189,372,495)
Change in loan sales receivable	52,550,703	—
Change in accrued interest receivable	(491,909)	(507,715)
Change in data service and investment advisory receivable	(4,067,273)	(2,418,358)
Change in other assets	602,761	(807,786)
Change in other liabilities	(5,589,384)	207,922

Net Cash Provided by (Used in) Operating Activities	(295,210,188)	(66,364,074)

Cash Flows from Investing Activities:
Purchases of Federal Home Loan Bank stock	(6,507,900)	(2,950,000)
Proceeds from sale of real estate owned	610,523	—
Net change in loans	(148,452,263)	(59,097,580)
Proceeds from repayments of securities available for sale	8,422,200	8,783,661
Net change in equipment and other fixed assets	(5,506,566)	(3,632,002)

Net Cash Provided by (Used in) Investing Activities	(151,434,006)	(56,895,921)

Cash Flows from Financing Activities:
Net change in deposits	$285,058,773	$75,716,741
Net change in securities sold under agreements to repurchase	(2,095,343)	(14,836,984)
Net change in Federal Home Loan Bank advances	54,657,924	61,000,000
Net change in other borrowings	79,901,546	—
Proceeds from exercise of stock options	4,860,600	—
Proceeds from issuance of Company obligated mandatorily redeemable trust preferred securities and junior subordinated debentures	10,000,000	10,000,000
Repurchase of common stock	(3,365,000)	(2,650,000)

Net Cash Provided by (Used in) Financing Activities	429,018,500	129,229,757

Increase (decrease) in cash and cash equivalents	(17,625,694)	5,969,762
Cash and cash equivalents at beginning of period	32,445,656	5,907,738

Cash and Cash Equivalents at End of Period	$14,819,962	$11,877,500

Interest paid	$13,794,933	$6,964,906
Taxes paid	$4,072,136	$19,694
Supplemental Schedule of Noncash Transactions:
For the nine months ended September 30, 2003 and 2002, the Company transferred $1.25 million and $0 of loans to real estate owned, respectively.

The accompanying notes are an integral part of these unaudited consolidated financial statements

Notes to the Consolidated Financial Statements

For the nine months ended September 30, 2003 and
September 30, 2002 (unaudited)

1. Business and Summary of Significant Accounting Policies

          Lydian Trust Company (the "Company") was incorporated on April 30, 1999, as a financial services holding company. The Company's activities have primarily related to financial investments and the establishment and operations of the Company's three wholly-owned subsidiaries: Lydian Private Bank (the "Bank"), a federally insured federal savings bank, Lydian Data Services Inc. ("LDS"), a financial services provider, and Lydian Wealth Management Holdings Company ("LWM"), the parent company of Lydian Wealth Management Company, an investment consulting and wealth management services company acquired on January 1, 2001. The Bank commenced operations as a federal savings bank on February 17, 2000. The Company operates as a unitary thrift holding company with its banking operations being conducted through the Bank.

          On October 30, 2002, Lydian Preferred Capital Corporation ("REIT") was incorporated in Florida. REIT is a wholly owned operating subsidiary of Lydian REIT Holdings Inc. ("Holdings"), a Nevada corporation and wholly owned subsidiary of the Bank. REIT engages in the investment and management of real estate related assets, primarily single-family mortgage loans. REIT will elect to be taxed as a real estate investment trust for federal and state income tax purposes for the year ending December 31, 2003.

Basis of Presentation and Principles of Consolidation

          The Company's consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the September 30, 2003 consolidated presentation.

          The accompanying unaudited interim consolidated financial statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. The accompanying unaudited interim consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete presentation of financial statements. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for any other interim period in the entire year ended December 31, 2003 or any other interim period. or any other interim period. The consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes thereto contained in the Company's Audited Financial Statements as of December 31, 2002 and 2001. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the consolidated financial statements have been included herein.

Management's Use of Estimates

          The accounting policies and reporting practices of the Company and its subsidiaries conform to predominant practices in the banking industry and are based on accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the applicable reporting periods. Such estimates include the valuation of loans available for sale, the anticipated useful life and reliability of computer equipment and software, taxes and the allowance for loan losses. Actual results could differ from those estimates.

2. Impact of New Accounting Pronouncements

          In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51" ("FIN 46"). This addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

  •
  The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and

  •
  The equity investors lack one or more of the following essential characteristics of a controlling financial interest:

  •
  The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights;

  •
  The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; or

  •
  The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

          FIN 46 is currently effective for variable interest entities created after January 31, 2003. During December 2003, the FASB deferred certain provisions of FIN 46 for variable interest entities created prior to February 1, 2003 until the first reporting period ending after March 15, 2004. In connection with the adoption of this standard, the Company deconsolidated one of its variable interest entities as of September 30, 2003. See Note 5. The Company will apply the provisions of FIN 46, as revised, at March 31, 2004 for variable interest entities created prior to February 1, 2003. The adoption of FIN 46 did not have a material impact on the consolidated financial statements of the Company.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 clarifies certain issues and amends definitions contained in SFAS 133 to ensure that contracts with comparable characteristics are accounted for similarly. Although applicable, management of the Company does not expect that SFAS No. 149 will have a significant impact on its consolidated financial condition or results of operations.

          In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with the characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. During October 2003, the FASB deferred the provisions that require that mandatorily redeemable minority interests within the scope of SFAS 150 be classified as a liability on the consolidated financial statements. The Company does not expect the adoption of SFAS 150 to have a material impact on the consolidated financial statements of the Company.

3. Other Borrowings

          During 2003, the Company entered into a line of credit with First Tennessee Bank for $10,000,000. The line matures on July 31, 2015 and bears an interest rate of three-month LIBOR plus 2.1%. The line is collateralized with a security interest in the capital stock of Lydian Financial Holdings Company, the Bank and LDS. At September 30, 2003, the Company had $10 million outstanding under this line of credit.

          During 2003, the Company entered into a repurchase agreement with Greenwich Capital Financial Products ("Greenwich") with a maximum borrowing capability of $100 million, secured by residential mortgage loans. The terms of the agreement provide for the payment of interest at LIBOR plus .75% or 1.25%, depending on the type of loan. The Company could be subject to margin calls pursuant to the terms of the agreement. At September 30, 2003, the Company had $69.9 million outstanding under this agreement.

          During 2001, the Company established a warehouse line of credit with SunTrust Bank. The line of credit provided for a maximum facility of $20 million and matured in June 2003. At December 31, 2002, there was no amount outstanding under this line of credit.

4. Advances from Federal Home Loan Bank

          The Company had advances from the FHLB of $222,157,924 at September 30, 2003. The maturities and interest rates at September 30, 2003 for these advances were as follows:

Maturity:	2003	Interest Rate
2003 (Overnight)	$18,500,000	1.30%
2004	100,000,000	1.99%
2005(1)	7,500,000	6.63%
2008(3)	50,000,000	1.81%
2011(1)	10,000,000	4.34%
2012(2)	35,000,000	3.30%
2013	1,157,924	3.00%

Total	$222,157,924	2.36%

(1)
Subject to a quarterly call by the FHLB from initial call date to maturity.

(2)
Subject to a one time call by the FHLB on September 4, 2007. If not exercised by the FHLB the advance will extend to final stated maturity.

(3)
Subject to a one time call by the FHLB on June 6, 2006. If not exercised by the FHLB the advance will extend to final stated maturity.

          The terms of the Company's security agreement with the FHLB include a specific assignment of collateral that requires the maintenance of qualifying first mortgage loans as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at 85% of the unpaid principal balance. The FHLB stock of $14,882,900 and $8,375,000 at September 30, 2003 and December 31, 2002, respectively, was also pledged as collateral for these advances.

          At the request of the Company's landlord, the Company obtained a letter of credit from the FHLB in the amount of $409,075 naming the landlord as beneficiary. This letter of credit is secured by pledged mortgage loans. The remaining balance of this letter of credit at September 30, 2003 was $327,260.

5. Company Obligated Mandatorily Redeemable Trust Preferred Securities Holding Solely Company Debentures and Junior Subordinated Debentures

          On September 25, 2003, Lydian Capital Trust III ("LCTIII" or the "Issuer") was formed and issued $10 million of floating rate Trust Preferred Securities ("Securities III"). Holders of the Securities III accrue distributions based on the 3-month LIBOR index plus 3.00% quarterly. The Securities III have a maturity date of November 8, 2033, but may be redeemed at par by the Issuer on or after August 8, 2008. The proceeds from the issuance of Securities III were invested in Junior Subordinated Debentures ("Debentures") issued by the Company. The Debentures, which represent the sole assets of the Issuer, carry terms identical to those of Securities III.

6. Basic and Diluted Earning Per Share

          Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of common shares outstanding during the year excluding common stock equivalents. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding including the dilutive potential for common shares related to outstanding stock options. The following reconciles basic and diluted EPS for the nine months ended September 30, 2003 and 2002:

	2003	2002
Net income	$5,997,713	$3,220,065

Basic EPS:
Weighted average shares of common stock outstanding	9,911,808	10,454,679

Basic EPS	$0.61	$0.31

Diluted EPS:
Weighted average shares of common stock outstanding	9,911,808	10,454,679

Effect of dilutive shares:
Stock options(1)	845,538	—

	10,757,346	10,454,679

Diluted EPS	$0.56	$0.31

(1)
Excludes the effect of stock options for the nine months ended September 30, 2002 as stock options are antidilutive because the exercise price was equal to the market price of the Company stock.

7. Related Party Transactions

          The Company provides loans, primarily residential first mortgage loans, to directors and officers of the Company. Changes in loans to directors and officers for the nine months ended September 30, 2003 and for the year ended December 31, 2002 were as follows:

	2003	2002
Beginning balance	$5,024,000	$5,086,000
New loans	2,569,000	700,000
Principal paydowns	(4,056,000)	(762,000)

Ending balance	$3,537,000	$5,024,000

          In addition, in conjunction with the acquisition of Lydian Wealth Management Holdings Company, formerly CMS Financial Holdings, Inc., the Company provided the selling shareholders with loans totaling $3,000,000. The loans have a fixed interest rate of 8.5%, interest payable annually in March, a maturity date of June 30, 2006, and are secured by an aggregate of 600,000 shares of the Company's common stock. The outstanding loan balance at September 30, 2003 and December 31, 2002 was $3,000,000.

          During 2003, the Company extended an additional loan to one of the selling shareholders for $750,000 pursuant to the LWM purchase agreement. The loan has a fixed interest rate of 8.5%,

interest payable annually in March, a maturity date of June 30, 2006, and is secured by an aggregate of 600,000 shares of the Company's common stock. The outstanding balance of the loan at September 30, 2003 was $750,000.

          Pursuant to the LWM purchase agreement, the Company has a commitment to lend to the LWM selling shareholders under the same terms and conditions, as noted above, (i) an additional $750,000 no later than June 30, 2004 and (ii) an additional $6.0 million on June 30, 2004 if, by that date, the Company has not experienced a liquidating event such as a merger or public offering.

8. Commitments and Contingencies

          The Company commits to make one-to-four family residential mortgage loans with potential borrowers at specified interest rates for short periods of time. If potential borrowers meet underwriting standards, these loan commitments obligate the Company to fund the loans, but do not obligate the potential borrower to take the loans. If the borrowers do not allow the commitments to expire, the loans are funded, and either placed into the Company's loan portfolio or held for sale. Based on historical experience, and the underlying loan characteristics, the Company estimates the amount of commitments that will ultimately become loans held for sale and treats those as derivatives during the commitment period. As derivatives, the changes in the fair value of the commitments are recorded in current earnings under other non-interest income, with an offset to the consolidated statement of financial condition in other assets. Fair values are based on current security prices for similar instruments. During the nine months ended September 30, 2003, the Company recorded $436,000 in net gains from fair value adjustments on loan commitments.

          Commitments to extend credit are agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses. The Company's obligation to extend credit is subject to the review and approval of each borrower's credit profile and collateral.

          At September 30, 2003, the Company had unfunded commitments as follows:

Amount
First mortgages	$125,323,950
Home equity	10,214,003
Construction loans	301,772
Commercial line of credit	1,969,167
Unsecured consumer	2,771,676

Total	$140,580,568

          Standby letters of credit are off balance sheet instruments which represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company had outstanding standby letters of credit in the amount of $4.634 million and $0 as of September 30, 2003 and December 31, 2002, respectively. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in establishing conditional obligations as those for on-balance sheet instruments. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The standby letters of credit are unsecured. As standby letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

          The Company is a defendant in an action brought in September 2003 by Lydian Capital Advisory Services L.L.C., a hedge fund which alleges trademark infringement by the Company's use of the name "Lydian" and the Company's logo in connection with providing financial and investment advisory services. The plaintiff has sought unspecified compensatory damages. The Company believes that this action is without merit and is vigorously defending its use of the name Lydian and the Company's logo.

          The nature of the Company's business causes it to be involved in various other legal proceedings from time to time. The Company does not believe that any of these pending or threatened legal proceedings will have a material adverse effect on its business, financial condition, results of operations or cash flows.

9. Operating Expenses

          Operating expenses for the nine months ended September 30, 2003 and 2002 were as follows:

	September 30,
	2003	2002
Operating Expenses:
Compensation and employee benefits	$17,783,093	$11,009,712
Professional fees	1,574,902	467,166
Marketing	1,299,242	303,798
Data processing	1,037,345	610,931
Office and occupancy	3,610,434	1,951,399
Depreciation and amortization	2,736,807	1,455,396
Other	1,721,980	1,508,411

Total operating expenses	$29,763,803	$17,306,813

10. Derivative Financial Instruments

Interest Rate Swaps

          The Company enters into interest rate swap contracts for the purpose of hedging long-term variable interest costs on Trust Preferred Securities and short-term variable interest costs from reverse repurchase borrowings. The interest rate swap cash flows closely match the interest cash flows of the Trust Preferred Securities and the short-term reverse repurchase borrowings. The Company expects these interest rate swap contracts to be highly effective in offsetting floating interest costs of its long-term debt and short term reverse repurchase borrowings, and therefore applies hedge accounting treatment.

          Interest rate swap contracts used by the Company to offset interest costs from variable long-term and short-term debt are treated as qualifying cash flow hedges. During the nine months ended September 30, 2003 and 2002, the Company recorded losses of $13,150 and $0, respectively, net of taxes, in other comprehensive income (loss) resulting from the effective portion of its cash flow hedges. There was no ineffectiveness during the nine months ended September 30, 2003.

          The terms of the outstanding interest rate swap at September 30, 2003 and December 31, 2002 were as follows:

	September 30, 2003
Interest Rate Swaps	Maturity Date	Notional Amount	Fair Value Asset	Fair Value Liability	Interest Rate Swap Pay Rate	Interest Rate Swap Receive Rate
Swap with the FHLB hedging cash flow from interest payments on (i) $5 million of the Company's short term reverse repurchase borrowings and (ii) $20 million Trust Preferred Securities.	Nov 1, 2012	$25,000,000	$—	$686,611	Fixed at 4.46%	Floating at 3-month LIBOR priced quarterly
	December 31, 2002
Interest Rate Swaps	Maturity Date	Notional Amount	Fair Value Asset	Fair Value Liability	Interest Rate Swap Pay Rate	Interest Rate Swap Receive Rate
Swap with the FHLB hedging cash flow from interest payments on (i) $5 million of the Company's short term reverse repurchase borrowings and (ii) $20 million Trust Preferred Securities.	Nov 1, 2012	$25,000,000	$—	$667,859	Fixed at 4.46%	Floating at 3-month LIBOR priced quarterly

          In 2003, the Company entered into forward sale agreements with respect to Fannie Mae mortgage-backed securities for the purpose of economically hedging changes in fair value of certain loan available for sale. The Company did not elect hedge accounting treatment for these transactions. Changes in fair value were recognized in the consolidated statement of operations. For the nine months ended September 30, 2003, the Company recorded an unrealized loss on open positions of $5.7 million and a realized net loss on closed positions of $777,147 in gain on sale of loans, net in the consolidated statement of operations. Open short contracts mature over a 30 to 90 day period.

Future Contracts

          LWM enters into various derivative instruments to economically hedge its exposure to general declines in the securities market, which negatively effects LWM revenue base. At September 30, 2003 and December 31, 2002, LWM had futures contracts which were not designated as hedges to purchase $1.23 million and $3.83 million, respectively, of indexed funds and sell $279,000 foreign currency contracts and $3.89 million indexed futures, respectively. For the nine-months ended September 30, 2003 and 2002, the Company recognized losses of $419,423 and $0, respectively, from these contracts in other expense in the consolidated statements of operations.

11. Bank Regulatory Capital

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the Office of Thrift Supervision ("OTS") and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing subsidiaries' activities or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of September 30, 2003, the Bank was in the "well-capitalized" classification and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards as of September 30, 2003:

	Actual		Required		Excess
September 30, 2003
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Tangible capital:	$66,388	6.59%	$40,320	4.00%	$26,068	2.59%
Core (Tier I) capital:	66,388	6.59%	40,320	4.00%	26,068	2.59%
Total risk-based capital:	68,699	11.80%	46,569	8.00%	22,130	3.80%

          Payment of dividends by the Bank is limited by federal regulations, which provide for certain levels of permissible dividend payments depending on the Bank's regulatory capital and other relevant factors.

12. Business Segments

          Companies are required to report financial and descriptive information about their reportable segments. An operating segment is defined as a component of an enterprise that (a) engages in business activities from which it may earn revenue and incur expense, (b) whose operating results are regularly reviewed by the Company's chief decision makers in making decisions about resources to be allocated to the segment and assessing its performance and (c) for which discrete financial information is available. The Company also incurs operating costs, defined as corporate overhead that cannot be directly tied to a specific business segment. Corporate overhead includes executive management, accounting, legal, human resources, certain technology services and common facilities, all of which provide indirect support to the operating activity of all business segments. The Company applies various allocation methodologies on a consistent basis to distribute corporate overhead to each of the business segments.

          A description of our segments is as follows:

          Banking: Provides a variety of financial services and products, including lending and deposit services, with an emphasis on high-net worth individuals and families as customers.

          Wealth Management: Provides a comprehensive suite of customized investment consulting and wealth management services primarily to ultra-high net worth individuals and their families.

          Data Services: Provides mortgage loan processing services to financial services firms.

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
	(Dollars in Thousands)
Banking
Net interest income	$14,545	$8,998
Fee and other income	6,554	2,544
Operating expenses:
Direct	10,240	6,010
Corporate overhead	5,549	2,393
Tax provision	1,919	1,359

Net income	$3,391	$1,780

Total assets at end of period	$1,008,712	$466,542

Wealth Management
Net interest income	$1	$12
Fee and other income:
Investment advisory fees	7,926	6,236
Risk management advisory fees	258	1,554
Other	134	117
Operating expenses:
Direct	7,009	5,995
Corporate overhead	519	189
Tax provision	213	686

Net income	$578	$1,049

Total assets at end of period	$19,633	$11,438

Data Services
Net interest income	—	—
Fee and other income	9,630	3,346
Operating expenses:
Direct	4,905	1,712
Corporate overhead	1,546	1,008
Tax provision	1,150	235

Net income	$2,029	$391

Total assets at end of period	$8,358	$3,072

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
	(Dollars in Thousands)
Total
Net interest income	$14,546	$9,010
Fee and other income	24,502	13,797
Operating expenses:
Direct	22,154	13,717
Corporate overhead	7,614	3,590
Tax provision	3,282	2,280

Net income	$5,998	$3,220

Total assets at end of period	$1,036,703	$480,052

13. Stock Based Compensation

          The Company accounts for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", under which no compensation cost has been recognized on options granted in the nine months ended September 30, 2003 and 2002. Had compensation cost for options granted been determined consistent with Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", the Company's net income would have been reduced to the following pro forma amounts:

	September 30,
	2003	2002
Net income, as reported	$5,997,713	$3,220,065
Stock-based compensation expense under the fair value method, net of tax	(324,161)	(363,066)

Pro forma net income	$5,673,552	$2,856,999

Basic earnings per share:
As reported	$0.61	$0.31
Pro forma	$0.57	$0.27
Diluted earnings per share:
As reported	$0.56	$0.31
Pro forma	$0.53	$0.27

14. Subsequent Events

          On December 12, 2003, the Board of Directors declared a two-for-one stock split. As a result of the stock split, shareholders of record on December 15, 2003 will receive, on December 31, 2003, an additional common share for each share of Company common stock held. All per-share amounts and number of common shares outstanding have been retroactively restated to reflect the stock split.

          On December 17, 2003, REIT issued in a private offering 15,000 shares of preferred stock at $1,000 per share for an aggregate of $15.0 million.

          Effective December 19, 2003, the Company amended and restated its articles of incorporation to, among other things, increase authorized common stock to 100 million shares and increase authorized preferred stock to 25 million shares.

*     *     *     *     *     *

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in his prospectus is current only as of its date.

          Through and including                          , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                    Shares

Lydian Trust Company

Common Stock

Goldman, Sachs & Co.

Sandler O'Neill & Partners, L.P.

Representatives of the Underwriters

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common stock being registered, all of which will be paid by the Registrant.

SEC registration fee		$6,068
Nasdaq listing fee		8,000
Printing, postage, mailing and EDGAR expenses		*
Legal fees and expenses		*
Blue Sky and NASD filing fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

* To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

          Article VI of Lydian's Bylaws provides as follows:

INDEMNIFICATION

          SECTION 1.    Indemnification.    Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by Section 607.0850 of the Florida Business Corporation Act, provided that the Corporation shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action, suit or proceeding seeking indemnification from the Corporation hereunder.

          SECTION 2.    Expenses.    Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt by the Corporation of a written undertaking by or on behalf of the director, officer, employee or agent to repay such amount if he or she is ultimately found not to be entitled to indemnification by the Corporation pursuant to Section 1 of this Article VI. Such undertaking shall be an unlimited general obligation of the person seeking the advance, but need not be secured and may be accepted by the Corporation without reference to financial ability to make the repayment.

          SECTION 3.    Other Rights and Remedies.    The indemnification and entitlement to advances of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. A right to indemnification hereunder may be enforced by a separate action against the Corporation, if an order for indemnification has not been entered by a court in any action, suit or proceeding in respect to which indemnification is sought.

          SECTION 4.    Insurance.    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the Corporation would have the power to indemnify that person against such liability under this Article VI.

          SECTION 5.    Coverage.    The right to indemnification herein provided for shall apply to persons who are directors, officers, employees or agents of corporations or other entities that are merged or otherwise combined with the Corporation only after the effective date of such merger or other combination and only as to their status with and activities on behalf of the Corporation after such date.

          SECTION 6.    Witness Fees.    Nothing in this Article VI shall limit the Corporation's power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

          SECTION 7.    Severability.    In the event that any of the provisions of this Article VI (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article VI shall remain enforceable to the fullest extent permitted by law.

          SECTION 8.    Modification.    The duties of the Corporation to indemnify and to advance expenses to any person provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or omission, or alleged act or omission, which took place prior to such amendment or repeal.

          Section 607.0850 (1) of the Florida Business Corporation Act ("FBCA") empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 607.0850 (2) of the FBCA empowers a Florida corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized under the law if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under Section 607.0850 (2) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2) of Section 607.0850, or in the defense of any claim, issue or matter therein, he or she must be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

          Any indemnification under subsection (1) or subsection (2) of Section 607.0850, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination, in the manner set forth in Section 607.0850(4), that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2).

          Under Section 607.0850 (6) of the FBCA, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Under this law, expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate. Section 607.0850 (8) of the FBCA provides that indemnification and advancement of expenses under Section 607.0850 generally shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person, unless otherwise provided when authorized or ratified.

          Section 607.0850 (7) of the FBCA provides that the indemnification and advancement of expenses provided for therein are not exclusive and that a corporation may make any other or further indemnification or advancement of expenses to any of its directors, officers, employees or agents, except as otherwise provided in such section.

          Section 607.0850 (12) of the FBCA empowers a Florida corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation is authorized to indemnify him against such liabilities.

Item 15.    Recent Sales of Unregistered Securities

          The following is a summary of the transactions by the Registrant during the last three years involving sales of the Registrant's securities that were not registered under the Securities Act. All share amounts and related purchase prices reflect a two-for-one split of the Registrant's common stock effective December 15, 2003.

          Pursuant to its 1999 Stock Option Plan, the Registrant granted stock options to its employees and directors to purchase an aggregate of 279,566 shares of common stock in 2000, 1,095,742 shares in 2001, 595,040 shares in 2002 and 42,600 shares in 2003. All of these options had an exercise price of $5.00 per share, with the exception of options to purchase 21,600 shares of common stock granted in the nine months ended September 30, 2003 with an exercise price of $12.50 per share. In 2001, 2002 and 2003, an aggregate of 0, 0 and 1,005,488 shares of common stock, respectively, were issued for cash upon the exercise of stock options previously granted under the stock option plan.

          In addition to options granted under its stock option plan, during the nine months ended September 30, 2003 the Registrant granted options to purchase 100,000 shares of common stock to Steven D. Lockshin with an exercise price of $5.00 per share in connection with his employment by the Registrant. A total of 60,000 of these options will vest on July 1, 2006, and the remaining 40,000 options will vest over the succeeding 24 months, at the rate of 3,333.34 shares per month.

          In December 2000, the Registrant issued 2,500,000 shares of common stock at $5 per share in a rights offering to existing stockholders who were accredited investors.

          On January 1, 2001, the Registrant acquired 100% of the outstanding capital stock of Lydian Financial Holdings Company (which was formerly known as CMS Financial Services, Inc. or "CMS"). The initial consideration was comprised of $3.25 million in cash and 600,000 shares of common stock, valued at $3.0 million. Terms of the purchase agreement also provided for additional consideration ("Earn Out") to the former stockholders of CMS based on future earnings of CMS. For the year ended December 31, 2002, CMS generated sufficient earnings for payment to the former stockholders of CMS of additional cash and 371,428 shares of common stock under the Earn Out.

          On July 11, 2002, Lydian Capital Trust I ("Trust I"), a subsidiary of the Registrant, issued $10 million of floating rate trust preferred securities, which mature on October 7, 2032. On October 29, 2002, Lydian Capital Trust II ("Trust II"), a subsidiary of the Registrant, issued $10 million of floating rate trust preferred securities, which mature on November 7, 2032. On September 30, 2003, Lydian Capital Trust III ("Trust III"), a subsidiary of the Registrant, issued $10 million of floating rate trust preferred securities, which mature on November 8, 2033.

          The proceeds from the issuance of the trust preferred securities were invested in junior subordinated debentures issued by the Registrant. The debentures, which represent the sole asset of the Trusts, carry terms identical to those of the trust preferred securities issued by the Trusts. The Registrant undertook certain guaranty obligations with respect to the trust preferred securities issued by the Trusts. In connection with the issuance of the trust preferred securities, the Registrant paid a placement agency fee of $300,000, $300,000 and $300,000 in connection with Trust I, Trust II and Trust III, respectively. These fees were paid to Sandler O'Neill & Partners, L.P. for Trust I and Trust II and to Citigroup Global Markets Inc. for Trust III.

          Except as described above, none of the transactions described in this Item 15 involve any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction, if deemed to be a sale of the security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or, in the case of the Registrant's 1999 Stock Option Plan, Rule 701 thereunder pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and acknowledge that the securities were issued in a transaction nor registered under the Securities Act, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16.    Exhibits and Financial Statement Schedules

          The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  (a)
  List of Exhibits (filed herewith unless otherwise noted)

1.0	Form of Underwriting Agreement*
3.1	First Amended and Restated Articles of Incorporation of Lydian Trust Company
3.2	Bylaws of Lydian Trust Company
4.0	Specimen of Stock Certificate of Lydian Trust Company
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality*
10.1	1999 Stock Plan
10.2	2003 Equity Incentive Plan
10.3	Form of lock-up agreement with underwriters*
21.0	Subsidiaries
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0)*
23.2	Consent of PricewaterhouseCoopers LLP
24.0	Power of Attorney (included in signature page of this Registration Statement)

*
To be filed by amendment.

          Lydian Trust Company has no instruments defining the rights of holders of its long-term debt, including indentures, where the amount of securities authorized under any such instrument exceeds 10% of the total assets of Lydian Trust Company and its subsidiaries on a consolidated basis. Lydian Trust Company hereby agrees to furnish a copy of any instrument defining the rights of holders of its long-term debt to the SEC upon request.

  (b)
  Financial Statement Schedules

          All schedules have been omitted as not applicable or not required under the rules of Regulation S-X or have been included in the audited financial statements as of and for the year ended December 31, 2002.

Item 17.    Undertakings.

          The undersigned Registrant hereby undertakes:

            (1)     to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; and

            (2)     that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

            (3)     that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on December 23, 2003.

LYDIAN TRUST COMPANY
By:	/s/ RORY A. BROWN Rory A. Brown Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Rory A. Brown his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ RORY A. BROWN Rory A. Brown	Chairman and Chief Executive Officer (principal executive officer)	December 23, 2003
/s/ WILLIAM M. DECKER William M. Decker	President and Director	December 23, 2003
/s/ STEVEN N. FAYNE Steven N. Fayne	Director	December 23, 2003
/s/ CLARK A. JOHNSON Clark A. Johnson	Director	December 23, 2003
/s/ EDWIN L. KNETZGER, III Edwin L. Knetzger, III	Director	December 23, 2003
/s/ STEVEN D. LOCKSHIN Steven D. Lockshin	Executive Vice President and Director	December 23, 2003

/s/ JAMES S. MAHAN, III James S. Mahan, III	Director	December 23, 2003
/s/ CARL STORK Carl Stork	Director	December 22, 2003
/s/ STEPHEN C. WILHOIT Stephen C. Wilhoit	Executive Vice President and Director	December 23, 2003
/s/ I. TREVOR ROZOWSKY I. Trevor Rozowsky	Executive Vice President, Chief Financial Officer and Chief Credit Officer (principal financial and accounting officer)	December 23, 2003

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ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
Financial Summary
Industry Trends
Executive Offices; Phone Number and Internet Website
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SELECTED FINANCIAL TABLES
BUSINESS
REGULATION AND SUPERVISION
MANAGEMENT
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
RESTRICTIONS ON ACQUISITION OF THE COMPANY
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants
Lydian Trust Company and Subsidiaries Consolidated Balance Sheets at December 31, 2002 and 2001
Lydian Trust Company and Subsidiaries Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000
Lydian Trust Company and Subsidiaries Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2002, 2001 and 2000
Lydian Trust Company and Subsidiaries Consolidated Statements of Shareholders' Equity for the years ended December 31, 2002, 2001 and 2000
Lydian Trust Company and Subsidiaries Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000
Notes to the Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000
Balance Sheet for Parent Company Only
Lydian Trust Company and Subsidiaries Consolidated Balance Sheets At September 30, 2003 and December 31, 2002
Lydian Trust Company and Subsidiaries Consolidated Statements of Operations For the nine months ended September 30, 2003 and 2002 (unaudited)
Lydian Trust Company and Subsidiaries Consolidated Statements of Comprehensive Income (Loss) for the nine months ended September 30, 2003 and 2002 (unaudited)
Lydian Trust Company and Subsidiaries Consolidated Statement of Shareholders' Equity for the nine months ended September 30, 2003 (unaudited)
Lydian Trust Company and Subsidiaries Consolidated Statements of Cash Flows For the nine months ended September 30, 2003 and 2002 (unaudited)
Notes to the Consolidated Financial Statements For the nine months ended September 30, 2003 and September 30, 2002 (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES